    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 1998

                                                      REGISTRATION NO. 333-65429
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   A-55, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           2869                          86-0888952
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                       5270 NEIL ROAD, RENO, NEVADA 89502
                                 (702) 826-8300
(ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT
                                  FOR SERVICE)

                              RUDOLF W. GUNNERMAN
                            CHIEF EXECUTIVE OFFICER
                                   A-55, INC.
                       5270 NEIL ROAD, RENO, NEVADA 89502
                                 (702) 826-8300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION -- DECEMBER 7, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
       , 1998

                                  [A-55 LOGO]

                                   A-55, INC.
                                      SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

THE COMPANY:

- We have developed a new range of fuel products that are both less expensive to use and environmentally "cleaner" than most other fossil fuels.

- A-55, Inc.
  5270 Neil Road
  Reno, Nevada 89502
  (702) 826-8300

PROPOSED SYMBOL & MARKET:

- AQVV/NASDAQ

THE OFFERING:

- A-55, Inc. is offering all of the shares.

- The underwriters have an option to purchase an additional           shares
  from A-55 to cover over-allotments.

- This is our initial public offering, and no public market currently exists for our shares.


- This is a firm commitment underwriting.



- We plan to use the proceeds from this offering for general corporate purposes and to repay loans from A-55's Chairman and Chief Executive Officer.


- Closing:                , 1998.

--------------------------------------------------------------------------------

                                              Per Share               Total
------------------------------------------------------------------------------
Public offering price (Estimated):          $                       $
Underwriting fees:
Proceeds to Company:

--------------------------------------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on Page 7.

--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                             [GRAPHICS TO BE ADDED]

                               TABLE OF CONTENTS


                                      PAGE
Prospectus Summary..................     3
Risk Factors........................     7
Forward-Looking Statements and
  Definitions.......................    15
Use of Proceeds.....................    16
Dividend Policy.....................    16
Capitalization......................    17
Dilution............................    18
Selected Financial Data.............    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operation......................    20



                                      PAGE
Business............................    25
Management..........................    49
Certain Transactions................    53
Principal Stockholders..............    55
Description of Capital Stock........    56
Shares Eligible for Future Sale.....    58
Underwriting........................    60
Legal Matters.......................    62
Experts.............................    62
Additional Information..............    63
Index to Financial Statements.......   F-1


                           -------------------------


     A-55 owns or has exclusive rights to use the "A-55" registered trademark, the "Powered With Water" registered service mark as well as the service mark "Tomorrow's Fuel Working Today." All other brand names and trademarks appearing in this prospectus are the properties of their respective holders.


                           -------------------------

                               PROSPECTUS SUMMARY


     This summary highlights information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the shares of common stock of A-55. You should read the entire prospectus carefully.


                                      A-55

     A-55 has developed, tested and begun to market and sell a new range of fuel products known as A-55(R) Clean Fuels that are both less expensive to use and environmentally "cleaner" than most other fossil fuels. A-55 Clean Fuels are made by blending water and almost any petroleum product, even relatively inexpensive petroleum residues and residue oils. A-55's primary product, A-55(R) Additive, is the essential ingredient in A-55 Clean Fuels that allows water and petroleum products to remain in a stable blend.

     We believe that A-55 Clean Fuels can be sold at a price that is less (when measured on the basis of dollars per unit of energy output) than the price typically paid for natural gas and almost any refined petroleum fuel product burned in generating electricity and in other large-scale combustion applications.

     A-55 and independent agencies (including the U.S. Environmental Protection Agency) have performed a variety of tests that demonstrate that A-55 Clean Fuels are effective fuels in open-flame applications, such as electricity generation boilers, as well as in combustion turbines and internal combustion engines. These tests have also shown that A-55 Clean Fuels can reduce emissions of NOx (oxides of nitrogen) and harmful particulate matter compared with many other fossil fuels.

     We believe that fuel customers in many market segments will find A-55 Clean Fuels to be attractive substitutes for many other fossil fuels based on both a comparison of their relative costs and their relative levels of NOx emissions. A-55 plans to focus its initial marketing efforts on the domestic electricity generation industry, which consumed 4.8 billion gallons of refined petroleum products and 2.7 trillion cubic feet of natural gas in 1996. A-55 has not sold commercial quantities of A-55 Additive or A-55 Clean Fuels in this market segment. However, as a result of its initial marketing efforts, A-55 has received a purchase order for the delivery of enough A-55 Additive to allow Commonwealth Edison of Illinois to burn up to 70,000 barrels (2.9 million gallons) of A-55 Clean Fuels during the start-up phase at one of its electric generating plants.

     We intend to pursue the sale of A-55 Additive through two principal distribution channels:

     - sales to electricity generators and other large fuel consumers that elect to blend A-55 Clean Fuels; and

     - sales to approved distributors such as petroleum refiners.

We believe that petroleum refiners will play an important role in the production and distribution of A-55 Clean Fuels. We also believe that petroleum refiners will be an important source of the base residues, residual oils and other refined petroleum ingredients for fuel consumers that elect to blend their own A-55 Clean Fuels.

     In 1996, the petroleum refining industry supplied approximately 4.2 billion gallons of No. 6 fuel oil to electricity generators in the United States. No. 6 fuel oil consists of petroleum residues and residual oils that are generally blended or "cut" with more refined petroleum products (typically called "cutter stock") to produce a fuel that meets or exceeds a variety of fuel specifications established by the industry. By using A-55 Additive, refiners will be able to blend these residues with water, instead of more expensive cutter stock, to produce A-55 Clean Fuels that meet the specifications for No. 6 fuel oil. We expect that the price of A-55 Clean Fuels made with these residues will be lower than that of No. 6 fuel oil, based on current and historical market fuel prices.

     Domestic electric utilities and other consumers of large quantities of coal and other fossil fuels will be required to reduce NOx and other harmful emissions under the Clean Air Act and other federal and state regulations. Faced with these requirements and increased competition from deregulation, many U.S. electric utilities are under pressure to evaluate cost-effective alternatives to generate electricity. Outside of the United States demand for electricity is projected to nearly double during the 25-year period ending 2020. Much of this demand is expected to be supplied by burning fossil fuels. We believe that A-55 Clean Fuels will allow electricity generators and other large fossil fuel consumers, both in the United States and abroad, to reduce harmful NOx emissions without investing in costly equipment to control emissions.


     We intend to produce A-55 Additive at a commercial facility near A-55's executive offices, which are located at 5270 Neil Road, Reno, Nevada 89502, where the telephone number is (702) 826-8300. In addition, we plan to build a number of production facilities at strategic regional locations that will allow A-55 to meet the demands of our customers.



     A-55, Inc. is a Delaware corporation formed in July 1997 that has not conducted any operations to date. All of the operations to date have been conducted through either A-55, L.P. a Delaware limited partnership formed in November 1992, or in its successor, a Nevada limited partnership formed in January 1994 also under the name A-55, L.P. Prior to the closing of this offering, A-55, L.P. (the Nevada limited partnership) will be merged with and into A-55, Inc., which will be the surviving entity of such merger. Throughout this prospectus, the term A-55 (without a specific reference to either A-55, Inc. or A-55, L.P.) refers to the business and operations of A-55, L.P. prior to the merger and of A-55, Inc. following the merger.

                                  THE OFFERING


Common Stock Offered..........        shares



Common Stock To Be Outstanding
  After The Offering..........        shares(1)



Use of Proceeds...............   A-55 will use the net proceeds of the offering
                                 for general corporate purposes (including working capital to support the growth of A-55's business related to production, distribution, sales and marketing activities, research and development and application engineering) and to repay approximately $21.2 million of indebtedness to A-55's principal stockholder.
                                 See "Use of Proceeds."


Listing.......................   NASDAQ National Market

Proposed Trading Symbol.......   AQVV

------------------------------
(1) Excludes           shares of common stock to be reserved for issuance under
    A-55's 1998 Stock Option Plan, none of which are currently outstanding.

                             SUMMARY FINANCIAL DATA


     You should read the following summary historical and pro forma financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and related notes of A-55 and its predecessor, a Nevada limited partnership, and the unaudited pro forma combined financial statements and related notes included in this prospectus.



                                                                                       NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                         -------------------------------------------   -----------------
                                          1993     1994    1995     1996      1997      1997      1998
                                         -------   -----   -----   -------   -------   -------   -------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
STATEMENT OF OPERATIONS DATA:
  Operating expenses:
    General and administrative........   $ 1,769   $ 465   $ 534   $   989   $ 2,082   $ 1,748   $ 2,992
    Research and development..........       291     214      20       185     1,927       836     1,075
    Sales and marketing...............         6      94       1       560       624       344       469
    Legal.............................        13      --     244       152       852       128       307
    Depreciation and amortization.....       177     110      37       261     1,362     1,035       998
                                         -------   -----   -----   -------   -------   -------   -------
         Total operating expenses.....     2,256     883     835     2,147     6,847     4,091     5,841
                                         -------   -----   -----   -------   -------   -------   -------
  Operating loss......................    (2,256)   (883)   (835)   (2,147)   (6,847)   (4,091)   (5,841)
  Other income (expense), net.........       (25)    776     (44)     (558)     (692)     (492)     (892)
                                         -------   -----   -----   -------   -------   -------   -------
  Net income (loss)...................   $(2,281)  $(107)  $(879)  $(2,705)  $(7,539)  $(4,583)  $(6,733)
                                         =======   =====   =====   =======   =======   =======   =======
  Pro forma net income (loss), as
    adjusted(1).......................                                       $(6,782)            $(5,825)
  Pro forma net income (loss) per
    share.............................
  Pro forma weighted average common
    shares outstanding(2).............



                                             DECEMBER 31,                              SEPTEMBER 30, 1998
                            -----------------------------------------------   -------------------------------------
                                                                                                         PRO FORMA
                                                                                                        AS FURTHER
                             1993      1994     1995      1996       1997      ACTUAL    PRO FORMA(3)   ADJUSTED(4)
                            -------   ------   -------   -------   --------   --------   ------------   -----------
BALANCE SHEET DATA:
  Cash....................  $ 1,085   $   77   $     6   $   796   $    784   $  1,744     $  1,744
  Working capital
    (deficit).............   (1,503)    (625)   (1,460)   (9,655)   (13,549)   (19,981)     (22,570)
         Total assets.....    2,455    1,235     1,204     5,651      4,677      5,585        5,585
  Advances from R. W.
    Gunnerman and related
    accrued interest......        0       80       151     8,523     11,387     19,027       21,173
  Total partners' capital
    (deficit)/
    stockholders' equity
    (deficit).............     (156)     518      (351)   (4,806)   (12,344)   (19,077)     (21,223)


-------------------------

(1) Pro forma net loss, as adjusted, reflects the combined historical net loss of A-55, Inc. and A-55, L.P., adjusted for the reduction in interest expense
    resulting from the application of $          million of estimated proceeds
    of the offering to repay advances from Rudolf W. Gunnerman, the Chairman and Chief Executive Officer of A-55. See "Use of Proceeds."



(2) See unaudited pro forma combined financial statements included in this prospectus.



(3) Gives effect to the reorganization of A-55, L.P. into A-55, Inc., a Delaware corporation, and to the partnership distribution to be completed in connection with that reorganization which will be financed with additional advances from Rudolf W. Gunnerman. See "Forward-Looking Statements and Definitions."



(4) Further adjusted to reflect the sale of           shares of common stock
    offered hereby and the application of the estimated net proceeds from the offering. See "Use of Proceeds."

                                  RISK FACTORS


     You should carefully consider the following factors and other information in this prospectus before deciding to invest in the common stock.



A-55 IS A DEVELOPMENT STAGE COMPANY WITH NO REVENUES


     A-55 began operations in November 1992 and has a limited operating history. A-55 has primarily focused on research and development and as a result has not had any revenues, and has had net losses from operations, since it was formed. A-55 has recently added senior officers and management level employees in the sales, production, finance and other areas. Its success will depend on management being able to address the risks encountered by development stage companies and to implement A-55's business plan. A-55 may not be successful in implementing its business plan, and if it is not its financial results will not improve. Even if it is successful in implementing its business plan, its financial position may not improve. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


A-55'S SUCCESS DEPENDS UPON BROAD MARKET ACCEPTANCE OF A-55 CLEAN FUELS


     Market acceptance of A-55 Clean Fuels has not yet been demonstrated on a large scale and is uncertain. Moreover, because A-55 Clean Fuels are new, potential customers may hesitate to rely on them before A-55 has demonstrated their long-term effectiveness in commercial usage. A-55 Clean Fuels may not achieve significant market acceptance, and even if they do, they may be rendered obsolete or inferior as a result of technological change, changing governmental regulation, changing customer needs or new product introductions. If its products are not broadly accepted by its target markets, A-55 will not be successful. See "Business--Target Markets."


CHANGING TECHNOLOGIES AND DEMANDS MAY RENDER A-55 CLEAN FUELS OBSOLETE OR UNMARKETABLE; A-55 CLEAN FUELS HAVE HAD LIMITED COMMERCIAL USE AND MAY HAVE UNDISCOVERED DEFICIENCIES


     The market for clean fuels is characterized by rapidly changing technology, evolving industry standards, frequent new products and changing consumer demands. In this type of market, existing products and services can become obsolete and unmarketable or require unanticipated investments in research and development. In order to be successful, A-55 will have to adapt to rapidly changing technologies and improve its products in response to changing customer and industry demands.

     A-55 products have not been exposed to broad, long-term commercial usage that may illuminate deficiencies that have not been identified in A-55's testing. In addition, many of the potential applications for which A-55 Clean Fuels have been tested have not been evaluated over prolonged periods to demonstrate their long-term effectiveness. A-55 is continuing to develop information on the effects of prolonged use of A-55 Clean Fuels in large boilers, combustion turbines and internal combustion engines. Deficiencies in A-55's technology may be discovered as a result of further testing and extensive commercial usage, and A-55 may not be able to cure these deficiencies. See "Business--Testing and Performance."

A-55 MUST INCREASE DEMAND FOR A-55 CLEAN FUELS


     A-55 has virtually no experience in marketing, sales and distribution. A key factor to A-55's success will be its ability to increase demand for its products by educating target customers on the benefits of A-55 Clean Fuels in comparison with more traditional fossil fuels and other alternative emissions control technologies. A-55 has received only one significant purchase order. To be successful in its commercialization efforts, A-55 believes that it will be important to enter into agreements with influential fuel users and suppliers whose acceptance of A-55 Clean Fuels will assist both in validating its commercial effectiveness and increasing the likelihood of demand for A-55 Clean Fuels by other customers. A-55 may not be successful in doing so. See "Business--Sales and Marketing."


RAPID GROWTH MAY STRAIN A-55'S RESOURCES


     Having largely been focused to date primarily on technology development and product testing, A-55 is not experienced in managing rapid growth into an integrated marketing, sales, production and distribution business. Rapid growth or expansion could place a significant strain on A-55's managerial, operating, financial and other resources. A-55's systems, management, procedures or controls may not be adequate to support its expanding operations. If A-55 cannot manage successfully the expansion of its business, its business and results of operations would be adversely affected. See "Management."


LIMITED PROTECTION OF A-55'S INTELLECTUAL PROPERTY


     The patent rights embodying a portion of A-55's technology are licensed exclusively to A-55 from the inventor, Rudolf W. Gunnennan, who is the Chairman and Chief Executive Officer of A-55. These patent rights consist of one issued U.S. patent, four pending U.S. patent applications, and several granted patents and pending patent applications in foreign countries. The current U.S. patent covers the combustion of a water and hydrocarbon blend in internal combustion engines. A pending U.S. patent application covers the use of such blends as fuels to be burned in electricity generating plants, which is the primary focus of A-55's sales and marketing efforts. As is common in the patent application process, the U.S. Patent and Trademark Office has raised certain challenges with respect to these pending applications, and A-55 cannot predict the likelihood that any of the pending applications will be approved.

     Others may have filed, or may in the future file, patent applications with claims that overlap with elements of A-55's intellectual property. Patents may be issued covering all or part of the claims of other persons that compete with A-55's technologies. It is also possible that infringement claims will be asserted against A-55 in the future that could adversely affect A-55.

     See "Business--Patents and Intellectual Property Protection."


A-55 IS DEPENDENT UPON PETROLEUM REFINERS; A-55 HAS NOT PRODUCED A-55 ADDITIVE
OR


A-55 CLEAN FUELS IN COMMERCIAL QUANTITIES


     A-55 has no experience in producing A-55 Additive or A-55 Clean Fuels in significant commercial quantities. To date, A-55 has produced A-55 Additive and A-55 Clean Fuels in limited quantities for research and development, testing and limited commercial sales, primarily for demonstration projects. Companies often encounter difficulties in scaling-up production of new products, including problems involving production yields, quality control and assurance, raw material supply and shortages of qualified personnel. A-55 may not be able to produce A-55 Additive in commercial quantities at a competitive cost. If A-55 encounters difficulties in producing sufficient quantities of A-55 Additive to meet commercial demand, its business and results of operations would be adversely affected. See "Business--Production and Distribution."

     A-55 expects that the primary producers of A-55 Clean Fuels will be petroleum refiners, due to their experience in producing petroleum fuel products, and large fuel consumers that elect to blend their own A-55 Clean Fuels. A-55 has not received any commitment from any refiners or others to produce A-55 Clean Fuels. A-55 may not be able to convince refiners that they should purchase A-55 Additive, and expend the capital necessary to permit the blending of A-55 Clean Fuels, until A-55 can demonstrate substantial demand for those fuels. At the same time, it may be difficult for A-55 to create such demand until it can demonstrate to electricity generators and other fossil fuel consumers that a stable source of supply exists for such fuels. See "Business--Target Markets" and "Business--Production and Distribution."


A-55 REQUIRES CERTAIN REGULATORY APPROVALS



     A-55's primary target market, the U.S. electricity generating industry, is regulated by federal, state and local governments. However, in recent years a number of states have adopted legislation or regulatory changes intended to promote greater competition in the generation of electricity. We cannot predict either the specific direction or pace of such "deregulatory" initiatives in any jurisdiction.



     Under many state regulatory frameworks, it is likely that a substantial number of our customers will require some form of regulatory approval in order to use A-55 Clean Fuels. To the extent these companies are delayed in receiving or fail to receive such approvals, A-55's business and results of operations will be adversely affected.


     Prior to any sale of A-55 Clean Fuels or A-55 Additive for domestic transportation applications, A-55 expects to be required to register these products, as well as the engine modifications required for the use of these products, under a number of regulatory regimes with the Environmental Protection Agency. In order to satisfy the EPA's requirements for introducing a new transportation fuel, A-55 expects that it would be required to submit extensive research and test data. A-55 Clean Fuels and Additive may also be subject to regulation by various states, including California.

     A-55 intends to apply for any certificates and/or approvals that are needed to introduce its products into markets that it believes are promising. The fuel and vehicle-emissions certification and approval process involves the development and submission to government entities of a large quantity of information. This process may take a long time and be very expensive. Delays in obtaining needed approvals could inhibit marketing of A-55's products and cause the loss of competitive opportunities. A-55 has limited experience in conducting testing and in pursuing applications necessary to gain regulatory approvals. Regulatory approval may not be obtained for A-55 products, or once obtained could be withdrawn. See "Business--Government Regulation."


TEST RESULTS DESCRIBED IN THIS PROSPECTUS MAY VARY



     A-55 test results described in this prospectus were performed using certain equipment, fuel, conditions and test protocols. All testing is subject to potentially significant variability, and A-55's test results may not be replicated with other equipment, fuel, conditions, test methods, or under official certification test conditions. Any such significant change or variability could limit A-55's ability to achieve and retain required approvals from government agencies and from customers. See "Business--Testing and Performance."


DEMAND FOR A-55 CLEAN FUELS MAY BE ADVERSELY AFFECTED BY FUEL PRICE VOLATILITY BASED UPON MARKET PRICES FOR FOSSIL FUELS


     A-55 Clean Fuels typically contain approximately 65% to 70% petroleum products by volume. A-55 anticipates demand for A-55 Clean Fuels will be affected by changes in the market prices for various fossil fuels since such changes will impact the relative cost-effectiveness of A-55 Clean Fuels. In particular, if the price for the petroleum products on which A-55 Clean Fuels are based increases relative to the price of natural gas or coal or other fuels not based on similar petroleum products, the demand for A-55's products would be adversely affected. Competitive fuel products, such as No. 6 fuel oil and natural gas, are commodities and, as such, their prices are subject to volatile changes in response to factors affecting supply and demand for such products. Such factors include seasonal weather patterns, the national and international economy, market demand, regulatory changes, the price of crude oil and other petroleum feedstocks, the capacity of regional refiners to provide adequate supplies of refined products and unexpected national and international events. Large changes in the market prices for these products could have an adverse effect on A-55's business and results of operations. See "Business--Industry Overview--Increasing Environmental Regulation."


A-55 MAY BE UNABLE TO SECURE ADEQUATE SUPPLIES OF FOSSIL FUELS


     A-55 does not currently have any arrangements with refiners, marketers or others for supplies of significant volumes of refined or unrefined petroleum products for blending of A-55 Clean Fuels. Although A-55 believes that for the foreseeable future adequate supplies of such petroleum products are available from numerous sources, to the extent that A-55 or its customers are unable to procure adequate supplies on favorable terms, A-55's business and results of operations would be adversely affected.


A-55 IS RELIANT UPON ENFORCEMENT OF EXISTING ENVIRONMENTAL AND ENERGY POLICY REGULATIONS


     A-55's success in the United States and other countries will depend in part on effective enforcement of existing environmental and energy policy regulations. Many potential consumers of A-55 Clean Fuels are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements provokes, directly or indirectly, the use of A-55 Clean Fuels. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, A-55's business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, A-55 will depend on the ability of A-55 Clean Fuels to satisfy such emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of A-55's products to comply with environmental or energy requirements.

A-55 CLEAN FUELS POTENTIAL IMPACT ON EQUIPMENT WARRANTIES AND INSURANCE


     A-55 Clean Fuels are used in mechanical applications such as boilers, combustion turbines and internal combustion engines. These are expensive machines designed to operate on precise tolerances, including specifications as to the fuel to be used in their operation. A-55 may face resistance from potential customers if its products have not been certified for use by the manufacturer. In addition, potential customers may also hesitate to use A-55's products due to concerns that the modifications necessary to permit the use of these products, or the use of the products at all, might negatively impact the manufacturer's warranty coverage on their machines. Potential customers may also be concerned about the impact on existing insurance coverage of using a novel fuel. If A-55 encounters resistance from potential customers to use A-55 Clean Fuels in their existing equipment or to modify their equipment to permit the use of these fuels, A-55's business and results of operations could be adversely affected.


REBURNING MAY NOT BECOME A WIDELY ACCEPTED METHOD FOR CONTROLLING NOX EMISSIONS


     As part of its sales and marketing efforts, A-55 intends to target owners and operators of electricity generating facilities that currently burn significant amounts of coal and are confronting regulatory requirements to reduce NOx emissions. A-55's success in penetrating this market will largely depend on these coal-fired generators adopting a reburn strategy to meet emissions specifications. Reburning is a technique that has not been widely adopted in the United States to date and may not become a widely accepted method for controlling NOx emissions. Further, even if coal-fired generators adopt reburning as an emission control method, A-55 Clean Fuels may not be used as a reburn fuel. See "Business--Target Markets--Electricity Generation Industry--Coal."


A-55 WILL FACE COMPETITION FROM FOSSIL FUEL COMPANIES AND ALTERNATIVE FUEL PRODUCERS


     The combustible fuels market is intensely competitive. Large natural gas, coal and oil companies have substantial resources and well established modes of production, distribution and sales of their products. These companies are also known to have significant political influence to help in the advancement of their causes in local, state and national governments. To the extent that these companies regard A-55 as a competitor, they are likely to use these resources to compete vigorously with A-55. These competitive activities might include efforts to develop more effective emissions control technologies, to impede the recognition of A-55 Clean Fuels as an accepted fuel or to establish competing products.

     A-55 also will face competition from producers of alternative fuels, potentially including water and petroleum blends similar to those developed by A-55, and from manufacturers of emissions control technologies. Many of these producers may have significantly greater financial, political and other resources than A-55. Considerable governmental and private efforts have been devoted to promoting commercialization of alternative energy resources, such as natural gas or other fuels and NOx emissions control technologies. Certain of these products and technologies have been promoted not only by their direct and indirect producers but also by legislators and other government officials and environmental groups. A-55's success may depend in part on its ability to convince some of these third parties that its products offer a more effective alternative to the use of traditional fuels than do competing alternative fuels and technologies. A-55 may not be successful in this regard. Furthermore, A-55's competitors may devote substantial financial resources to market existing competitive products, develop new competitive products or otherwise compete with A-55's products, and such efforts could adversely affect A-55's business and results of operations. See "Business--Competition."


A-55 COULD POTENTIALLY INCUR COSTS AND LIABILITY ASSOCIATED WITH ENVIRONMENTAL MATTERS


     A-55 must conduct its operations in accordance with a variety of federal, state and local laws and regulations governing the release or discharge of pollutants into the air and the water (including ground water), product specifications, and the generation, handling, treatment, storage, transportation and disposal of solid and hazardous waste and materials with hazardous or toxic constituents. Consequently, A-55 faces exposure from claims and lawsuits involving environmental matters, including soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances produced, handled, transported, used, released or disposed of by it. As its business grows, A-55 will have to develop and implement more extensive procedures for the proper handling, storage, and transportation of finished products and materials used in the production process and for the disposal of waste products. In addition, state or local requirements may also restrict A-55's production and distribution operations. A-55 could incur significant costs to comply with the laws and regulations described above as production and distribution activity increases. See "Business--Government Regulation."


R. W. GUNNERMAN WILL RETAIN CONTROL OF A-55



     Upon completion of the offering, Rudolf W. Gunnerman will hold
approximately      % of the outstanding common stock of A-55, Inc. (     % if
the Underwriters' over-allotment option is exercised in full). Accordingly, Mr. Gunnerman will continue to hold sufficient voting power to enable him to elect all of the directors and to control the outcome of all issues submitted to a vote of the stockholders. In addition, all of the officers and directors of A-55, Inc. as a group will hold or will be regarded as beneficially owning
approximately      % of the outstanding common stock (     % if the
Underwriters' over-allotment option is exercised in full). This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of A-55, including transactions in which the holders of common stock might receive a premium for their shares over prevailing market prices. See "Principal Stockholders."



POSSIBLE STOCK PRICE VOLATILITY



     There has not been a public market for the common stock. A-55 is applying to list the common stock for trading on the Nasdaq National Market. A-55 does not know the extent to which investor interest in it will lead to the development of a trading market or how liquid that market might be. The initial public offering price for the common stock will be determined through negotiations between the Underwriters and A-55. Investors may not be able to resell their shares at or above the initial public offering price. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the common stock. Many factors, including future announcements concerning A-55 or its competitors, variations in fossil fuel prices, variations in operating results, announcements of technological innovations, amendment, adoption or repeal of governmental regulations, introduction of new products or changes in product pricing policies by A-55 or its competitors, and changes in earnings estimates by securities analysts, could cause the market price of the common stock to fluctuate substantially. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of the common stock.



A-55'S SUCCESS IN FOREIGN MARKETS DEPENDS UPON ITS LICENSEES AND STRATEGIC PARTNERS


     A-55 expects to market and distribute A-55 Clean Fuels outside the United States through licenses or other strategic relationships. The benefit A-55 receives from these relationships will depend on the abilities of local companies to raise capital, initiate operations and achieve market acceptance of A-55's products. This may include the effectiveness of these companies in persuading the applicable local government to grant necessary regulatory approvals for the use of A-55 Clean Fuels. A-55's success in a particular foreign market will also depend on the local company's successful operation of an integrated business dedicated to the sale of A-55's products. A-55's existing licensees are required to secure financing to fund their required initial payments to A-55 and to develop their businesses. Two of the licensees have failed to make, collectively, $12.0 million in payments due to A-55. Over time, a limited number of international relationships may account for a substantial portion of A-55's revenues, and A-55's operating results would be significantly affected by events that affect such relationships and the results of operations of foreign licensees. Under such circumstances, the loss, or significant reduction in sales volume by, one or more of the local companies could have an adverse effect on A-55's business and results of operations. See "Business--Sales and Marketing--International Markets."


A-55'S CERTIFICATE OF INCORPORATION CONTAINS CERTAIN ANTI-TAKEOVER PROVISIONS



     Certain provisions of A-55's certificate of incorporation could make it more difficult for a third party to acquire control of A-55 without the consent of the A-55 board of directors, even if such change in control were favored by the stockholders. The certificate of incorporation also allows A-55 to issue preferred stock without stockholder approval. Such issuance could make it more difficult for a third party to acquire A-55. See "Description of Capital Stock."



THE MARKET PRICE OF THE COMMON STOCK MAY BE AFFECTED BY SHARES WHICH ARE ELIGIBLE FOR FUTURE SALE



     The market price of the common stock could drop as a result of sales of a large number of shares of common stock in the market after the offering, or the perception that such sales could occur. These factors also could make it more difficult for A-55 to raise funds through future offerings of common stock.



     There will be           shares of common stock outstanding immediately
after the offering. Of these shares, the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of A-55, as
defined in Rule 144 under the Securities Act. The remaining           shares of
common stock outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act.

     In connection with the offering, A-55, Inc., its executive officers and directors and certain of its stockholders have agreed that, with certain exceptions, they will not sell any shares of common stock without the consent of Donaldson, Lufkin & Jenrette Securities Corporation for 180 days after the date of this prospectus. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

                   FORWARD-LOOKING STATEMENTS AND DEFINITIONS


     This prospectus contains certain statements that are "forward-looking" statements. All statements other than statements of historical facts included in this prospectus, including without limitation statements that use terminology such as "estimate," "expect," "intend," "anticipate," "believe," "may," "will," "continue" and similar expressions, are forward-looking statements. These forward-looking statements include, among other things, the discussions of A-55's business strategy and expectations concerning A-55's market position, future sales, profitability, liquidity and capital resources, attempts to reduce costs, the costs of its products and A-55 Clean Fuels relative to competing products and technologies, and ability to protect its patents and trade secrets. Although A-55 believes that the assumptions upon which the forward-looking statements contained in this prospectus are based are reasonable, any of the assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. All phases of the operations of A-55 involve risks and uncertainties, many of which are outside the control of A-55 and any one of which, or a combination of which, could materially affect the results of A-55's operations and whether the forward-looking statements ultimately prove to be correct. Important factors that could cause actual results to differ materially from A-55's expectations include, but are not limited to those that are discussed in this prospectus, including those set forth in "Risk Factors."



     In January 1994, the Delaware limited partnership by the name A-55, L.P. was reorganized as a Nevada limited partnership by the same name (the "Predecessor"). Prior to the closing of the offering, A-55, L.P., a Nevada limited partnership, will be merged with and into A-55, Inc., which will continue as the surviving entity of such merger (the "Reorganization"). As a result of the Reorganization, the partners of A-55, L.P. will become the sole stockholders of A-55, Inc. with the same proportionate ownership interests in A-55, Inc. as they owned in A-55, L.P. immediately prior to the Reorganization.

                                USE OF PROCEEDS


     The net proceeds to A-55 from the sale of the                      shares
of common stock offered hereby are estimated to be approximately $
($          if the Underwriters' over-allotment option is exercised in full),
assuming an initial public offering price of $     per share (which is the
midpoint of the estimated range of the initial public offering price) and after deducting estimated underwriting discounts and commissions and offering expenses.



     A-55 intends to use the net proceeds of the offering for general corporate purposes, including working capital to support the growth of A-55's business relating to production, distribution, sales and marketing, research and development, application engineering, and for the promotion and development of both its initial target markets and longer term market opportunities in the international and transportation sectors. A-55 has not yet determined the amount of funds that will be required for each such application, as these requirements will depend upon the extent to which A-55 elects to purchase or lease future facilities and equipment, its ability to identify and attract personnel in sales and marketing and other designated areas, the rate of growth, if any, of future sales and the terms of such sales. A-55 will utilize a portion of the net proceeds to continue to aggressively protect its intellectual property rights relating to the A-55 Technology.



     Approximately $21.2 million will be used to repay the indebtedness of A-55 to Rudolf W. Gunnerman, who is the Chairman and Chief Executive Officer of A-55 ("R. W. Gunnerman"). A-55's indebtedness under certain notes payable to R. W. Gunnerman was approximately $19.1 million as of October 5, 1998 and bears effective interest rates at the prime rate as charged from time to time, and is currently 8.5% per annum, and would otherwise be payable at dates ranging from on demand to February, 1999. Of the total amount of indebtedness outstanding at October 5, 1998, approximately $8.6 million has been incurred within the last year. The funds were used to fund product and market development and other operating expenses. A-55 expects to incur additional indebtedness to R. W. Gunnerman of $2.1 million to finance partnership distributions in connection with the Reorganization on similar terms. See "Certain Transactions."


     Pending the foregoing uses, the proceeds will be invested in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY


     A-55 currently intends to retain future earnings for the development of its business and does not anticipate paying cash dividends in the foreseeable future. A-55's future dividend policy will be determined by its board of directors on the basis of various factors, including A-55's results of operations, financial condition, capital requirements and investment opportunities.

                                 CAPITALIZATION


     The following table sets forth the capitalization as of September 30, 1998 on (i) a historical basis for A-55, L.P., (ii) a pro forma basis to give effect to the Reorganization and (iii) a pro forma as further adjusted basis to give effect to the sale by A-55, Inc. of shares of common stock in the offering and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," the financial statements and notes thereto of A-55, Inc. and A-55, L.P., and the unaudited pro forma combined financial statements and related notes included in this prospectus.



                                                   SEPTEMBER 30, 1998
                                      --------------------------------------------
                                                                        PRO FORMA
                                                                        AS FURTHER
                                         ACTUAL         PRO FORMA        ADJUSTED
                                      ------------     ------------     ----------
Cash................................  $  1,743,500     $  1,743,500      $
                                      ============     ============      ========
Advances from R. W. Gunnerman and
  related accrued interest due at
  dates ranging from on demand to
  February, 1999....................  $ 19,027,300     $ 21,172,600(1)
Partners' (deficit)/shareholders'
  equity (deficit):
  Partners' (deficit)...............   (19,077,400)              --
  Preferred stock, $0.001 par
     value..........................            --               --
  Common stock, $0.001 par value....                             --
  Paid in capital...................            --      (21,222,700)(1)
  Retained earnings.................            --
                                      ------------     ------------      --------
          Total partners'
             (deficit)/shareholders'
             equity (deficit).......   (19,077,400)     (21,222,700)
                                      ------------     ------------      --------
Total capitalization................  $    (50,100)    $    (50,100)
                                      ============     ============      ========


-------------------------
(1) Gives effect to advances of $2,145,300 from R. W. Gunnerman to pay partner distributions in connection with the Reorganization.

                                    DILUTION


     The net tangible book value (deficit) of A-55, Inc. as of September 30, 1998, after giving effect to the Reorganization, was approximately
$(21,222,700), or $(     ) per share. Net tangible book value (deficit) per
share represents the amount of total tangible net assets of A-55, Inc. reduced by the amount of its total liabilities and divided by the total number of shares of common stock outstanding. After giving effect to the sale of the shares of common stock offered hereby at an assumed initial
public offering price of $     per share, after deducting estimated underwriting
discounts and commissions and offering expenses, pro forma net tangible book value of A-55, Inc. at September 30, 1998 would have been approximately
$          , or $     per share. This represents an immediate increase in net
tangible book value of $     per share to existing stockholders and an immediate
dilution of $     per share to new investors. The following table illustrates this per share dilution.



Assumed initial public offering price per share......            $
                                                                 ------
  Net tangible book value per share before
     offering........................................  $   --
  Increase attributable to new investors.............      --
                                                       ------
Pro forma net tangible book value per share after
  offering...........................................
                                                                 ------
Dilution per share of new investors..................            $
                                                                 ======



     The following table summarizes, on a pro forma basis after the offering as of September 30, 1998, the differences between the existing stockholders and the new investors with respect to the number of shares of common stock purchased from A-55, Inc., the total consideration paid to A-55, Inc. and the average price per share paid:


                                      SHARES PURCHASED   TOTAL CONSIDERATION     AVERAGE
                                      ----------------   --------------------   PRICE PER
                                      NUMBER   PERCENT    AMOUNT     PERCENT      SHARE
Existing stockholders...............     --        --%   $     --        --%     $   --
New Investors.......................     --        --          --        --          --
                                      -----     -----    --------     -----      ------
          Total.....................     --        --%   $     --        --%     $   --
                                      =====     =====    ========     =====      ======

                            SELECTED FINANCIAL DATA



     The following selected financial data for the years ended December 31, 1995, 1996 and 1997 and as of December 31, 1996 and 1997 have been derived from the financial statements of A-55, L.P., which have been audited by PricewaterhouseCoopers LLP, independent accountants, included in this prospectus. The selected financial data for the years ended December 31, 1993 and 1994 and as of December 31, 1993, 1994 and 1995 have been derived from the financial statements of A-55, L.P., which have been audited but are not contained herein. The financial data set forth below as it relates to the balance sheet at September 30, 1998 and the related statements of operations for the nine months ended September 30, 1997 and 1998 are derived from the unaudited financial statements of A-55, L.P. Such unaudited financial statements, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all significant adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of interim periods are not necessarily indicative of the results of operations for the entire year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and related notes of A-55, L.P., and the unaudited pro forma combined financial statements and related notes included in this prospectus.



                                                                                                            NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                              SEPTEMBER 30,
                                    -----------------------------------------------------------------   -------------------------
                                       1993          1994         1995         1996          1997          1997          1998
                                    -----------   -----------   ---------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
  Expenses:
    General and administrative....  $ 1,769,400   $   465,000   $ 534,400   $   989,000   $ 2,081,500   $ 1,747,700   $ 2,991,600
    Research and development......      291,300       214,300      19,600       184,900     1,927,200       835,800     1,075,000
    Sales and marketing...........        6,000        94,200         500       559,500       623,800       344,700       469,400
    Legal.........................       12,600            --     243,600       152,300       852,400       128,300       306,700
    Depreciation and
      amortization................      176,800       109,700      36,600       261,000     1,361,600     1,034,500       998,500
                                    -----------   -----------   ---------   -----------   -----------   -----------   -----------
                                      2,256,100       883,200     834,700     2,146,700     6,846,500     4,091,000     5,841,200
  Other income (expense):
    Joint venture activities......           --       780,600     (27,400)     (383,000)           --            --            --
    Interest and other income.....        4,300        11,000       2,100       235,000        65,000        58,700        16,200
    Interest expense..............       (2,100)       (9,400)     (9,800)       (7,300)       (1,800)       (1,800)       (3,200)
    Interest expense to related
      parties.....................      (26,700)       (6,000)     (9,000)     (402,800)     (755,200)     (548,400)     (904,800)
                                    -----------   -----------   ---------   -----------   -----------   -----------   -----------
Net income (loss).................  $(2,280,600)  $  (107,000)  $(878,800)  $(2,704,800)  $(7,538,500)  $(4,582,500)  $(6,733,000)
                                    ===========   ===========   =========   ===========   ===========   ===========   ===========
Pro forma net income (loss), as
  adjusted(1).....................                                                        $(6,781,500)                $(5,825,000)
Pro forma net income (loss) per
  share...........................
Pro forma weighted average common
  shares outstanding(2)...........


                                                         DECEMBER 31,
                              -------------------------------------------------------------------

                                 1993          1994         1995          1996           1997
                              -----------   ----------   -----------   -----------   ------------
BALANCE SHEET DATA:
  Cash......................  $ 1,085,300   $   77,000   $     5,700   $   795,500   $    783,800
  Working capital
    (deficit)...............   (1,503,300)    (624,800)   (1,459,800)   (9,655,100)   (13,548,600)
  Total assets..............    2,454,700    1,234,500     1,203,800     5,651,300      4,676,600
  Advances from
    R. W. Gunnerman and
    related accrued
    interest................            0       79,700       151,400     8,522,500     11,386,600
  Total partners' capital
    (deficit)/
    stockholders' equity
    (deficit)...............     (156,000)     517,900      (351,100)   (4,805,900)   (12,344,400)

                                         SEPTEMBER 30, 1998
                              -----------------------------------------
                                                             PRO FORMA
                                                            AS FURTHER
                                 ACTUAL      PRO FORMA(3)   ADJUSTED(4)
                              ------------   ------------   -----------
BALANCE SHEET DATA:
  Cash......................  $ $1,743,500   $  1,743,500
  Working capital
    (deficit)...............   (19,981,100)   (22,569,700)
  Total assets..............     5,585,200      5,585,200
  Advances from
    R. W. Gunnerman and
    related accrued
    interest................    19,027,300     21,172,600
  Total partners' capital
    (deficit)/
    stockholders' equity
    (deficit)...............   (19,077,400)   (21,222,700)


-------------------------

(1) Pro forma net loss, as adjusted, reflects the combined historical net loss of A-55, Inc. and A-55, L.P., adjusted for the reduction in interest expense
    resulting from the application of $    million of estimated proceeds of the
    offering to repay advances from R. W. Gunnerman. See "Use of Proceeds".



(2) See unaudited pro forma combined financial statements included in this prospectus.



(3) Gives effect to the Reorganization and partnership distributions to be completed in connection with the Reorganization which will be financed with additional advances from R. W. Gunnerman.



(4) Further adjusted to reflect the sale of            shares of common stock
    offered hereby and the application of the estimated net proceeds from the offering. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                  FINANCIAL CONDITION AND RESULTS OF OPERATION



     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the financial statements and the respective notes thereto included elsewhere in this prospectus. Except for the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of A-55's plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. A-55's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.



OVERVIEW



     A-55 is a development stage company and to date has focused its efforts primarily on the development of A-55 Clean Fuels and A-55's current proprietary knowledge base (the "A-55 Technology"). A-55 Technology includes both the formulae and methods for production of A-55 Additive, and the related technology and know-how necessary to blend and use A-55 Clean Fuels in specific combustion applications. If A-55 is successful in implementing its business strategy, A-55 expects to complete its development stage by early 1999.



     In July 1994, A-55 formed Advanced Fuels, L.L.C. ("Advanced Fuels") with Caterpillar, Inc. ("Caterpillar") owning a 51% equity interest and A-55 owning the remaining 49%. The joint venture was formed to pursue commercial exploitation of the A-55 Technology in internal combustion engines. Under the joint venture agreement, A-55 received consulting fee revenue for services rendered to the joint venture. These consulting fees have been netted against A-55's share of joint venture losses. In October 1996, A-55 acquired Caterpillar's 51% interest in Advanced Fuels and the joint venture was dissolved.



RESULTS OF OPERATIONS



     NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED


     SEPTEMBER 30, 1997



     General and Administrative. General and administrative expenses increased $1,243,900, or 71%, to $2,991,600 for the nine months ended September 30, 1998, from $1,747,700 in the comparable time period in 1997, primarily due to the addition of new employees. A-55's general and administrative payroll for the nine months ended September 30, 1998 increased $756,200, or 90%, from the commensurate period in 1997. In the summer of 1997, A-55 began expanding its management personnel. The remaining balance of the increase between periods of $487,700 represents various supporting activities, including a $306,700 increase in rent for A-55's corporate headquarters. A-55 began its occupation of the corporate headquarters in May 1997. See "Certain Transactions". A-55 expects that general and administrative expenses will continue to increase as A-55 hires more personnel to support it's growth. Additional personnel will be required in a variety of departments including, finance, human resources, business development and legal. In addition, A-55 expects to experience additional expenses associated with becoming a public company.

     Research and Development. Research and development expenses increased $239,200, or 29%, to $1,075,000 for the nine months ended September 30, 1998, from $835,800 in the comparable time period in 1997. The increase is due to an expansion of A-55's combustion engineering department and development of testing protocols and testing equipment. A-55 expects that research and development costs will continue to increase in the future periods as A-55 continues to expand its research and development and application engineering capabilities. Increases will include among other things additional personnel, test programs, testing equipment and consulting and laboratory services.



     Sales and Marketing. Sales and marketing expenses increased $124,700, or 36%, to $469,400 for the nine months ended September 30, 1998 from $344,700 in the comparable time period in 1997, primarily due to an increase in A-55's sales and marketing staff. A-55 expects that sales and marketing expenses will increase substantially in future periods as it expands its sales and marketing staff and associated activities. See "Business-Sales and Marketing."



     Legal. Legal expenses incurred during the nine month periods ended September 30, 1998 and 1997 consisted of costs related to general corporate and litigation matters.



     Depreciation and Amortization. Depreciation and amortization expense for the nine months ended September 30, 1998 consisted of amortization expense totaling approximately $889,900 related to intellectual property obtained in the acquisition of Advanced Fuels in October 1996 and depreciation expense totaling $108,600. Depreciation and amortization expense for the nine months ended September 30, 1997 consisted of amortization expense totaling $889,900 related to the intellectual property associated with Advanced Fuels and depreciation expense totaling $144,600. Depreciation expense for the nine months ended September 30, 1998 decreased $36,000 compared with the comparable period in 1997 because certain items became fully depreciated in 1997.



     Net loss. The net loss for the nine months ended September 30, 1998 totaled ($6,733,000) compared to a net loss of ($4,582,500) for the nine months ended September 30, 1997. The increase in net loss was due primarily to the factors discussed previously as they impacted the results for the nine months ended September 30, 1998.



     FISCAL YEAR 1997 COMPARED TO FISCAL YEARS 1996 AND 1995



     General and Administrative. General and administrative expenses increased $1,092,500 or 111% to $2,081,500 in 1997, from $989,000 in 1996. These expenses increased $454,600 in 1996, or approximately 85% from $534,400 in 1995. The increases in 1997 and 1996 were primarily due to the continued growth of A-55 to support the ongoing development and commercialization of the A-55 Technology. The increases of general and administrative expenses in 1997 compared to 1996, and 1996 compared to 1995 were also due to A-55's acquisition of Advanced Fuels in October 1996.



     Research and Development. A-55's research and development expenses in 1997 increased $1,742,300 from $184,900 in 1996, which primarily represented incremental costs incurred subsequent to the dissolution of the Advanced Fuels joint venture in 1996. During 1995 and through October 1996, the level of research and development activities performed directly by A-55 was insignificant. Research and development, specifically product testing, was the primary operating activity of Advanced Fuels from its inception in July 1994 through its acquisition and dissolution in October 1996.

     Sales and Marketing. Sales and marketing expenses in 1997 increased approximately $64,300, or 11%, to $623,800, from $559,500 in 1996, due to the hiring of additional sales and marketing personnel in 1997 and increased marketing activities. A-55 first commenced sales and marketing activities in 1996, and consequently these expenses were insignificant in 1995.



     Legal. Legal expenses in 1997 were approximately $700,100 higher than the $152,300 incurred during 1996 primarily as a result of A-55 increasing its legal reserve by $800,000. Legal expenses in 1996 decreased $91,300, or 37%, to $152,300 primarily due to A-55 establishing a $200,000 legal reserve relating to a lawsuit filed against it in 1995. See "Business -- Legal Proceedings".



     Depreciation and Amortization. Depreciation and amortization expense in 1997 of $1,361,600 represented amortization expense totaling $1,186,600 related to intellectual property obtained in the acquisition of Advanced Fuels in October 1996 and depreciation expense totaling $175,000. Depreciation and amortization in 1996 of $261,000 represented amortization expense totaling $197,800 related to intellectual property obtained in the acquisition of Advanced Fuels in October 1996 and depreciation expense totaling $63,200. There was no amortization expense during 1995. The increase in depreciation expense in 1996 and subsequent increase in 1997 was due to the acquisition of equipment necessary to the development of A-55 and its technology.



     Joint Venture Activities. Joint venture activities for 1996 consisted of A-55's equity share of net losses in Advanced Fuels totaling $1,133,000, partially offset by consulting fees A-55 received from Advanced Fuels totaling $750,000. In 1995, A-55's equity share of joint venture net losses of $1,027,400 was offset by consulting fees totaling $1,000,000. There were no joint venture activities for 1997.



     Net loss. The net loss in 1997 increased $4,833,700 from $2,704,800 in 1996 primarily due to the increased business activities as mentioned above to support A-55 subsequent to the dissolution of Advanced Fuels. The net loss in 1996 increased $1,826,000 from $878,800 in 1995 primarily due to A-55's portion of the loss generated by Advanced Fuels prior to dissolution, the operating expenses incurred by A-55 subsequent to the acquisition and dissolution of Advanced Fuels as well as increased activities to support the continued growth of A-55.



LIQUIDITY AND CAPITAL RESOURCES



     A-55 has incurred losses in each fiscal year since its inception in November 1992, and at September 30, 1998 had an accumulated deficit of approximately $20,486,100. During the period from November 1992 through July 1994, A-55 financed its operations and product and market development primarily from partnership contributions and debt. From July 1994 through September 30, 1998, A-55 funded its operations and product and market development primarily through cash advances from R.W. Gunnerman of approximately $17 million and participation in the Advanced Fuels joint venture of approximately $2.4 million, net of contributions, and cash received from international technology license agreements of approximately $2.4 million.



     A-55 used $6,087,900 cash to fund operations for the nine months ended September 30, 1998, which primarily relates to the net loss recognized by A-55 for such period offset by depreciation and amortization and accrued interest. Cash used to fund operations for 1997 was $1,965,000 while cash generated by operations for 1996 and 1995 was $457,400 and $322,100, respectively. Cash used from operations for fiscal 1997 represents primarily A-55's net loss offset by the deferred revenue associated with international technology license agreements and depreciation and amortization. Cash generated from operations for 1996 and 1995 represents primarily Advanced Fuels joint venture activity, partially offset by A-55's net losses each fiscal year.



     A-55's cash used from investing activities of approximately $700,000 for the nine months ended September 30, 1998 consists of expenditures for fixed assets. The investing activities for 1997, 1996 and 1995 were approximately $156,000, $5,756,000, and $493,000, respectively. The investing activity for 1997 represents primarily fixed asset expenditures. The investing activity for 1996 represents the purchase of the outstanding interest of Advanced Fuels for approximately $5,668,000 as well as approximately $88,000 of fixed asset expenditures. The investing activity for 1995 represents cash contributions of $490,000 to Advance Fuels and approximately $3,000 of fixed asset expenditures.



     A-55's financing activities for the nine months ended September 30, 1998 of approximately $7,746,000 consist of net borrowings of approximately $6,736,000 from R. W. Gunnerman and approximately $1,000,000 from third parties. The net cash provided by financing activities for 1997, 1996, 1995 consisted of approximately $2,109,000, $6,089,000 and $99,000, respectively. The net cash provided by financing activities for 1997 represents advances from R. W. Gunnerman. The net cash provided by financing activities for 1996 represents net advances of approximately $7,839,000 from R.W. Gunnerman and approximately $1,750,000 of partner distributions. The net cash provided by financing activities for 1995 represents insignificant advances from R.W. Gunnerman.



     The net proceeds from the offering are estimated to be $          ,
assuming the Underwriter's over-allotment option is not exercised. A-55's future capital requirements will depend upon numerous factors, including the rate of market acceptance of A-55's products, and the terms of future sales. A-55's cash needs will also be affected by whether it elects to purchase or lease the facilities and equipment that are expected to be required to support its growth. A-55 anticipates that the net proceeds of the offering together with existing capital resources and cash generated from operations, if any, would be sufficient to meet A-55's cash requirements for the next 12 months at its anticipated level of operations. However, A-55 may seek additional financing during the next 12 months. There can be no assurance that any additional financing will be available to A-55 on acceptable terms, or at all, when required by A-55.



YEAR 2000 COMPLIANCE



     Currently, many hardware and software systems represent year data with two instead of four digits (e.g. "01" instead of "2001"). This may cause such hardware and software systems to produce erroneous results and/or to malfunction when processing dates after December 31, 1999. As a result, many companies' software and hardware systems may need to be upgraded or replaced in order to correctly process dates after December 31, 1999 (that is, so as to be "Year 2000 compliant"). A-55 is evaluating the Year 2000 compliance issue as it relates to A-55's internal information technology systems and non-information technology systems (e.g., equipment with embedded technology) which are not extensive given the limited nature of A-55's operations to date. A-55 believes that its existing information technology systems are Year 2000 compliant. A-55 is currently assessing the Year 2000 compliance of its non-information technology systems. Until such testing is complete and such vendors and providers are contacted, A-55 will not be able to completely evaluate whether its non-information technology systems will need to be revised or replaced. A-55 has been informed by many of its primary vendors for the ingredients of A-55 Additive that they are currently Year 2000 compliant. As A-55's operations grow, its exposure to Year 2000 compliance issues relating to its information technology systems as well as to its suppliers and customers will become increasingly important. To minimize its exposure, A-55 intends to purchase information technology systems that are Year 2000 compliant and obtain assurances from any new suppliers and customers that they are Year 2000 compliant.



     To date A-55 has not incurred any direct costs in connection with identifying or evaluating Year 2000 compliance issues, as it has utilized only internal staff resources and has not hired contractors to assist it in this endeavor. A-55 does not anticipate that the future cost of Year 2000 compliance will be material. However, if higher than anticipated, such costs could have a material adverse effect on A-55's business, results of operations and financial condition.



     A-55 is not currently aware of any Year 2000 compliance problems that would have a material adverse effect on A-55's business, results of operations and financial condition without taking into account A-55's efforts to avoid or fix such problems. There can be no assurance that A-55's future vendors, suppliers or customers in fact will be Year 2000 compliant even if they provide A-55 with assurances of such compliance.



     A-55 is engaged in an ongoing Year 2000 compliance assessment and has not yet finalized any formal contingency plans. A-55 expects to finalize its contingency plans during mid-1999.

                                    BUSINESS


     In addition to the historical information contained herein, this prospectus contains forward-looking statements which involve risks and uncertainties. A-55's actual results may differ significantly from those discussed herein. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this prospectus.


OVERVIEW


     A-55 has developed, tested and begun to commercialize proprietary petroleum-based fuel products known as "A-55 Clean Fuels" that are both less expensive to use and environmentally "cleaner" than many fossil fuels used today. A-55 Clean Fuels are produced using A-55's principal product, A-55 Additive, a proprietary formulation allowing for the stable blend of water and almost any petroleum product, including relatively inexpensive "bottom of the barrel" tar-like residues and residual oils that result from the process of refining crude oil ("Residues"). A-55 believes that A-55 Clean Fuels can be produced at a cost that is less, when compared on an energy equivalent basis, than that of natural gas or almost any refined petroleum fuel product that is consumed in large volumes to generate electricity as well as in many other combustion applications.



     Combustion tests of A-55 Clean Fuels by A-55, as well as by independent agencies such as the EPA, demonstrate that A-55 Clean Fuels significantly reduce emissions of NOx and harmful particulate matter, while maintaining a high energy output by efficiently burning the carbon content of the fuel's petroleum base. The tests also demonstrate that A-55 Clean Fuels are effective substitutes for fossil fuels in a wide variety of applications including open-flame combustion, such as electricity generation boilers, combustion turbines and internal combustion engines. In addition, A-55 Clean Fuels have superior handling and safety characteristics compared to those of other fossil fuels, including natural gas.



     A-55 believes that, due to their relative cost and emissions benefits, A-55 Clean Fuels will have broad application in a number of market segments. For its initial commercialization of A-55 Clean Fuels, A-55 has targeted the domestic electricity generation market, one of the largest users of fossil fuels, which consumed 4.8 billion gallons of refined petroleum products and 2.7 trillion cubic feet of natural gas in 1996. With deregulation of the electric utility industry occurring at a rapid pace, utilities and independent power producers are searching for ways to become more cost competitive. Because fuel represents the largest variable operating expense of fossil fuel fired electricity generating units, A-55 expects A-55 Clean Fuels to be well received by this market. A-55 has received an initial purchase order that will require the delivery of sufficient A-55 Additive to produce up to 70,000 barrels (2.9 million gallons) of A-55 Clean Fuels for Commonwealth Edison, an electric utility with 1997 annual revenues of $7.1 billion. Such fuel is to be consumed during the start-up phase of Commonwealth Edison's usage of A-55 Clean Fuels at one of the five boilers located at its 2,600 megawatts ("MW") Collins Plant located near Chicago.



     A-55 intends to pursue the sale of A-55 Additive through two principal distribution channels: direct sales to electricity generators and other large fuel consumers that elect to blend A-55 Clean Fuels, and A-55 approved distributors, such as petroleum refiners. A-55 believes that petroleum refiners will play an important role in the production and distribution of A-55 Clean Fuels. In addition, A-55 believes that petroleum refiners will also be an important source of the base Residue and other refined petroleum products for fuel consumers that elect to blend their own A-55 Clean Fuels.



     In 1996, the petroleum refining industry supplied approximately 4.2 billion gallons of No. 6 fuel oil to electricity generators in the United States. No. 6 fuel oil consists of Residues that are generally blended or "cut" with more refined petroleum products (typically called "cutter stock") to produce a fuel that satisfies handling and usage specifications. By using A-55 Additive, refiners will be able to blend Residues with water, instead of more expensive cutter stock, to produce A-55 Clean Fuels that meet the specifications for No. 6 fuel oil. A-55 expects the cost of A-55 Clean Fuels based on Residues ("Residue-Based A-55 Clean Fuels") to consumers will be lower on an energy equivalent basis than No. 6 fuel oil, based on current and historical market prices of No. 6 fuel oil.



     A-55 expects that the demand for A-55 Clean Fuels will be further enhanced by the increasingly stringent restrictions on NOx and other harmful emissions, such as those mandated by the federal Clean Air Act. Faced with these restrictions and the prospect of increased competition from deregulation, U.S. electric utilities that burn large quantities of coal and other "dirty" fossil fuels are under considerable pressure to evaluate cost-effective alternatives to generate electricity. A-55 believes that electricity generators will likely respond to such pressure by, among other things, burning "cleaner" fuels or investing in expensive new emissions control technology. Internationally, demand for electricity is expected to nearly double during the 25-year period ending 2020, much of which is expected to be met by the combustion of fossil fuels. Because air pollution already represents a major health hazard in a large number of urban areas, many foreign governments are imposing or are expected to impose regulatory programs to promote the development of more environmentally responsible means of generating electricity. A-55 believes that A-55 Clean Fuels will allow electricity generators and other large fossil fuel consumers, both in the U.S. and abroad, to reduce harmful NOx emissions without investing in costly emissions control technologies.



     A-55 intends to produce A-55 Additive at a commercial facility being completed near its headquarters in Reno, Nevada. Additionally, A-55 plans to build a number of production facilities at strategic regional locations that will allow it to meet the demands of its customers.


A-55 TECHNOLOGY & PRODUCTS


     Development. In 1988, A-55's founder, R. W. Gunnerman, began a decade-long research and development effort with the goal of creating stable blends of water and petroleum products for use in combustion applications. This effort led to the creation of the A-55 Technology that includes both the formulation and method for production of A-55 Additive, and the related technology and know-how necessary to blend and use A-55 Clean Fuels in specific combustion applications.



     The research and development effort, initially conducted by R. W. Gunnerman, and commencing in 1992 by A-55, L.P. (the Delaware limited partnership which preceded the Predecessor) was first focused on smaller applications such as internal combustion engines. In 1993, A-55 began customer field tests in a transit bus and has since conducted further customer field tests of A-55 Clean Fuels in a variety of applications. Concurrent with its work on internal combustion engines, A-55 expanded its focus by exploring the use of A-55 Clean Fuels in large stationary applications such as electricity generating boilers and combustion turbines. A-55's testing and research led to the development of A-55 Clean Fuels designed specifically for use in large electricity generating and industrial applications as a cost-competitive fuel that reduces NOx.



     A-55 Additive. A-55's primary product is A-55 Additive, a proprietary liquid formulation that allows the stable blending of petroleum products and water. A-55 Additive includes a number of components that enhance the stability of the blend and facilitate combustion of A-55 Clean Fuels in a variety of commercial applications. While A-55 maintains tight controls on the formulation of A-55 Additive, all of its constituent ingredients are commercially available from one or more national or international suppliers.


     A-55 Clean Fuels. A-55 Clean Fuels are water and petroleum blends, with A-55 Additive used as the blending agent. In most commercial applications, A-55 Clean Fuels typically contain by volume approximately 30% water and 70% petroleum products, with A-55 Additive representing approximately 0.5%. The water content in A-55 Clean Fuels allows less refined and typically less expensive refined petroleum products such as Residues and naphtha to be utilized in combustion applications where such products could not normally be burned without special treatment, such as advance heating of Residues because of their difficult handling characteristics. By utilizing A-55 Additive, almost any petroleum product, even crude oil, can be blended with water. Even when produced with "bottom of the barrel" petroleum Residues, A-55 Clean Fuels have significantly reduced emissions of NOx upon combustion as compared with No. 6 fuel oil based on similar Residues.

     Residue-Based A-55 Clean Fuels are liquids at temperatures down to 21 degreesF, which allows them to be stored, pumped and transported in a manner similar to more refined petroleum fuel products, such as gasoline and diesel. This represents an important advantage over conventional No. 6 fuel oils, which are generally so thick that they must be heated to temperatures as high as 160 degreesF to maintain their usable viscosity. A-55 Clean Fuels can also be burned in most combustion applications with relatively minor modifications to existing equipment. In addition, by varying their petroleum base product, A-55 Clean Fuels can be produced to meet the particular specifications of a given customer for criteria such as desired viscosity and levels of sulphur or heavy metal content. Safety is another significant advantage of A-55 Clean Fuels. Due to their water content, they have a higher "flash point," making them less likely to explode when they come into contact with a spark or an open flame at room temperature than many conventional petroleum products or natural gas.

INDUSTRY OVERVIEW


     A-55 believes that three important trends will lead to significant market demand for A-55 Clean Fuels:


     - Continued Growth in Energy Consumption--demand for energy--especially electricity--continues to grow throughout both industrialized and developing nations;

     - Deregulation of Electric Utility Industry--cost pressures on domestic electricity generators are increasing as many states move to deregulate electric utilities and open the industry to greater competition; and

     - Increasing Environmental Regulation--concern about the environmental harm caused by the burning of fossil fuels has increased, leading to more stringent air quality regulations in both the United States and the rest of the world.

Continued Growth in Energy Consumption


     A-55 believes that it is well-positioned to capitalize on the expected steady increase in the demand for energy throughout the world, which is projected to continue for the foreseeable future. The table below sets forth the increases in energy consumption projected by the Energy Information Administration of the U.S. Department of Energy ("EIA") for the 25-year period ending in the year 2020.


                 WORLD ENERGY CONSUMPTION BY REGION, 1995-2020
                              (IN QUADRILLION BTU)

                                                                       COMPOUND ANNUAL
               REGION                  HISTORICAL      PROJECTED         GROWTH RATE
               ------                  ----------    --------------    ---------------
                                          1995       2010     2020       (1995-2020)
                                       ----------    -----    -----    ---------------
United States........................     90.4       112.2    118.6          1.1%
Other Industrialized Nations.........    108.7       135.3    152.9          1.4%
Rest of World........................    166.3       272.0    367.9          3.2%
                                         -----       -----    -----
          Total......................    365.4       519.5    639.4          2.3%
                                         =====       =====    =====

Sources: EIA, Office of Energy Markets and End Use; International Statistics Database and International Energy Annual 1996, DOE/EIA-2019(96) (Washington, DC, February 1998); World Energy Projection System (1998).

     As reflected in the table above, energy consumption in the U.S. and other industrialized nations during the 25-year period from 1995 to 2020 is projected to increase by over 30%. During the same period, energy consumption in the developing nations is projected to increase by over 150%.

     As reflected in the table below, fossil fuels are expected to continue to provide the vast majority of the world's energy supply.

              WORLD ENERGY CONSUMPTION BY ENERGY SOURCE, 1995-2020
                              (IN QUADRILLION BTU)

                                                                       COMPOUND ANNUAL
            ENERGY SOURCE              HISTORICAL      PROJECTED         GROWTH RATE
            -------------              ----------    --------------    ---------------
                                          1995       2010     2020       (1995-2020)
                                       ----------    -----    -----    ---------------
Oil..................................    142.5       195.5    237.3          2.1%
Natural Gas..........................     78.1       133.3    174.2          3.3%
Coal.................................     91.6       123.6    156.4          2.2%
Nuclear..............................     23.3        24.9     21.3         (0.4%)
Renewables...........................     30.1        42.4     50.2          2.1%
                                         -----       -----    -----
          Total......................    365.4       519.5    639.4          2.3%
                                         =====       =====    =====

Sources: EIA, Office of Energy Markets and End Use, International Statistics Database and International Energy Annual 1996, DOE/EIA-2019(96) (Washington, DC, February 1998); World Energy Projection System (1998).

     A-55 believes that in order to satisfy the increasing demand for electricity generated with fossil fuels, electricity generators will continue to seek new technologies that allow for cost-effective means of burning fossil fuels in an environmentally responsible manner.


Deregulation of Electric Utility Industry


     In recent years, a number of states, including California, Illinois, Massachusetts, New York, Pennsylvania and Rhode Island, have adopted legislative or regulatory initiatives aimed at promoting competition in the electricity generation industry and reducing the price of electricity to customers. These initiatives have placed significant pressure on electric utilities and other electricity generators to reduce costs in order to compete in a less regulated environment. Because the price of fuel represents the largest variable operating expense of fossil fuel fired electricity generators, A-55 believes that this trend toward deregulation will cause the industry to continue to seek the lowest cost energy sources and to comply with increasingly stringent environmental regulations in the most cost-effective manner.


Increasing Environmental Regulation

     Over the last few decades, governments in both industrialized and developing nations throughout the world have struggled to mitigate the harmful effects of emissions from the increased consumption of fossil fuels while relying on those fuels to provide a majority of the global energy supply necessary for economic growth. As environmental concerns have grown, many governments have enacted increasingly stringent regulatory programs in response to the negative impact that the burning of fossil fuels has on the environment. These regulatory programs are likely to increase the demand for viable, affordable and environmentally "clean" fuels, such as A-55 Clean Fuels.

     Under the Clean Air Act, the EPA has exercised its authority to set national ambient air quality standards for six "criteria pollutants," including NOx, that cause adverse public health and environmental effects. Areas that are in violation of the national ambient air quality standards are designated "non-attainment areas" and may face federal sanctions. In 1996, electric utilities and other stationary sources were responsible for approximately 45% of the total NOx emissions in the United States, and the EPA estimates that coal-fired electricity generating plants account for over 90% of the total NOx emissions from all electric utilities. In an effort to address NOx emissions, the EPA has adopted a variety of regulations under the Clean Air Act that are being phased in through the year 2000 and thereafter.


     While the regulatory climate worldwide is at varying stages of development compared to the United States, many foreign countries have also established some form of environmental policy framework that regulates pollution caused by fossil fuel consumption. A-55 believes that worldwide regulation of environmental pollutants will stimulate demand in international markets for NOx control technologies and cleaner fuels, such as A-55 Clean Fuels.


TARGET MARKETS


     A-55 has identified the target markets discussed below that it believes will constitute significant sources of demand for its products.

Electricity Generation Industry

     In 1996, electricity generation in the United States exceeded 3 trillion kilowatt hours. Electricity is generated using a variety of methods, determined by, among other things, the availability and cost of fuels and overall energy demand. The most common methods are steam-turbine generating units ("boilers") and natural gas-fired or petroleum-fired combustion turbines ("turbines"). The EIA estimates that in 1996 approximately 63% of electricity generating capacity in the United States was supplied by boilers, which consumed 4.8 billion gallons of petroleum, 874 million short tons of coal and 2.7 trillion cubic feet of natural gas.

     The following graph shows the primary energy sources for the net generation of electricity by electric utilities in the United States in 1996.

          U.S. ELECTRIC UTILITY NET GENERATION BY ENERGY SOURCE, 1996

[U.S. ELECTRIC UTILITY NET GENERATION GRAPH]

                     Source: EIA Electric Power Annual 1996


     Fuel represents the largest variable operating expense of fossil fuel fired electricity generating units. Because market prices for Residues tend to be lower than those of almost all other petroleum products, A-55 believes that Residue-Based A-55 Clean Fuels will represent a cost-effective fuel substitute to the electricity generation market. To gain market acceptance of its product in this market, A-55 initially plans to price A-55 Additive at a level that will allow electricity generators to burn Residue-Based A-55 Clean Fuels at a cost that does not exceed $2.00 per million Btu ("MmBtu"), which compares favorably with the market price of No. 6 fuel oil and natural gas in recent years. The table below sets forth the average annual delivered cost of No. 6 fuel oil and natural gas for electric utilities for each of the years 1992-1997.

           AVERAGE DELIVERED COST OF FUEL TO U.S. ELECTRIC UTILITIES
                        (NO. 6 FUEL OIL VS. NATURAL GAS)

                       NO. 6 FUEL OIL   NATURAL GAS
                         ($/MMBTU)       ($/MMBTU)
                       --------------   -----------
1992.................      $2.47           $2.33
1993.................       2.36            2.56
1994.................       2.41            2.23
1995.................       2.58            1.98
1996.................       3.03            2.64
1997.................       2.79            2.76

Source: EIA, Cost and Quality of Fuels for Electric Utility Plants, 1992-97
Tables

Note: The indicated delivered cost represents annual averages; the actual delivered cost varied significantly throughout each year.

     No. 6 Fuel Oil. In certain regions of the United States, No. 6 fuel oil is a significant fuel source for generating electricity. This is the case even though combustion of No. 6 fuel oil tends to emit significant quantities of NOx and other harmful air pollutants and despite the additional costs and inconvenience of heating the fuel to facilitate its handling. In 1996, a total of five states (New York, Connecticut, Massachusetts, Florida and Hawaii) together received over 80% of the 4.1 billion gallons of the No. 6 fuel oil delivered to U.S. electric utilities.


     A-55 has identified four electric utilities in Florida and Hawaii that own or operate oil-fired boilers with a combined generating capacity of 10,778 MW. A-55 plans to focus significant marketing resources on these four companies as potential purchasers of A-55 Clean Fuels. However, no assurances can be made that A-55's efforts with these companies will be successful.



     By way of example, A-55 estimates that a single 250 MW oil-fired boiler would consume approximately 22 million gallons of Residue-Based A-55 Clean Fuels per year. The production of this quantity of A-55 Clean Fuels would require approximately 110,000 gallons of A-55 Additive. Because oil-fired boilers generally serve as peak generating facilities, the foregoing example assumes the boiler would operate at 10% of capacity.


     The major determinants of the cost of producing No. 6 fuel oil are the price of its base Residue and the price and the quantity of cutter stock, if any, required to be blended with the Residue to meet required specifications for No. 6 fuel oil. Residues vary considerably in terms of their viscosity, sulfur content and other physical characteristics, based largely on the type of crude oils from which the Residues are derived and the extent to which such Residues have been refined. In general, the "heavier" or thicker the Residue, the lower its price because a greater quantity of the more expensive cutter stock must be blended with it for the final fuel oil product to meet required specifications. While the cutter stock improves certain handling and other characteristics of the fuel, it generally has a somewhat lower Btu content than most Residues. Thus, the Btu content and cost of a given No. 6 fuel oil generally reflect the combined Btu content and cost of both its Residue and cutter stock, if any. Residue-Based A-55 Clean Fuels are cost competitive relative to No. 6 fuel oil primarily because they derive all of their Btu content from the low-cost Residue while No. 6 fuel oil derives its Btu content from both its base Residue and from any cutter stock with which the Residue is blended.

     Based upon historical and current pricing trends of No. 6 fuel oil and current price information about Residues, A-55 believes that it will have significant flexibility in pricing A-55 Additive so that A-55 Clean Fuels are cost competitive with No. 6 fuel oil. In addition, Residue-Based A-55 Clean Fuels are able to utilize the same infrastructure as No. 6 fuel oil, minimizing the cost to utilities of switching to A-55 Clean Fuels.



     Natural Gas. Natural gas represents an important fuel source for the generation of electricity in the United States. In 1996, the U.S. electricity generation industry consumed 2.3 trillion cubic feet of natural gas in electricity generation boilers either as a primary fuel source or as a secondary fuel in many of the gas-fired boilers that can also burn No. 6 fuel oil. A-55 believes that most gas-fired boilers are capable of burning A-55 Clean Fuels with minimal modification.



     A-55 has received an initial purchase order that will require sufficient A-55 Additive to produce 70,000 barrels (2.9 million gallons) of A-55 Clean Fuels to use during the start-up phase of Commonwealth Edison's usage in one of the five boilers located at its 2,600 MW Collins Plant located near Chicago. The five boilers at the Collins Plant, which is currently used as a peak generating facility, are capable of burning both No. 6 fuel oil and natural gas and each have a 525-550 MW capacity. A-55 estimates that a 525 MW dual-fired boiler using A-55 Clean Fuels as a primary fuel would consume approximately 44 million gallons of Residue-Based A-55 Clean Fuels per year. The production of this amount of A-55 Clean Fuels would require approximately 220,000 gallons of A-55 Additive. Because dual-fired boilers generally serve as peak generating facilities, the foregoing example assumes the boiler would operate at 10% of capacity. There can be no assurance that the start-up phase will be successful or that Commonwealth Edison will purchase additional A-55 Clean Fuels for use in this or any other facility.



     Based upon historical and current pricing trends of natural gas and current price information about Residues, A-55 believes that A-55 Clean Fuels could be used in many boilers at a lower cost on an energy equivalent basis than natural gas and that it will have significant flexibility in pricing A-55 Additive for sale to this market.



     Coal. Coal is a low-cost but relatively "dirty" fuel that is the primary fuel burned to generate electricity in certain regions of the United States. Coal-fired electricity generating plants tend to have high NOx emissions. A-55 believes that the operators of most coal-fired electricity generating plants are in the process of evaluating alternative technical strategies for controlling NOx emissions to comply with various regulations adopted by the EPA under the Clean Air Act being phased in by the year 2000 and thereafter. In performing this evaluation, and in light of ongoing deregulation of the electric utility industry, A-55 believes that coal-fired plant operators are searching for cost-effective solutions, particularly alternatives to the substantial capital costs associated with either replacing or retrofitting existing plants with emissions control technology. See "--Competition--Emissions Control Technologies" and "--Industry Overview--Increasing Environmental Regulation."



     A-55 believes that an effective alternative available to these plant operators is to implement reburning as a strategy to control NOx emissions to comply with the Clean Air Act. Reburning is a NOx control technology for boilers in which a portion of the fuel (typically up to 20% of the total Btu content of the plant's fuel) is injected downstream of the main burners to establish a fuel rich zone where NOx gases resulting from the primary burn are reduced to harmless nitrogen gas. Compared with other NOx emissions control technologies, the capital costs of reburning are, depending on the boiler size and type, relatively low. At current market prices, coal is generally less expensive than most reburn fuels, so A-55 believes that coal-fired electricity generators will only use A-55 Clean Fuels as a reburn fuel, not as a substitute for coal as the primary fuel, within coal-fired plants that endeavor to reduce NOx emissions.


     While most reburn installations to date (a majority of which have been in European countries) have employed natural gas as the reburn fuel, utilizing other less expensive reburn fuels could have significant economic benefits. Tests have demonstrated that Residue-Based A-55 Clean Fuels yield comparable NOx emissions reductions at competitive costs, or at a lower cost at current market fuel prices, than natural gas and other fuels in most reburn applications. Many coal-fired plants do not have direct access to a natural gas pipeline, thereby significantly increasing the total cost of utilizing natural gas as a reburn fuel in these facilities.


     A-55 estimates that a single 300 MW coal-fired baseload boiler operating at 100% of capacity, employing a reburn strategy with Residue-Based A-55 Clean Fuels providing it with 20% of its Btu fuel content, would consume approximately 53 million gallons of Residue-Based A-55 Clean Fuels per year, which represents usage of approximately 264,000 gallons of A-55 Additive.


     Tennessee Valley Authority ("TVA") is evaluating the use of A-55 Clean Fuels to maintain maximum flexibility in its NOx compliance strategy. There can be no assurance that future testing will be successful or that TVA will purchase A-55 Clean Fuels for use in any of its facilities.


     A-55 intends to focus its A-55 Clean Fuels reburn marketing efforts on those electric utilities with coal-fired boilers that are subject to the NOx control regulations under the Clean Air Act because A-55 believes that these utilities are among the most likely to consider adopting a reburn strategy to comply with NOx emissions standards. See "Risk Factors--Reburning may not become a widely accepted method for controlling NOx emissions."


Petroleum Refining Industry


     Virtually all of the refined petroleum products that are consumed in electricity generating boilers and turbines are supplied, directly or indirectly, by the petroleum refining industry. A-55 believes that many electricity generators and other large fuel customers that elect to use A-55 Clean Fuels will seek to purchase that fuel product from petroleum refiners, representing a significant distribution channel and market opportunity for A-55 to sell A-55 Additive.


     The process of refining crude oil yields significant quantities of Residues, such as atmospheric residue and vacuum residue. Depending on the type of crude oil refined, these Residues can account for 15% to 45% by volume of the refined petroleum. One manner in which refiners dispose of Residues is by blending or "cutting" them with lighter and more expensive cutter stock to create No. 6 fuel oil, in which the cutter stock may constitute up to 40% of its volume.

     With A-55 Additive, refiners will be able to blend Residues with water (including a refinery plant's hydrocarbon contaminated wastewater that would otherwise require costly treatment to meet environmental standards for disposal) to create A-55 Clean Fuels instead of blending Residues with more expensive cutter stock to produce No. 6 fuel oil. For these reasons, A-55 believes that Residue-Based A-55 Clean Fuels represent an opportunity for refiners to continue to sell Residue-based fuels at acceptable prices while freeing up the more valuable cutter stock for other uses. A-55 believes that, based on historical prices of No. 6 fuel oil and its current price information about Residues, refiners will be able to supply Residue-Based A-55 Clean Fuels at a lower price, when measured on an energy equivalent basis, than No. 6 fuel oil. Due to the cost advantages of producing Residue-Based A-55 Clean Fuels, A-55 believes that refiners may be encouraged to produce A-55 Clean Fuels from Residues rather than producing more refined petroleum products such as No. 6 fuel oil.


International Markets


     In 1996, approximately 75% of the petroleum products consumed worldwide were consumed outside the United States. Similarly, in 1995 (the most recent year such data is available), over 80% of the residual fuel oils consumed worldwide were consumed outside the United States. A-55 believes that there are significant opportunities to market its products outside the United States, particularly in countries that are large consumers of petroleum products.



     Coal is expected to fuel a significant portion of the energy needed to meet the increased global demand for electricity. The EIA expects global coal consumption to increase 52% over the next 20 years. Governments of both industrialized and developing nations around the world have enacted, and A-55 believes will continue to enact, increasingly stringent regulations that will require both electricity generators and other industries that consume large quantities of coal and other fossil fuels to reduce their NOx emissions.



     While A-55 intends to continue to explore, and to the extent opportunities are developed, pursue the international market for its products, it believes that the more immediate opportunity exists in the domestic markets.


Transportation Sector

     The transportation sector is one of the largest users of fossil fuels. This sector includes on-road vehicles such as automobiles, buses and trucks, as well as off-road vehicles such as mine excavation, farm and construction equipment, and consumed approximately 180 billion gallons of refined petroleum products in the United States in 1996. The sale of fuel for, and modification of, internal combustion engines and vehicles are highly regulated in the United States. For example, engines and vehicles may not be sold in the United States unless they have been certified by the EPA as meeting certain prescribed emission standards. The process of certification is both time consuming and costly.


     Because the transportation sector produces approximately 50% of all NOx emissions in the United States, A-55 believes that the sector is a significant potential market for A-55 Clean Fuels due to their significant NOx reducing characteristics. Before A-55 can successfully market to this sector, however, it must complete testing and obtain certification of a variety of internal combustion engines as modified to use A-55 Clean

Fuels and obtain requisite federal, state and local approvals of A-55 Clean Fuels. Completion of sufficient engine testing to penetrate a significant portion of this market segment is not expected to be completed in the short term. As a result, A-55 does not expect that the U.S. sales of its products to this sector will make a significant contribution to its revenues in the short to medium term.


STRATEGY


     A-55's strategy is to aggressively pursue an extensive branding and marketing campaign aimed at penetrating the following target markets:



     - Electricity Generators--Electric utilities, independent power producers and large industrial and commercial electricity generators consume substantial volumes of fossil fuel. A-55 intends to further segment this market by fuel usage:


      - No. 6 Fuel Oil and Natural Gas--A-55 Clean Fuels can serve as a cost-effective and environmentally responsible substitute for these fuels.

      - Coal--A-55 Clean Fuels can be used in combination with coal in coal-fired electricity generating plants to help them comply with the strict NOx emissions regulations being phased in through the year 2000 and thereafter.


     - Petroleum Refiners--Refiners are currently well-positioned to profitably produce, market and distribute A-55 Clean Fuels to the ultimate consumer. A-55 intends to form strategic alliances with petroleum refiners in order to reach electric utilities and other large fossil fuel consumers by taking advantage of the existing supply relationships that refiners maintain with such fuel consumers.



     - International Markets--A-55 believes that through strategic alliances with local companies, including energy suppliers, it can capitalize on the increasing demand for electricity and the growing awareness of environmental concerns in both industrialized and developing countries abroad.



     A-55 intends to develop the "A-55" brand in order to differentiate itself and its products from those of potential competitors through an aggressive advertising campaign that promotes A-55's technology and products.


SALES AND MARKETING


     A-55 intends to market A-55 Clean Fuels both domestically and internationally through its sales and marketing staff and senior management. Each member of the sales and marketing staff is assigned a responsibility for developing specific high-level relationships with existing customers and future prospective accounts. In addition, A-55 intends to pursue a variety of business relationships, such as strategic alliances and business ventures with petroleum refiners, fuel traders, energy brokers and their respective customers so that they become integrated with A-55's marketing efforts.



     Direct Sales. A-55 anticipates that direct sales will be its most productive marketing and sales channel, and therefore expects to rely heavily on its sales and field service representatives. Typically, electricity generators will be contacted at the corporate level and introduced to A-55 Clean Fuels. An initial meeting with the potential customer's fuel buyers and representatives from the asset allocation and planning department will be held to discuss the cost and emissions benefits of A-55 Clean Fuels. In follow-up visits, A-55's field service representatives will work directly with the customer to verify fuel specification requirements and to discuss the logistics for manufacturing and supplying the fuel. Once a purchase order is received from a customer, the field service representatives will assist the customer in implementing its use of A-55 Clean Fuels.


     A-55 currently has eleven employees in its sales and marketing divisions and intends to expand this staff in the near future. Such expansion will include the addition of sales and field service representatives. There can be no assurances that A-55 will be successful in building a sufficiently large sales and marketing team and sales force with requisite technical expertise to address the target markets.



     Petroleum Refiners, Fuel Traders and Energy Brokers. A-55 expects to supplement its direct sales efforts by forming relationships with petroleum refiners, fuel traders and energy brokers and plans to utilize this network to market to potential electricity generator customers. A-55 may authorize the petroleum refiners, traders and brokers to solicit customers and initiate preliminary negotiations with customers on behalf of A-55.



     Strategic Alliances with Key Customers. A-55 believes that certain of its customers will serve as another channel through which it will market and distribute its products. Many large electricity generators have the capability to store a substantial inventory of fuel product, and they may serve as distribution centers of A-55 Clean Fuels for their own and others' requirements.



     International Markets. A-55 believes that the most effective way to penetrate foreign markets is through strategic alliances with entities having familiarity with the local political and regulatory environment. A-55's approach to date has been to structure licensing arrangements such that A-55 will sell A-55 Additive to the licensee at an established price and the licensee will resell the A-55 Additive or use it to produce and sell A-55 Clean Fuels.



     A-55 has entered into three international licenses: one covering Australia, New Zealand and Papau New Guinea (the "Australian License"); one covering the Republic of Korea and the Democratic People's Republic of Korea (the "Korean License"); and one covering the Russian Federation (the "Russian License").



     A-55 entered into the Australian License (covering Australia, New Zealand and New Guinea) in March 1997, which granted a license to A-55 (Australia) Limited, an Australian corporation established by Beston Pacific Corporation Limited, a private investment bank headquartered in Adelaide, South Australia that pursues growth opportunities within the Asia Pacific region. In consideration for the grant of the license, A-55 received a 30% equity interest in the licensee. The Australian License expires upon the expiration of the last patent to expire underlying the A-55 Technology filed in the designated territory. The Australian License requires an aggregate $5.0 million territorial license fee cash payment over the one-year period which ended March 1, 1998, of which approximately $1.4 million has been paid. A-55 has suspended the payment obligations of the licensee under the Australian License pending completion of certain field tests being conducted by the licensee. The Australian License provides for payment of a 0.5% royalty to A-55 for all sales based on the A-55 Technology in the designated territory. To date, no royalties have been paid or are payable under this license and all monies received have been recognized as deferred revenue pending completion of field tests and the negotiation of a revised payment schedule. A-55 believes that subject to a successful conclusion to these field tests, the Australian licensee has the ability to perform its obligations under the Australian License.



     The Korean License was entered into in June 1997, which granted a license to an entity to be formed by Stanton Energy Fund Party, Limited, a private investment group headquartered in Melbourne, Australia with expertise in energy and environmental technology that explores international business opportunities. In consideration for the grant of the license, A-55 is to receive a 30% equity interest in the licensee entity to be formed by Stanton, which may not be diluted by any further issuances of equity interests by the licensee. The Korean License expires on the later of June 8, 2022 or the date of expiration of certain patents underlying the A-55 Technology filed the United States or in either North or South Korea. The Korean License requires an aggregate $10.0 million territorial license fee cash payment over the one-year period which ended June 9, 1998, of which $1.0 million has been paid. A-55 is negotiating a revised payment schedule with Stanton. The Korean License provides for payment of a 1.0% royalty to A-55 for all sales based on the A-55 Technology in Korea. To date, no royalties have been paid or are payable under this license and all monies received have been recognized as deferred revenue pending completion of negotiations for a revised payment schedule. A-55 believes that the current economic climate in South Korea may adversely affect Stanton's ability to perform its obligations under the Korean license.



     The Russian License was entered into in June 1998 with Vanetik & Associates, Inc., which granted an exclusive license to a U.S. corporation to be formed by Vanetik. In addition to the grant of the license, the Russian License also provides for certain exclusive rights to negotiate licenses and for certain rights of first refusal with regard to licenses for various other territories of the former Soviet Union. In consideration for the grant of the license, A-55 is to receive a 30% equity interest in the licensee entity to be formed by Vanetik, which may not be diluted by any further issuances of equity interests by the licensee without A-55's approval. The Russian License expires on the later of June 22, 2023 or the date of expiration of the last patent to expire underlying the A-55 Technology. The Russian License requires an aggregate $20.0 million territorial license fee cash payment. This amount is due in four separate payments in the following amounts and on the following dates: $1.0 million on December 31, 1998; $5.0 million on June 30, 1999; $7.0 million on December 31, 1999; and $7.0 million on June 30, 2000. The Russian License provides for payment of a 2.0% royalty to A-55 for all sales based on the A-55 Technology in the Russian Federation, which royalty automatically reduces to 1% after the $20.0 million territorial license fee has been paid in full. To date, no royalties have been paid or are payable under this license. A-55 believes that the current economic climate in the Russian Federation may adversely affect Vanetik's ability to perform its obligations under the Russian License.



     In the long term, royalties and other revenues derived from international licensees and other strategic relationships may represent a material portion of A-55's total revenues. To reduce its exposure to foreign exchange risks, A-55 intends to denominate its royalties and other payments in U.S. dollars. If any revenues from international sources were to become payable in foreign currencies, they could be subject to fluctuations in currency exchange rates. If as a result of such currency fluctuations the effective price of A-55's products were to increase in the local markets, demand for those products could decline, and could have an adverse affect on A-55's revenues. A-55 currently does not use derivative instruments to hedge foreign exchange rate risk.



     In addition, international operations are subject to a variety of risks, including tariffs, import restrictions and other trade barriers, changes in regulatory requirements, longer accounts receivable payment cycles, adverse tax consequences, export license requirements, differing standards regarding the enforcement of contracts, foreign government regulation, political and economic instability and changes in diplomatic and trade relationships. Certain countries in which A-55 currently licenses or may in the future license its A-55 Technology may impose substantial withholding taxes on payments for intellectual property, which A-55 may not be able to offset fully against its U.S. tax obligations.



     A-55's licensees are subject to many of these risks. The risks associated with international licenses of A-55's technology may have a direct or indirect adverse effect on A-55's business, financial condition and results of operations.



     A-55 will continue to selectively pursue opportunities in the international arena, but believes that its more immediate revenue generating opportunities exist in the domestic markets.


TESTING AND PERFORMANCE


     In the course of developing its products, A-55 has completed a variety of tests (conducted independently or by A-55) to measure emissions from and determine the efficacy of A-55 Clean Fuels in an assortment of combustion applications. The tests described in this section were performed using certain equipment, fuel, conditions and test protocols. A-55 believes these results are indicative of general performance characteristics. However, there can be no assurance that these results will be replicated with other equipment, fuel, conditions or test methods.


     Boiler Testing. Pursuant to a Cooperative Research and Development Agreement under EPA's Environmental Technology Verification program, in 1997 the EPA tested A-55 Clean Fuels in a 2.5 million Btu/hour North American Package Boiler. The emissions of a No. 2 diesel, No. 2 diesel-based A-55 Clean Fuels, and naphtha-based A-55 Clean Fuels were measured as the boiler was operated at low, mid, and high loads. Each of the A-55 Clean Fuels tested contained 30% water by volume and no significant modifications to the boiler were needed to burn A-55 Clean Fuels. Relative to the No. 2 diesel, NOx emissions were 15% to 34% lower for the No. 2 diesel-based A-55 Clean Fuels, and 33% to 51% lower for the naphtha-based A-55 Clean Fuels, when measured on an energy equivalent basis. The hydrocarbon (HC), carbon monoxide (CO), and particulate emissions were too low for each fuel to draw statistically valid conclusions about differences in their emissions from the burning of No. 2 diesel or A-55 Clean Fuels.

The graph below illustrates the average NOx emissions produced in these tests by No. 2 diesel compared to A-55 Clean Fuels based on both No. 2 diesel and naphtha.

                    EPA BOILER TEST: NOX EMISSIONS ANALYSIS
                      (A-55 CLEAN FUELS VS. NO. 2 DIESEL)

                [EPA BOILER TEST: NOX EMISSIONS ANALYSIS GRAPH]

                    Source: EPA Environmental Technology Verification Test
                            Research Triangle Park, NC; April 1997

                    Note: Emissions were measured on an energy equivalent basis.


     A-55 has also conducted its own preliminary testing comparing NOx emissions from No. 6 fuel oil with Residue-Based A-55 Clean Fuels with 30% water content by volume. The preliminary testing showed NOx emissions were an average of 40% lower with Residue-Based A-55 Clean Fuels, when measured on an energy equivalent basis. The graph below illustrates the average NOx emissions produced in these tests by No. 6 fuel oil compared to Residue-Based A-55 Clean Fuels as combusted in a test burner.


               A-55 TECHNICAL CENTER TEST: NOX EMISSIONS ANALYSIS
                     (A-55 CLEAN FUELS VS. NO. 6 FUEL OIL)

                   A-55 CLEAN FUELS VS. NO. 6 FUEL OIL GRAPH

                   Source: A-55 Technical Center Test - Reno, NV; May 26-27,
                           1998

                   Note:  Emissions were measured on an energy equivalent basis.

     Combustion Turbine Testing. Pursuant to a test agreement with the TVA, No. 2 diesel-based A-55 Clean Fuels were tested in August 1997 in a General Electric MS7OOOB, 54 MW combustion turbine. The TVA test compared No. 2 diesel alone with No. 2 diesel-based A-55 Clean Fuels with 30% and 35% water by volume. The tests were conducted at loads of 44 MW, 30 MW and 10 MW. Minor modifications were made to the unit to allow it to operate with A-55 Clean Fuels. The test results demonstrated that NOx emissions compared to No. 2 diesel were 53% and 55% lower with No. 2 diesel-based A-55 Clean Fuels with 30% water by volume and 35% water by volume, respectively, when measured on an energy equivalent basis. In addition, the test indicated a net power output gain of two MW when burning A-55 Clean Fuels at base load. The graph below illustrates the average reduction in NOx emissions produced in these test by No. 2 diesel compared with A-55 Clean Fuels based on No. 2 diesel.

              TVA COMBUSTION TURBINE TEST: NOX EMISSIONS ANALYSIS
                      (A-55 CLEAN FUELS VS. NO. 2 DIESEL)

                       A-55 CLEAN FUELS VS. DIESEL GRAPH

       Source: Tennessee Valley Authority Test - Colbert Steam Plant, AL;
               August 19-21, 1997

       *Note: The TVA Combustion Turbine Test was conducted as a real-time test over a 35-minute period. Diesel fuel was burned for the first 15 minutes of the test period at which time the Diesel was replaced with A-55 Clean Fuels for the remainder of the test. Average NOx emissions for Diesel and A-55 Clean Fuels were calculated using steady-state operating levels during minutes 5-15 and 20-30, respectively.


     Reburn Testing. In February 1998, A-55 conducted bench scale tests at the Energy and Environmental Research Corporation's ("EER") facility in California in order to determine the potential of A-55 Clean Fuels as a reburn fuel in an electric utility scale application. The tests compared the effectiveness of natural gas to A-55 Clean Fuels based on naphtha and No. 6 fuel oil, when used as a reburn fuel to reduce NOx. Each test demonstrated NOx emissions reductions for A-55 Clean Fuels that were similar to those of natural gas, when compared on an energy equivalent basis. The graph below illustrates the percentage of the NOx reduction experienced in these tests when reburning with natural gas and A-55 Clean Fuels based on No. 6 fuel oil.

                    EER REBURN TEST: NOX REDUCTION ANALYSIS
                       (A-55 CLEAN FUELS VS. NATURAL GAS)

                     A-55 CLEAN FUELS VS. NATURAL GAS GRAPH

             Source: Energy and Environmental Research Reburn Test - Irvine CA;
                     February 18-19, 1998

             Note: Initial NOx levels were 800 ppm prior to the addition of Natural Gas and A-55 Clean Fuels as reburn fuels.


     In May 1998, A-55 contracted with EER to conduct a larger pilot scale test using A-55 Clean Fuels as a reburn fuel and both natural gas and coal as base fuels. The test results generally confirmed the previous bench scale test results described above, demonstrating that NOx reductions in excess of 70% could be achieved using A-55 Clean Fuels to provide approximately 20% of the total combustion's Btu content.



     Internal Combustion Engine Testing. A-55 has conducted numerous tests to measure emissions, power, performance and fuel consumption in a variety of internal combustion diesel and gasoline engines through a combination of in-house, independent laboratories and in-field customer testing. Independent tests, including those conducted by the California Truck Testing Services and the Southwest Research Institute on diesel engines operating on A-55 Clean Fuels, have shown significant reductions in NOx and particulates, as well as soot and smoke, without compromising engine horsepower or torque. Tests on the use of A-55 Clean Fuels in spark-ignited (gasoline) engines conducted mostly at A-55's testing facility in Reno with its own dynamometers and emission measuring test equipment, and to a more limited extent by independent laboratories, have shown similar NOx emissions reducing trends as with diesel engines. While these tests have shown an increase in emissions of HC and CO in certain applications, these emissions levels were generally either within EPA standards or were at levels that A-55 believes can be brought within compliance by the use of standard emission control equipment.


COMPETITION

Fossil Fuel Suppliers


     A-55 believes that its primary competition in most of its target markets will be the suppliers of No. 6 fuel oil and natural gas. The combustible fuels market is intensely competitive, supplied by many major international and national oil, gas and coal companies. To the extent that these companies regard A-55 as a competitor, they can be expected to compete vigorously with A-55. A-55 cannot predict the reaction of these energy companies to the advancement of A-55 products, although natural gas suppliers can be expected to regard A-55 as a direct competitor to the extent A-55 Clean Fuels are successful in displacing significant quantities of natural gas as a fuel source. A-55 believes that the reaction of coal suppliers may be at least somewhat favorable in that they may view A-55 Clean Fuels as a means by which coal-fired plant operators can adopt a cost-effective reburn strategy to endeavor to comply with ever stricter environmental and energy regulations while allowing them to continue burning coal as the primary fuel source. In addition, petroleum refiners may be motivated to use the Residues that they would otherwise have used to produce and sell No. 6 fuel oil to instead produce and sell Residue-Based A-55 Clean Fuels.


Alternative Fuels Suppliers; Emissions Control Technologies


     A-55 expects to face competition from producers of alternative fuels, including water and petroleum blends similar to those of A-55, as well as from the manufacturers of emissions control technologies. Many of these producers and manufacturers may have significantly greater financial, political and other resources than A-55. Currently, A-55 is aware of one alternative fuel being marketed for use in the electricity generating industry. The fuel product, marketed under the brand name "Orimulsion," is a blend of approximately 70% bitumen (a high-sulfur tar-like fossil fuel from Venezuela) and 30% water. Although A-55 believes that Orimulsion is being used commercially by electricity generators in a number of countries outside the United States, A-55 is not aware of any U.S. electricity generator that has contracted to purchase Orimulsion in commercial quantities. Considerable governmental and private efforts have been devoted to alternative resources, such as natural gas and alcohol-based fuels, and to emissions control technologies such as catalytic converters. A-55's success in new markets may depend in part on its ability to effectively demonstrate to its target consumers that A-55 Clean Fuels offer a more effective or less expensive alternative to traditional fuels than other alternative fuels or emissions control technologies.



     While a variety of NOx emission control technologies have been developed over the years for use by coal-fired electricity generating plants, they may be broadly classified into two primary categories: flue-gas treatment and combustion modifications. A-55 believes that of the various technologies available, only a few are currently considered to be reasonably cost effective to coal-fired electricity generators to achieve compliance with NOx emissions restrictions.



     Flue-Gas Treatment. Among the available flue-gas treatment technologies, A-55 believes that operators of coal-fired electricity generating plants generally consider either Selective Catalytic Reduction ("SCR") or Selective Non-Catalytic Reduction ("SNCR") to be the two leading options. SCR is an effective post-combustion NOx control technology used with coal-fired electricity generating boilers, employing a catalyst to enhance the reaction between ammonia or urea and NOx, SNCR is a newer technology that relies upon higher flue gas temperatures to effect the reaction between ammonia or urea and NOx, eliminating the need for a catalyst.



     Combustion Modifications. Among the available combustion modifications to reduce NOx emissions, A-55 believes that operators of coal-fired electricity generating plants will generally consider reburning and co-firing to be the leading contenders. The co-firing of coal with other fuels such as natural gas, wood chips or other waste products has been employed in several electricity generating boilers. This technique can reduce the overall generation of NOx relative to the amount of coal that is replaced. Whether this NOx control strategy is available to an electricity generator on a cost-effective basis depends on the type of boiler, its ability to handle multiple fuels and the availability of the alternative fuel. For a discussion of reburning as a NOx control strategy, see "--Target Markets--Electricity Generation Industry--Coal."

PATENTS AND INTELLECTUAL PROPERTY PROTECTION


     The patent rights embodying a portion of the A-55 Technology are licensed exclusively to A-55 from the inventor, R. W. Gunnerman. These patent rights consist of one issued U.S. patent, four pending U.S. patent applications, 36 granted patents in foreign countries and 42 pending patent applications in foreign countries. The foreign patents and applications cover 52 different foreign countries, including countries in North and South America, Europe, the Far East, the Middle East, the African continent and the former Soviet republics. The current U.S. patent was reissued on May 14, 1996 to include broader claims than in the original patent issued in October 1992, which broader claims reflected the continuing development and expansion of A-55's technology. The existing patent covers the combustion of water and hydrocarbon blends in internal combustion engines, which may become important to the competitive position of A-55 in the United States at such time as A-55 elects to focus its sales and marketing efforts on the transportation sector where internal combustion engines tend to be dominant. That patent will expire in June 2009. One of the pending patent applications covers the use of such blends as fuels to be burned in electricity generating plants. Each of the four pending U.S. patent applications covers the production of a water-phased blended fuel.



     The granted patents and pending patent applications in foreign countries generally cover both the combustion of a water and hydrocarbon blend in internal combustion engines and the production of a water-phased blended fuel. None of the patents or pending applications have ever been challenged or opposed in any jurisdiction, either U.S. or foreign. However, as is common in the patent application process, the Patent Office has raised certain challenges with respect to the four patent applications pending in the U.S. and A-55 is unable to predict the likelihood that any of the applications will be approved. Research efforts are continually under way to further develop the A-55 Technology, and new patents will be applied for as further discoveries and improvements are made.



     A-55 attempts to protect its trade secrets and other proprietary information through agreements with licensees, proprietary information agreements with employees and consultants and other security measures. A-55 also relies on trademarks and trade secret laws to protect its intellectual property. Despite these efforts, there can be no assurance that others will not gain access to A-55's trade secrets, or that A-55 can meaningfully protect its intellectual property. In connection with the dissolution in October of 1996 of its joint venture with Caterpillar, Inc. ("Caterpillar"), A-55 granted Caterpillar certain rights to use certain of the A-55 Technology in connection with internal combustion engines and A-55 is currently involved in certain litigation with Caterpillar regarding technology-related issues. In addition, effective trade secret protection may be unavailable or limited in certain foreign countries. Although A-55 intends to protect its rights vigorously, there can be no assurance that such measures will be successful.

     There can be no assurance that the pending U.S. or foreign patent applications or any future U.S. or foreign patent applications will be approved, that any issued patents will protect A-55's intellectual property or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on A-55's business, financial condition and results of operations. Litigation may be necessary in the future to enforce A-55's patent rights or other intellectual property rights, to protect A-55's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity, and there can be no assurance that A-55 would prevail in any future litigation. Any such litigation, whether or not determined in A-55's favor or settled by A-55, could be costly and would divert the efforts and attention of A-55's personnel from normal business operations, which could have a material adverse effect on the Company's business, financial condition and results of operations.



     See "Risk Factors--Limited protection of A-55's intellectual property."



     License Agreement with Caterpillar. Pursuant to the October 1996 agreement dissolving a joint venture that A-55 had formed in July 1994 with Caterpillar to commercialize advanced fuels for use in internal combustion engines, including spark-ignited (gasoline), compression-ignited (diesel) and turbine engines, Caterpillar was granted (i) exclusive rights to engine-related technology with respect to the production and conversion of Caterpillar engines, (ii) non-exclusive rights to engine-related technology with respect to the conversion of non-Caterpillar engines to consume aqueous fuel produced by Caterpillar (until October 24, 1999, these non-exclusive rights become operative only under certain circumstances), (iii) non-exclusive rights to fuel-related technology to make, have made, use or sell (but not license) gasoline- or naphtha-based aqueous fuels, but only for Caterpillar diesel and natural gas engines, (iv) non-exclusive rights to the fuel-related technology to sell diesel-based aqueous fuel in all applications for products of the kind sold by Caterpillar, and (v) beginning on October 24, 2001, non-exclusive rights to the fuel-related technology to license diesel-based aqueous fuel in all applications for products of the kind sold by Caterpillar. A-55 and Caterpillar also agreed to pay each other a royalty in the amount of $0.005 per gallon of aqueous fuel (or the equivalent in surfactant) sold by it directly, through license, by sale of technology or by other action. The first royalty payment is not payable until a party and its licensees have cumulatively sold 2.0 billion gallons of aqueous fuel (or the equivalent in surfactant). To date, under various test programs A-55 has sold less than 100,000 gallons of aqueous fuel for use in internal combustion engines. A-55 is not currently targeting this market and does not expect to become liable for royalty payments under the Caterpillar agreement in the short to medium term. The royalty obligation is effective for ten years from the date the first royalty payment is due. The parties also agreed that, should A-55 or Caterpillar enter into an arrangement with an oil company for the manufacture or distribution of diesel-based aqueous fuel and receive a lump sum payment in connection therewith, the other party would be entitled to 20% of the lump sum payment. See "--Legal Proceedings."


GOVERNMENT REGULATION


     A-55's operations are subject to a variety of federal, state and local laws and regulations governing the release or discharge of pollutants into the air, soil and the water (including ground water), product specifications, and the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials with hazardous and toxic constituents. Such laws generally have become and are becoming increasingly stringent. As is the case with all companies involved in similar activities, A-55 faces exposure from actual or potential claims and lawsuits involving environmental matters, including soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances produced, handled, transported, used, released or disposed of by A-55.



     Over time, A-55's business will involve the production and distribution of substantially greater quantities of A-55 Additive, and therefore it will be required to develop and implement more extensive and formal procedures for (i) the proper handling, storage, and transportation of its finished additive and the chemical ingredients used in its manufacture; (ii) emission of contaminants to the ambient air during production, transportation, and storage activities and discharge of contaminants to a water body or a wastewater treatment facility during production or storage activities; and (iii) disposal of waste products. In addition, there may be state or local requirements applicable to the location of production or storage facilities which may apply to the Company's production and distribution operations.



     During the remainder of the current fiscal year and the next fiscal year we expect to manufacture all A-55 Additive required to meet projected customer demand at our nearly complete mixing facility in Sparks, Nevada, which has been designed to comply with all applicable federal, state and local environmental laws and regulations. We estimate that the total capital costs for environmental control facilities at the mixing facility will be approximately $35,000. In the future, A-55's requirements for additional mixing facilities will depend on the rate of market acceptance of its products and the location of its future customers, which we are unable to predict at this time. The rate at which such facilities are added in the future will be the largest determinant of the amount of capital costs that A-55 will be required to incur for environmental control facilities over the next several fiscal years. See "-- Facilities."



     See "Risk Factors--A-55 could potentially incur costs and liability associated with environmental matters."


     Fuel used in electric generating boilers, turbines and other stationary applications is not subject to fuel specification requirements as stringent as those that apply to fuel sold for use in on-road vehicles. State and local pollution control agencies regulate fuels used in stationary applications such as electricity generating units indirectly, by limiting the amount of various emissions released by them as well as regulating the quantity of sulphur and other chemicals within the fuel itself prior to its combustion. Fuels used by electricity generators are regulated through operating permits issued by state or local agencies or the EPA. Operating permits include limitations on emissions, visibility (opacity), control technology limits and operating limits which involve fuel type, hours of operation, maximum fuel feed rate and maximum heat value. Some electricity generators that plan to burn A-55 Clean Fuels may require a modification of their relevant operating permits before they can do so.


     The use of fuels in automobile and other internal combustion engine vehicles is highly regulated in the United States, primarily by the federal government although certain states also have adopted regulations applicable to such vehicles. Before A-55 Clean Fuels are marketed broadly for this purpose, A-55 may need to demonstrate in official testing situations that these fuels satisfy certain requirements. It may also be required to show that adjusting engines to operate on A-55 Clean Fuels will not compromise anti-tampering regulations that are designed to maintain the efficacy of emissions reducing equipment required of on-road vehicles, or obtain either certification or appropriate waivers of such requirements.


     Unanticipated changes in existing regulatory requirements, or the failure of A-55 to comply with such requirements or adoption of new requirements, could have a material adverse effect on A-55's business, financial condition and results of operations. A-55 is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. There can be no assurance that such laws or regulations will not have a material adverse effect on A-55's business, financial condition or results of operations.



     See "Risk Factors--A-55 requires certain regulatory approvals."


PRODUCTION AND DISTRIBUTION


     A-55 currently produces all of its A-55 Additive and small quantities of A-55 Clean Fuels at its technical center in Reno, Nevada. As market demand for A-55 Clean Fuels and A-55 Additive increases, A-55 expects to enlarge its existing facilities and build or acquire new A-55 Additive blending facilities at strategic locations where market demand is greatest. A-55 generally does not intend to produce A-55 Clean Fuels in order to directly supply the demands of customers for the finished fuel product, but it does intend to produce A-55 Additive. A-55 expects that both petroleum refiners and some of the larger consumers of A-55 Clean Fuels will purchase A-55 Additive directly from A-55 and its distributors to produce A-55 Clean Fuels.



     A-55 does not refine crude oil in order to produce Residues or any other petroleum product that may be used as a base for A-55 Clean Fuels; nor does it produce any component of A-55 Additive. Its production of A-55 Additive consists of blending its ingredients in the proper formulation required for specific applications. While there are multiple suppliers for Residues, naphtha, diesel, gasoline, and each of the A-55 Additive ingredients, A-55 is evaluating several alternatives to secure sources of supply of its raw materials, including building or acquiring a production facility or entering into strategic alliances with chemical production facilities or petroleum refiners.



     Commercial products similar to A-55 Additive and A-55 Clean Fuels, and their raw materials, are routinely transported and distributed by tank truck, rail tank car, barge and ocean-going vessels. Distribution centers and final destination storage facilities are typically large capacity storage tanks equipped to properly and safely store petrochemical type products. A-55 plans to transport, distribute and store A-55 Additive and its raw materials in a manner consistent with industry best practices and regulatory requirements. The handling and storage characteristics of A-55 Clean Fuels closely resemble those of conventional petroleum fuels. See "--Government Regulation."


FACILITIES


     A-55's administrative offices are located in a leased building in Reno, Nevada, containing approximately 45,000 square feet of space. The building is leased to A-55 by R. W. Gunnerman, for a term expiring on June 30, 2000. See "Certain Transactions."

     A-55's technical center is located in a facility in Reno, Nevada that is owned by A-55. The facility covers three acres and includes buildings containing an aggregate of approximately 25,000 square feet of space.



     A-55 is completing a commercial scale A-55 Additive mixing plant located in a building in Sparks, Nevada that is leased by the Company for a term of three years. A-55 has designed the 33,000 square foot, 80,000 gallon per day capacity mixing facility, scheduled for completion and operation by the fourth quarter of 1998, to serve as a template for the construction of other mixing facilities in the U.S. and abroad.


EMPLOYEES


     A-55 currently employs approximately 50 full-time employees. A-55 has not experienced any work stoppages and believes its relations with its employees are good. None of A-55's employees is covered by a collective bargaining agreement.


LEGAL PROCEEDINGS


     A-55 and R. W. Gunnerman are named defendants in a lawsuit instituted by Richard J. Schneider in Fayette County, Ohio, Court of Common Pleas on March 29, 1995. In the suit, Mr. Schneider alleges that A-55 and R. W. Gunnerman granted him an exclusive license to develop, market and sublicense the A-55 Technology in aviation-related applications pursuant to a letter agreement dated September 20, 1993. In the suit, Mr. Schneider seeks, among other things, specific performance by the Company and R. W. Gunnerman of their obligations under the letter agreement, including providing him with the formulation of A-55 Additive. After a court trial, judgment was entered on June 19, 1997, ordering that (i) A-55 and R. W. Gunnerman perform their obligations under the letter agreement and (ii) A-55 and R. W. Gunnerman pay the court costs of the suit. On July 1, 1997, the Company and R. W. Gunnerman filed a Notice of Appeal with the Court of Appeals of Fayette County, Ohio, Twelfth Appellate District. Mr. Schneider then filed a Motion of Enforcement of the June 19 judgment with the trial court. After a hearing on November 25, 1997, the trial court entered judgment, granting Mr. Schneider's motion and required A-55 and R. W. Gunnerman to disclose the formulation of A-55 Additive to Mr. Schneider. The Court also required the posting of a $1,000,000 bond for damages suffered by Mr. Schneider as a result of A-55's failure to produce the formulation of A-55 Additive, and specified that Mr. Schneider would be entitled to collect such bond if the June 19 judgment was affirmed on appeal. A-55 and R. W. Gunnerman also appealed the November 25 judgment to the appellate court. The November 25 and June 19 appeals were subsequently consolidated. On August 24, 1998, the appellate court affirmed the trial court's judgments, again ordering that the formulation of A-55 Additive be disclosed to Mr. Schneider. The Court held, however, that the calculation of $1,000,000 for damages was without specific basis and remanded the issue of the calculation of damages to the trial court. The Company has not yet disclosed the formulation of A-55 Additive to Mr. Schneider or provided him with a license to the A-55 Technology. Mr. Schneider has filed motions to enforce the June 19 judgment in state district court in Washoe County, Nevada. A-55 and Mr. Gunnerman intend to appeal the August 24 decision of the appellate court. There can be no assurance that A-55 and R. W. Gunnerman will be successful in their appeal, or that, if A-55 and R. W. Gunnerman are successful in their appeal, that A-55 and R. W. Gunnerman would be successful in any subsequent trial.

     In a separate action, on July 14, 1997, A-55 sued Mr. Schneider in state district court in Washoe County, Nevada, alleging that Mr. Schneider breached a Secrecy/Confidential Disclosure Agreement entered into by A-55 and Mr. Schneider on September 17, 1993. In the suit, A-55 seeks injunctive relief and unspecified monetary damages. Mr. Schneider has filed an answer to the claim and the parties are currently in discovery.



     In a third action, on January 22, 1998, A-55 sued Mr. Schneider in federal district court in Reno, Nevada, alleging that he infringed A-55's trademarks. In its complaint, A-55 seeks unspecified damages and has requested injunctive relief. The Court issued a preliminary injunction against Mr. Schneider's use of A-55's trademarks, subject to the posting of a $100,000 bond by A-55, which it has posted.



     In early 1998, A-55 learned that Caterpillar had recently received title by assignment to four U.S. patents related to the use of aqueous fuel in internal combustion engines. A-55 believes that these patents cover inventions developed all or in part by R. W. Gunnerman and should have been assigned to A-55 as a result of the dissolution of the joint venture between A-55 and Caterpillar. In April 1998, A-55 initiated steps towards arbitration, pursuant to the terms of the parties' joint venture agreement. In May 1998, Caterpillar filed suit in federal court in Peoria, Illinois against A-55, seeking a declaration that Caterpillar owns all right, title, and interest in and to the disputed patents. Shortly thereafter, A-55 filed a demand for arbitration in Denver, Colorado under the terms of the joint venture agreement. At the same time, A-55 filed a motion in the federal district court in Illinois to dismiss or stay the action and to compel Caterpillar to participate in the arbitration in Denver. Recently, the Court in Illinois granted A-55's motion and has ordered Caterpillar to participate in the arbitration and has stayed the Illinois action. Caterpillar has appealed the Court's ruling.



     A-55 is not presently a party to any other pending material legal proceedings. A-55 may be subject from time to time to various other legal proceedings which arise in the ordinary course of its business. Specifically, A-55 anticipates that it may be necessary, from time to time, to protect the proprietary intellectual property rights underlying the A-55 Technology against third-party infringement. A-55 intends to aggressively pursue legal remedies against any such infringers. A-55 anticipates that it may incur significant legal and other expenses related to the protection of its proprietary intellectual property. In addition, A-55 may incur significant legal expenses in connection with other future litigation which may arise in the course of its business. Any prolonged or complex litigation could have an adverse effect on A-55's financial condition and results of operations, as well as result in the diversion of management's attention from day-to-day business operations.



     Consumers and others who purchase A-55's products or use A-55 Clean Fuels may bring liability claims against A-55 allegedly resulting from the use of these products. A-55 does not currently have product liability insurance and may not be able to obtain and maintain adequate levels of such insurance in the future on acceptable terms or in sufficient amounts to protect it.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The directors, executive officers and senior employees of A-55, Inc. and their ages as of the date of this prospectus are as follows:



                NAME                   AGE                     POSITION
                ----                   ---                     --------
Rudolf W. Gunnerman..................  70    Chief Executive Officer and Chairman of the
                                             Board
Thomas N. Harvey.....................  49    President
Daniel J. Klaich.....................  48    Executive Vice President, Policy and
                                             Planning, Secretary and Director
Peter W. Gunnerman...................  32    Executive Vice President, Business
                                             Development and Director
Patrick M. Grimes....................  31    Chief Financial Officer
Dr. William C. Tao...................  40    President, Power Markets Division
Dr. Thomas M. Houlihan...............  59    Senior Vice President, Power Markets
                                             Division
Kristina Gunnerman...................  36    Vice President, Personnel
Alexander J. Paior...................  51    Director of International Development


-------------------------


     Rudolf W. Gunnerman is the founder of A-55, L.P. and the principal stockholder of A-55, Inc. and has been Chief Executive Officer of A-55, L.P. since its inception in November 1992 and of A-55, Inc. since it was formed in July 1997. He was elected A-55, Inc.'s Chairman of the Board in September 1997. Mr. Gunnerman has over 40 years of experience in the research and development of various commercial technologies and products, primarily within the energy industry, and most recently in the field of clean fuels and combustion technology.



     Thomas N. Harvey has been President of A-55, Inc. and A-55, L.P. since May 1998. From January 1992 to May 1998 he served as Chairman of the Board of the Global Environment & Technology Foundation (a not-for-profit organization which has provided public service in environmental and technology commercialization for ten years) and continues to serve as a director of that organization. From October 1996 to May 1998, Mr. Harvey was Senior Vice President of Business Development for The Columbus Group, which represents U.S. and foreign interests in securing business development opportunities and arranging investment financing in the U.S. and abroad. From May 1997 to May 1998, Mr. Harvey was the Chairman of the Board of Roy Weston, Inc., a publicly held environmental engineering company, and continues to serve as a director of such company. Mr. Harvey is currently the President and a director of Globequest International, Ltd., a family owned consulting business. Mr. Harvey received an engineering degree from West Point in 1971, a masters degree in international relations from Boston University in 1973, and an M.B.A. degree from the University of Puget Sound in 1979.



     Daniel J. Klaich has been an officer of A-55, Inc. since September 1997 and of A-55, L.P. since January 1994, currently as Executive Vice President, Policy and Planning and Secretary. He has been a director of A-55, Inc. since its inception. From January 1980 to December 1993, he was a partner in the Reno, Nevada law firm of Walter, Key, Maupin, Oats, Cox, Klaich & LeGoy, which served as A-55, L.P.'s primary outside counsel. Mr. Klaich received a B.S. in Accounting from the University of Nevada in 1972, a law degree from the University of Washington in 1975, and an L.L.M. degree in taxation from the New York University School of Law in 1978.


     Peter W. Gunnerman has been an officer of A-55, Inc. since September 1997 and of A-55, L.P. since its inception in November 1992 (currently as Executive Vice President of Business Development) and a director of A-55, Inc. since its inception. Mr. Gunnerman has worked on the development of the A-55 Technology with his father, Rudolf W. Gunnerman, since 1988. Mr. Gunnerman received a B.A. in History and German from the University of Oregon in 1988.



     Patrick M. Grimes has been Chief Financial Officer of A-55, Inc. and A-55, L.P. since October 1998. Prior to that, Mr. Grimes served as Controller of A-55 beginning in August 1997. From November 1991 to August 1997, Mr. Grimes was employed by Ernst & Young LLP. Mr. Grimes received a B.S. in Business Administration from California State University of Sacramento in 1990. Mr. Grimes is a certified public accountant.



     Dr. William C. Tao joined A-55 as the President of the Power Markets Division in July 1998. Between October 1985 and December 1997, Dr. Tao worked at the Lawrence Livermore National Laboratory, most recently as the Director of International Program Development. In that capacity, Dr. Tao worked with the World Bank and the Asian Development Bank on infrastructure building. Dr. Tao has served on the President's Council on Sustainable Energy since January 1996. Dr. Tao received a degree in Chemical Engineering and Nuclear Engineering from the University of California in 1980. He received his masters degree from Stanford University in 1981 and his Ph.D. also from Stanford University in 1986.



     Dr. Thomas M. Houlihan joined A-55 in July 1998 as Senior Vice President of the Power Markets Division. Between January 1994 and September 1997, Dr. Houlihan was an American Society of Mechanical Engineers Executive Fellow in the White House Science Office and The Interagency Environmental Technology Office. At the White House Science Office, Dr. Houlihan worked with personnel from 20 federal agencies to produce the position paper on sustainable development. Dr. Houlihan received his B.S. degree in Mechanical Engineering from Manhattan College in 1957 and his Ph.D., also in Mechanical Engineering, from Syracuse University in 1961.



     Kristina Gunnerman joined A-55 in July 1997 as its Director of Human Resources. Prior to joining A-55 she was engaged in the practice of law in Sacramento, California, as Staff Attorney to a law and motion judge of the California Superior Court. Ms. Gunnerman received her B.A. degree in German and Political Science from the University of Oregon in 1983 and her law degree from the University of California, Hastings College of the Law, in 1988.



     Alexander J. Paior has served as Director of International Development of A-55 since May 1998. Between September 1996 and May 1998, he was a full-time consultant to A-55 on international business development. Prior to September 1996, Mr. Paior practiced law and investment banking in Australia for over 20 years, including international commercial transactions in both Australia and Southeast Asia. Between October 1995 and June 1996, Mr. Paior was retained by the South Australian government to assist in the disposal of government assets in excess of US $1 billion. Mr. Paior received a Bachelor of Laws from University of Adelaide in 1974.

     Officers are elected annually by the board of directors and serve at the discretion of the board. The board of directors of A-55, Inc. has three members, each of whom are employees of A-55, Inc. All of the current directors serve until the next annual stockholders' meeting or until their successors have been duly elected and qualified. The board expects to appoint at least two non-employee directors to the board of directors within ninety days of consummation of the offering. There are no family relations between the directors and executive officers except that R. W. Gunnerman is the father of Peter Gunnerman and Kristina Gunnerman.



     A-55 is dependent on the active participation of its principal executive officers and the its ability to continue to attract and retain highly capable management personnel. The loss of the services of key personnel could have a material adverse affect on A-55.


COMMITTEES OF THE BOARD OF DIRECTORS


     The board of directors of A-55, Inc. intends to establish an audit committee and a compensation committee after consummation of the offering. The board anticipates that the audit committee will consist of non-employee directors and Mr. Klaich and will serve to: (i) make recommendations to the board of directors of the independent auditors who conduct the annual examination of A-55's accounts; (ii) review the scope of the annual audit and periodically meet with A-55's independent auditors to review their findings and recommendations; (iii) approve major accounting policies or changes to those policies; and (iv) periodically review A-55's principal internal financial controls. The board expects that the compensation committee will consist of two or more non-employee directors and will serve to review the compensation of executive officers of A-55 and make recommendations regarding such compensation to the board of directors.


EXECUTIVE COMPENSATION


     The following table sets forth compensation paid or accrued by A-55 for the year ended December 31, 1997 to its Chief Executive Officer and each of its two other executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

             NAME AND PRINCIPAL POSITION                        SALARY
             ---------------------------                       --------
Rudolf W. Gunnerman..................................  1997    $375,000
  Chief Executive Officer
Daniel J. Klaich.....................................  1997     125,000
  Executive Vice President, Policy and Planning
Peter W. Gunnerman...................................  1997     125,000
  Executive Vice President, Business Development

COMPENSATION OF DIRECTORS


     Directors of A-55, Inc. have not received cash for services provided as board or committee members; however, A-55, Inc. anticipates that compensation for non-employee directors will commence following the offering at levels to be determined by the board. Directors are also reimbursed for expenses incurred in attending meetings of the board or committees thereof.

EMPLOYMENT AGREEMENTS


     A-55 has entered into an at-will employment agreement with Mr. Thomas N. Harvey. Pursuant to this agreement, Mr. Harvey is entitled to an annual base salary of $250,000 for his first year of employment and $300,000 each additional year. Mr. Harvey is also entitled to: (i) a one-time grant of options to purchase 150,000 shares of the common stock at a per share exercise price equal to the offering price, such options to vest over five years; and (ii) annual grants of non-qualified stock options in amounts and under terms consistent with options granted to other senior officers of A-55, subject to approval of the board of directors. The agreement may be terminated at will or for cause (as defined in the agreement) and provides that if he is terminated without cause, or resigns for good reason (as defined in his agreement), he will be entitled to be paid severance equal to three years of his base salary if such termination occurs on or before March 1, 2003, and one year of his base salary if such termination occurs after such date. The agreement contains a covenant not to solicit employees or customers of A-55 for a period of two years following the termination of employment.



     A-55 has entered into an employment agreement with Dr. William Charles Tao. Pursuant to this agreement, Dr. Tao is entitled to an annual base salary of $240,000 per year. The agreement may be terminated upon Dr. Tao's death, his failure to satisfactorily perform his duties, or for economic circumstances beyond the control of A-55. Mr. Tao has agreed not to become directly or indirectly engaged in or involved with any business competitive or similar to that of A-55 during the term of the agreement. The agreement also provides that Dr. Tao may purchase from R.W. Gunnerman 2% of the total shares of A-55 at a price equal to 90% of the offering price. Such options vest in June 2001 subject to acceleration upon the satisfactory completion of certain performance criteria.



     A-55 has entered into an at-will employment agreement with Dr. Thomas Houlihan. Pursuant to this agreement, Dr. Houlihan is entitled to an annual base salary of $180,000 per year.


1998 STOCK OPTION PLAN


     At or promptly after the effectiveness of the Reorganization, A-55, Inc. intends to adopt a stock option plan (the "1998 Stock Option Plan") intended to provide directors, officers, employees and consultants of A-55 with an opportunity to invest in A-55 and to advance the interests of A-55 and its stockholders by enabling A-55 to attract and retain qualified personnel. The 1998 Stock Option Plan will provide for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options. The maximum number of shares of common stock that may be subject to options granted under the 1998 Stock Option Plan
will not exceed, in the aggregate, the number of shares equal to      % of the
shares of common stock outstanding immediately following consummation of the offering. Shares of common stock that are attributable to grants that have expired, terminated or been cancelled or forfeited will be available for issuance or use in connection with future grants. The compensation committee will administer the 1998 Stock Option Plan and select the individuals who will receive awards and establish the terms and conditions of such awards.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


     Pursuant to the provisions of the Delaware General Corporation Law, A-55, Inc. has adopted provisions in its certificate of incorporation (the "Certificate") which provide that directors of A-55, Inc. shall not be personally liable for monetary damages to A-55, Inc. or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to A-55, Inc. or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.



     The bylaws require A-55, Inc. to indemnify its officers and directors, and permits A-55, Inc. to indemnify its other agents, by bylaws, agreements or otherwise, to the full extent permitted under Delaware law. A-55, Inc. intends to enter into separate indemnification agreements with its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require A-55, Inc., among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them in which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.



     At present, other than the legal proceedings described in "Business-Legal Proceedings," there is no pending litigation or proceeding involving a director, officer, employee or agent of A-55, Inc. where indemnification will be required or permitted. A-55, Inc. is not aware of any other threatened litigation or proceeding which may result in a claim for such indemnification.


                              CERTAIN TRANSACTIONS


     The partners of A-55, L.P. have approved the Reorganization. Pursuant to the Reorganization, the partnership interests in A-55, L.P. are to be converted into all of the shares of common stock of A-55, Inc. prior to consummation of the offering. All such partnership interests outstanding will be converted on the same conversion ratio, and Messrs. R. W. Gunnerman, Daniel J. Klaich and Peter W. Gunnerman will receive, respectively, shares representing 78.7%, 3.0% and 3.0% of the total shares of A-55, Inc. outstanding immediately prior to the completion of the offering. See "Principal Stockholders."



     The A-55 Technology is owned by R. W. Gunnerman, who licensed the technology to A-55 pursuant to an Exclusive License Agreement dated January 3, 1994, by and among R. W. Gunnerman and A-55, L.P. (as subsequently amended, the "Technology License"). Pursuant to the Technology License, R. W. Gunnerman granted A-55 an exclusive license to exploit the A-55 Technology in return for a 93.8% interest in A-55, L.P. The Technology License provides for no royalty or other payments to R. W. Gunnerman. The Technology License will be amended and restated in connection with consummation of the Reorganization.

     At October 5, 1998, A-55, L.P. had notes payable and related accrued interest of approximately $19.1 million to R. W. Gunnerman pursuant to several promissory notes of A-55, L.P. payable to R. W. Gunnerman. The notes are payable on demand and bear interest at 8.5% per annum. In addition, in connection with the Reorganization, A-55, L.P. will distribute $2,145,300 in cash to a specified class of limited partners and expects to obtain the funds required for those distributions under additional notes payable to R.W. Gunnerman. A-55 intends to repay all of such amount with a portion of the net proceeds from the Offering. See "Use of Proceeds."



     In connection with the settlement in October 1998 of certain litigation brought by a third party against R. W. Gunnerman, A-55, L.P. and A-55, Inc., R.
W. Gunnerman agreed to repay $11.5 million to the third party, $2.0 million of which has been paid. The remaining $9.5 million is payable on or before April 30, 1999 and is secured by real property owned by R. W. Gunnerman as well as a security interest in 51% of the limited partners' interest in A-55, L.P. and 51% of the outstanding voting stock in A-55, Inc. Of R. W. Gunnerman's settlement payment, $1.5 million relates to the repayment to the third party of amounts previously advanced by the third party to A-55, L.P. The $1.5 million is included in the notes payable to R. W. Gunnerman.



     From time to time A-55 utilizes for corporate travel purposes a plane owned by Starbright Charter, Ltd., a corporation wholly owned by R. W. Gunnerman. Through October 31, 1998, A-55 has paid Starbright Charter, Inc. approximately $258,000. A-55 believes that the amounts paid for such services do not exceed the fair market value thereof.



     A-55 leases office facilities at 5270 Neil Road, Reno, Nevada, from R. W. Gunnerman pursuant to a lease dated April 16, 1997. The lease requires monthly rental payments of approximately $63,000 through April 2000. A-55 believes that the amounts paid for such facilities do not exceed the fair market rental thereof.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information about the beneficial ownership of A-55, Inc.'s common stock as of December 1, 1998, and as adjusted to reflect the sale by A-55, Inc. of the shares offered upon the completion of the offering (i) by each person who is known by A-55, Inc. to own beneficially more than five percent (5%) of the outstanding shares of common stock, (ii) by each of A-55, Inc.'s directors, (iii) by each of the Named Executive Officers,
(iv) by all directors and executive officers as a group. The table gives effect to the Reorganization. Except as otherwise indicated, A-55, Inc. believes that the beneficial owners of the securities listed below, based on information provided by such owners, had sole investment and voting power with respect to the common stock shown below as being beneficially owned by them, subject to community property laws where applicable.



                                          SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                                 OWNED                OWNED AFTER
                                         PRIOR TO THE OFFERING      THE OFFERING(1)
          NAME OF STOCKHOLDER            ---------------------    -------------------
          -------------------             NUMBER      PERCENT      NUMBER     PERCENT
Rudolf W. Gunnerman(2).................                 78.7%                      %
Daniel J. Klaich.......................                  3.0
Peter W. Gunnerman.....................                  3.0
All directors and executive officers as
  a group (9 persons)..................                 85.7%                      %


-------------------------
(1) Assumes the Underwriters' over-allotment option is not exercised.

(2) Includes           shares held by RWG, Inc., a Nevada corporation and
    general partner of the Predecessor, of which R. W. Gunnerman is the sole stockholder.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Upon consummation of the offering, A-55, Inc. will have authorized capital
stock of           shares consisting of           shares of common stock, $0.001
par value, and           shares of preferred stock, $0.001 par value. As of June
30, 1998, giving effect to the Reorganization,           shares of common stock
were outstanding, held by 89 holders of record, and no shares of preferred stock were outstanding.


COMMON STOCK


     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock that may be issued, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of A-55, Inc., the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of the offering will be fully paid and non-assessable.


PREFERRED STOCK


     The board of directors has the authority, without action by the
stockholders, to designate and issue up to           shares of preferred stock
in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series, any or all of which may be greater than the rights of the common stock. A-55, Inc. has no present plans to issue any shares of preferred stock.



     One of the effects of undesignated preferred stock may be to enable the board to discourage an attempt to obtain control of A-55, Inc. by means of a tender offer, proxy contest, merger or otherwise and to protect the continuity of A-55, Inc.'s management. The issuance of shares of preferred stock may adversely affect the rights of holders of common stock. For example, preferred stock issued by A-55, Inc. may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.


CLASSIFIED BOARD OF DIRECTORS; FILLING VACANCIES


     The Certificate provides that the board is divided into three classes and that the number of directors in each class shall be as nearly equal as is possible based upon the number of directors constituting the entire board. The Certificate effectively provides that the term of office of the first class will expire at the annual meeting of stockholders following the date of this prospectus, the term of office of the second class will expire at the second annual meeting of stockholders following the date of this prospectus, and the term of office of the third class will expire at the third annual meeting of stockholders following the date of this prospectus. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.



     The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board. Such a delay may help to provide the board with sufficient time to analyze an unsolicited proxy contest, a tender or exchange offer or any other extraordinary corporate transaction. However, such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of A-55, Inc., even though such an attempt might be beneficial to A-55, Inc. and its stockholders. The classification of the board could thus increase the likelihood that incumbent directors will retain their positions.



     Under Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate does not override this provision. The Certificate does provide that, subject to the rights of any holders of preferred stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the board (and not by the stockholders unless there are no directors in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the board could prevent any stockholder from enlarging the board and filling the new directorships with such stockholder's own nominees.



     The provisions of the Certificate governing the removal of directors and the filling of vacancies may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of A-55, Inc., or of attempting to change the composition or policies of the board, even though such attempts might be beneficial to A-55, Inc. or its stockholders. These provisions of the Certificate could thus increase the likelihood that incumbent directors will retain their positions.


STOCKHOLDER MEETING PROVISIONS


     The bylaws provide that (subject to the rights of any holders of preferred stock) (i) only a majority of the board, the Chief Executive Officer or a duly appointed committee of the board will be able to call a special meeting of stockholders; and (ii) following the offering, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the board, except at an annual meeting.



     The bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of A-55, Inc. (the "Notice Procedure"). The Notice Procedure provides that, subject to the rights of any holders of preferred stock, only persons who are nominated by or at the direction of the board, any committee appointed by the board, or by a stockholder who has given timely written notice to the Secretary of A-55, Inc. prior to the meeting at which directors are to be elected will be eligible for election as directors of A-55, Inc. The Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the board, any committee appointed by the board, or by a stockholder who has given timely written notice to the Secretary of A-55, Inc. of such stockholder's intention to bring such business before such meeting. Under the Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by A-55, Inc. not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, than not later than the 15th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made). These notices must contain certain prescribed information.



     The Notice Procedure affords the board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the board, to inform stockholders about such matters, and also provides a more orderly procedure for conducting annual meetings of stockholders.



     Although the bylaws do not give the board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to A-55, Inc. and its stockholders.


DELAWARE LAW


     A-55, Inc. is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, possibly inhibiting attempts that might result in a premium over the market price for the shares of common stock held by stockholders.


TRANSFER AGENT


     A-55, Inc.'s transfer agent and registrar for its common stock is
             .


                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to the offering, there has been no public market for the common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.

     Upon consummation of the offering, A-55, Inc. will have outstanding an
aggregate of           shares of common stock, assuming (i) the issuance of
          shares of common stock offered by A-55, Inc. hereby and (ii) no exercise of the Underwriters' over-allotment option. Of these shares, the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of A-55, Inc. as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain limitations and restrictions described below).



     The remaining           shares of common stock held by existing
stockholders were issued and sold by A-55, Inc. in reliance on exemptions from the registration requirements of the Securities Act. All these shares will be subject to "lock-up" agreements described below on the effective date of the offering. Beginning 180 days after the effective date of the offering, these shares will become eligible for sale upon expiration of lock-up agreements described below, subject to the limitations of Rule 144.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding (approximately shares immediately after the offering) or (ii) generally, the average weekly trading volume in the common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about A-55, Inc. Under Rule 144(k), a person who is not deemed to have been an affiliate of A-55, Inc. at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.



     All of A-55, Inc.'s stockholders (including A-55, Inc.'s executive officers
and directors), who in the aggregate beneficially own           shares of common
stock of A-55, Inc., have agreed that they will not, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities exercisable for any such shares for a period of 180 days after the effective date of the offering without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

                                  UNDERWRITING


     Under the terms of, and subject to the conditions contained in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, each of the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation is acting as the representative (the "Representative"), has severally agreed to purchase, and A-55, Inc. has agreed to sell to each Underwriter, the number of shares of common stock set forth opposite the name of such Underwriter below:


                                                             NUMBER OF
                       UNDERWRITERS                           SHARES
                       ------------                          ---------
Donaldson, Lufkin & Jenrette Securities Corporation........
                                                             --------
          Total............................................
                                                             ========


     The costs and expenses payable by A-55 in connection with the offering, other than underwriting commissions and discounts are estimated to be
approximately $          .



     The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of common stock are subject to certain conditions, and that, if any of the foregoing shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all the shares offered hereby must be purchased.



     A-55 has been advised that the Underwriters propose to offer the shares of common stock directly to the public initially at the price to public set forth on the cover page of this prospectus, and to certain selected dealers (who may include the Underwriters) at such public offering price less a selling
concession not in excess of $          per share. The selected dealers may
reallow a concession not in excess of $          per share to certain brokers
and dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance may be changed by the Representative.



     A-55, Inc. has granted to the Underwriters an option to purchase up to an
additional                      shares of common stock, at the initial price to
the public less the aggregate underwriting discount, solely to cover over-allotments. This option may be exercised at any time up to 30 days after the date of this prospectus. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase a number of shares proportionate to such Underwriter's initial
commitment as indicated in the preceding table. If all such              shares
are purchased by the Underwriters, the total underwriting discount will be
$          .



     A-55 has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof. Such indemnification provisions would require A-55 to hold the Underwriters harmless from and against any and all losses, claims, damages, liabilities and judgments caused by any untrue statement contained in this prospectus or by any omission to state a material fact herein, except for untrue statements or omissions based upon information relating to any Underwriter furnished in writing to A-55 by such Underwriter expressly for use in this prospectus, and subject to certain other limitations.

     A-55, Inc. and all of its stockholders, including its executive officers and directors, have agreed with the Underwriters not to offer, sell, pledge, contract to sell, grant any option, right of warrant to purchase, or otherwise transfer or dispose of directly or indirectly any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or in any manner transfer all or a portion of the economic consequences associated with the ownership of any common stock for a period of 180 days after the date of the prospectus without the prior written consent of the Representative and subject to certain limited exceptions. See "Shares Eligible for Future Sale."



     No action has been taken in any jurisdiction by A-55 or the Underwriters that would permit a public offering of the common stock offered pursuant to the offering in any jurisdiction where action for that purpose is required, other than the United States. The distribution of this prospectus and the offering or sale of the shares of common stock offered hereby in certain jurisdictions may be restricted by law. Accordingly, the shares of common stock offered hereby may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of any such jurisdiction. Such restrictions may be set out in applicable prospectus supplements. Persons into whose possession this prospectus comes are required by A-55 and the Underwriters to inform themselves about and to observe any applicable restrictions. This prospectus does not constitute an offer of, or an invitation to subscribe for purchase of, any shares of common stock and may not be used for the purpose of an offer to, or solicitation by, anyone in any jurisdiction or in any circumstances in which such offer or solicitation is not authorized or is unlawful.



     The Representative has informed A-55 that the Underwriters do not intend to confirm sales of common stock offered hereby to any accounts over which they exercise discretionary authority.



     A-55, Inc. has applied to list the common stock on the Nasdaq National Market under the trading symbol "AQVV."



     Prior to the offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock will be negotiated between A-55 and the Representative. The factors to be considered in determining the initial public offering price of the common stock, in addition to the prevailing market conditions, will be A-55 historical performance, estimates of the business potential and earnings prospects of A-55, an assessment of A-55 management and the consideration of the above factors in relation to market valuation of companies in related businesses.



     In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the Underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase shares of common stock in the open market to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The Underwriters are not required to engage in these activities and may end these activities at any time.



     In the ordinary course of its business, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has entered into an agreement to serve as financial advisor to A-55.

As compensation therefor, DLJ may receive, at its option, either cash payable by A-55 or options to purchase common stock from R.W. Gunnerman.


                                 LEGAL MATTERS


     The validity of the shares of common stock offered by A-55, Inc. hereby will be passed upon for A-55, Inc. by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, a Professional Corporation, San Francisco, California, which has acted as counsel to A-55 in connection with the offering. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.


                                    EXPERTS


     The balance sheets of A-55, L.P. as of December 31, 1996 and 1997, and the related statements of operations, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1997, and the period from November 1, 1992 (inception) through December 31, 1997, and the results of operations and cash flows of Advanced Fuels L.L.C. for the periods ended December 31, 1995 and October 24, 1996 and for the period from July 6, 1994 (inception) through October 24, 1996, and the balance sheets of A-55, Inc. as of December 31, 1997 and September 30, 1998, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION


     A-55, Inc. has filed with the Commission a registration statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to A-55, Inc. and the common stock, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. Information on the operation of the Public Reference Section of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of such World Wide Web site is http://www.sec.gov.



     A-55, Inc. intends to furnish its stockholders with annual reports containing financial statements for each fiscal year audited by independent auditors.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
A-55, INC.
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-2
Balance Sheet as of December 31, 1997 and September 30,
  1998......................................................  F-3
Notes to Financial Statement................................  F-4
A-55, L.P.
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-6
Balance Sheets as of December 31, 1996 and 1997, and
  September 30, 1998........................................  F-7
Statements of Operations for the period from November 1,
  1992 (inception) to December 31, 1997, and for the years
  ended December 31, 1995, 1996 and 1997, and for the nine
  months ended September 30, 1997 and 1998..................  F-8
Statements of Partners' Capital (Deficit) for the period
  from November 1, 1992 (inception) to December 31, 1997,
  and for the years ended December 31, 1995, 1996 and 1997,
  and for the nine months ended September 30, 1998..........  F-9
Statements of Cash Flows for the period from November 1,
  1992 (inception) to December 31, 1997, and for the years
  ended December 31, 1995, 1996 and 1997, and for the nine
  months ended September 30, 1997 and 1998..................  F-10
Notes to Financial Statements...............................  F-11
ADVANCED FUELS L.L.C.
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-21
Statements of Operations for the period from July 6, 1994
  (inception) to October 24, 1996 (dissolution), and for the year ended December 31, 1995, and for the period ended
  October 24, 1996 (dissolution)............................  F-22
Statements of Cash Flows for the period from July 6, 1994
  (inception) to October 24, 1996 (dissolution), and for the year ended December 31, 1995, and for the period ended
  October 24, 1996 (dissolution)............................  F-23
Notes to Financial Statements...............................  F-24
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Pro Forma Combined Balance Sheet as of September 30, 1998...  F-26
Pro Forma Combined Statement of Operations for the nine
  months ended September 30, 1998...........................  F-27
Pro Forma Combined Statement of Operations for the year
  ended December 31, 1997...................................  F-28
Notes to Pro Forma Balance Sheet and Statements of
  Operations................................................  F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
A-55, Inc.


     In our opinion, the accompanying balance sheets present fairly, in all material respects, the financial position of A-55, Inc. at December 31, 1997 and September 30, 1998 in conformity with generally accepted accounting principles. This financial statement is the responsibility of A-55, Inc.'s management; our responsibility is to express an opinion on this financial statement based on our audits. We conducted our audits of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

Sacramento, CA

December 3, 1998

                                   A-55, INC.

                                 BALANCE SHEETS


                                                        DECEMBER 31,    SEPTEMBER 30,
                                                            1997            1998
                                                        ------------    -------------
ASSETS
Deferred offering costs...............................    $157,800        $443,300
                                                          --------        --------
          Total assets................................    $157,800        $443,300
                                                          ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Due to affiliate......................................    $157,800        $443,300
                                                          --------        --------
          Total liabilities...........................     157,800         443,300
                                                          --------        --------
Commitment (Note 4)
Stockholders' equity:
  Preferred stock, $0.001 par value; 1,000 shares
     authorized, no shares issued or outstanding......          --              --
  Common stock, $0.001 par value; 9,000 shares
     authorized, no shares issued or outstanding......          --              --
  Paid-in capital
  Retained earnings...................................          --              --
                                                          --------        --------
          Total stockholders' equity..................          --              --
                                                          --------        --------
                                                          $157,800        $443,300
                                                          ========        ========


    The accompanying notes are an integral part of this financial statement.

                                   A-55, INC.

                          NOTES TO FINANCIAL STATEMENT

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION


     A-55, Inc., a Delaware corporation, has been established to develop, produce and market environmental technology related to cost-competitive clean fuels.



     A-55, Inc. was formed in July 1997 in anticipation of a merger of certain entities under common control (the "Reorganization"). The Reorganization will be undertaken in connection with the planned offering of common stock (the "Offering").



     The balance sheet should be read in conjunction with the historical Financial Statements of A-55, L.P., included elsewhere in this Prospectus.


FINANCIAL STATEMENT PRESENTATION

     The preparation of the balance sheet in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION


     A-55, Inc. will account for stock-based employee compensation arrangements in accordance with the provisions of APB No. 25 "Accounting for Stock Issued to Employees", and comply with the disclosure provisions of SFAS No. 123 "Accounting for Stock-Based Compensation". Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of A-55, Inc. stock and the amount an employee must pay to acquire the stock.


INCOME TAXES

     Income taxes are computed using the asset and liability method under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities.

2. DEFERRED OFFERING COSTS AND DUE TO AFFILIATE


     Through December 31, 1997 and September 30, 1998, A-55, L.P. has incurred costs totaling $157,800 and $443,300, respectively, in conjunction with the Offering. These costs have been transferred to A-55, Inc. by A-55, L.P. and are reflected as deferred offering costs, with the corresponding liability recorded as due to affiliate, in the accompanying balance sheets. If the Offering is consummated, the costs will be deducted from the proceeds from the Offering. If the Offering is not consummated, the costs will be charged to expense in the period in which a decision has been made to terminate the Offering. In such event, the costs would be borne by A-55, L.P.


3. STOCK OPTIONS


     Pursuant to an employment agreement, A-55, Inc. will, upon the completion of the Offering, grant an option to purchase 150,000 shares of A-55, Inc.'s common stock to an

                                   A-55, INC.

employee. The shares will vest ratably over a five year period. The exercise price of the option will equal the Offering price of A-55, Inc.'s common stock.



     In July 1998, R. W. Gunnerman granted a key employee of A-55, L.P. the option to purchase from R. W. Gunnerman up to a two percent interest in A-55, Inc., based upon the total issued shares immediately following the Offering, at a purchase price equal to ten percent below the Offering price of A-55, Inc.'s common stock. The option will vest in June 2001 and allows for accelerated vesting based upon completion of certain performance criteria by the employee. In accordance with APB 25, A-55, Inc. will recognize compensation expense for the ten percent discount ratably from the date of the Offering through June 2001. To the extent the employee's vesting period is accelerated prior to June 2001, the compensation expense recognized by A-55, Inc. will be adjusted proportionately.


4. COMMITMENT


     A-55, Inc. has entered into an agreement with an entity that will provide financial advisory services to A-55, Inc. for a period of up to 24 months, commencing October 1, 1998. The entity will receive up to $2,000,000 for such services rendered contingent upon the occurrence of one or more transactions as defined in the agreement. In lieu of any cash payment, the entity may elect to receive options to purchase up to 1.6 percent of the common stock of A-55, Inc. from R. W. Gunnerman.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
A-55, L.P.

     In our opinion, the accompanying balance sheets and the related statements of operations, of partners' capital (deficit) and of cash flows present fairly, in all material respects, the financial position of A-55, L.P. (a development stage enterprise) at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 and the period from November 1, 1992 (inception) through December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of A-55, L.P.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Sacramento, CA

December 3, 1998

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS


                                             DECEMBER 31,
                                      ---------------------------    SEPTEMBER 30,
                                         1996            1997            1998
                                      -----------    ------------    -------------
                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash..............................  $   795,500    $    783,800    $  1,743,500
  Inventories.......................           --          97,700          75,000
  Other current assets..............        6,600          18,400           5,000
  Receivable from affiliate.........           --         157,800         443,300
                                      -----------    ------------    ------------
          Total current assets......      802,100       1,057,700       2,266,800
Property and equipment, net.........    1,487,200       1,443,500       2,032,900
Intellectual property, net..........    3,362,000       2,175,400       1,285,500
                                      -----------    ------------    ------------
                                      $ 5,651,300    $  4,676,600    $  5,585,200
                                      ===========    ============    ============
LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Trade accounts payable............  $   139,900    $    482,500    $    830,800
  Accrued expenses..................    1,794,800       2,737,200       1,380,100
  Short-term indebtedness...........           --              --       1,009,700
  Advances from R.W. Gunnerman and
     related accrued interest.......    8,522,500      11,386,600      19,027,300
                                      -----------    ------------    ------------
          Total current
             liabilities............   10,457,200      14,606,300      22,247,900
Deferred revenue....................           --       2,414,700       2,414,700
                                      -----------    ------------    ------------
          Total liabilities.........   10,457,200      17,021,000      24,662,600
                                      -----------    ------------    ------------
Commitments and contingencies (Note
  9)
Partners' deficit:
  General partner's contributions,
     net of distributions...........    1,180,200       1,180,200       1,180,200
  Limited partners' contributions,
     net of distributions...........      228,500         228,500         228,500
  Deficit accumulated during
     development stage..............   (6,214,600)    (13,753,100)    (20,486,100)
                                      -----------    ------------    ------------
          Total partners' deficit...   (4,805,900)    (12,344,400)    (19,077,400)
                                      -----------    ------------    ------------
                                      $ 5,651,300    $  4,676,600    $  5,585,200
                                      ===========    ============    ============


   The accompanying notes are an integral part of these financial statements.

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS


                                PERIOD FROM                                                 NINE MONTHS ENDED,
                             NOVEMBER 1, 1992          YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                              (INCEPTION) TO     -------------------------------------   -------------------------
                             DECEMBER 31, 1997     1995         1996          1997          1997          1998
                             -----------------   ---------   -----------   -----------   -----------   -----------
                                                                                                (UNAUDITED)
Expenses:
  General and
    administrative.........    $  5,911,400      $ 534,400   $   989,000   $ 2,081,500   $ 1,747,700   $ 2,991,600
  Research and
    development............       2,637,300         19,600       184,900     1,927,200       835,800     1,075,000
  Sales and marketing......       1,284,000            500       559,500       623,800       344,700       469,400
  Legal....................       1,425,000        243,600       152,300       852,400       128,300       306,700
  Depreciation and
    amortization...........       1,954,100         36,600       261,000     1,361,600     1,034,500       998,500
                               ------------      ---------   -----------   -----------   -----------   -----------
                                 13,211,800        834,700     2,146,700     6,846,500     4,091,000     5,841,200
Other income (expense):
  Joint venture
    activities.............         370,200        (27,400)     (383,000)           --            --            --
  Interest and other
    income.................         318,600          2,100       235,000        65,000        58,700        16,200
  Interest expense.........         (30,400)        (9,800)       (7,300)       (1,800)       (1,800)       (3,200)
  Interest expense to
    related parties........      (1,199,700)        (9,000)     (402,800)     (755,200)     (548,400)     (904,800)
                               ------------      ---------   -----------   -----------   -----------   -----------
Net loss...................    $(13,753,100)     $(878,800)  $(2,704,800)  $(7,538,500)  $(4,582,500)  $(6,733,000)
                               ============      =========   ===========   ===========   ===========   ===========
Allocation of net loss:
  General partner..........    $ (2,636,300)     $  (8,800)  $   (27,000)  $   (75,400)      (46,000)      (67,400)
  Limited partners.........     (11,116,800)      (870,000)   (2,677,800)   (7,463,100)   (4,536,500)   (6,665,600)
                               ------------      ---------   -----------   -----------   -----------   -----------
                               $(13,753,100)     $(878,800)  $(2,704,800)  $(7,538,500)  $(4,582,500)  $(6,733,000)
                               ============      =========   ===========   ===========   ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    STATEMENT OF PARTNERS' CAPITAL (DEFICIT)


                                        GENERAL        LIMITED
                                       PARTNERS        PARTNERS         TOTAL
                                      -----------    ------------    ------------
Partners' capital, November 1, 1992
  (inception).......................  $        --    $         --    $         --
  Contributions.....................    2,214,000       2,697,600       4,911,600
  Distributions.....................   (1,170,000)     (1,916,700)     (3,086,700)
  Partnership interests issued to
     employees......................           --       1,324,000       1,324,000
  Reclassification of partnership
     status.........................      144,900        (144,900)             --
  Net loss..........................   (2,525,100)       (105,900)     (2,631,000)
                                      -----------    ------------    ------------
Partners' capital (deficit),
  December 31, 1994.................   (1,336,200)      1,854,100         517,900
  Contributions.....................           --           9,800           9,800
  Net loss..........................       (8,800)       (870,000)       (878,800)
                                      -----------    ------------    ------------
Partners' capital (deficit),
  December 31, 1995.................   (1,345,000)        993,900        (351,100)
  Distributions.....................       (8,700)     (1,741,300)     (1,750,000)
  Net loss..........................      (27,000)     (2,677,800)     (2,704,800)
                                      -----------    ------------    ------------
Partners' deficit, December 31,
  1996..............................   (1,380,700)     (3,425,200)     (4,805,900)
  Net loss..........................      (75,400)     (7,463,100)     (7,538,500)
                                      -----------    ------------    ------------
Partners' deficit, December 31,
  1997..............................   (1,456,100)    (10,888,300)    (12,344,400)
  Net loss (Unaudited)..............      (67,400)     (6,665,600)     (6,733,000)
                                      -----------    ------------    ------------
Partners' deficit, September 30,
  1998 (Unaudited)..................  $(1,523,500)   $(17,553,900)   $(19,077,400)
                                      ===========    ============    ============


   The accompanying notes are an integral part of these financial statements.

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS


                                         PERIOD FROM
                                         NOVEMBER 1,
                                             1992                                                       NINE MONTHS ENDED
                                        (INCEPTION) TO            YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                         DECEMBER 31,      --------------------------------------   -------------------------
                                             1997             1995         1996          1997          1997          1998
                                      ------------------   ----------   -----------   -----------   -----------   -----------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss..........................     $(13,753,100)     $ (878,800)  $(2,704,800)  $(7,538,500)  $(4,582,500)  $(6,733,000)
  Adjustments to reconcile net loss
    to net cash (used in) provided
    by operating activities:
    Depreciation and amortization...        1,954,100          36,600       261,000     1,361,600     1,034,500       998,500
    Receivables from Advanced Fuels
      offset against purchase price
      of joint venture..............         (331,900)             --      (331,900)           --            --            --
    Equity in loss of joint
      venture.......................        3,430,200       1,027,400     1,133,000            --            --            --
    Loss on disposal of property and
      equipment.....................           28,000              --            --        24,400            --            --
    Compensation expense for
      partnership interests issued
      to employees..................        1,324,000              --            --            --            --            --
    Changes in operating assets and
      liabilities:
      Inventory.....................          (97,700)             --            --       (97,700)      (95,500)       22,700
      Other current assets..........          (18,400)          2,400         5,800       (11,800)        6,600        13,400
      Receivable from affiliate.....         (157,800)             --            --      (157,800)     (128,900)     (285,500)
      Trade accounts payable........          482,500          12,700       126,300       342,600        82,900       348,300
      Accrued expenses..............        2,737,200         120,200     1,632,000       942,400       550,200       904,800
      Accrued interest..............        1,092,800           1,600       336,000       755,200     1,914,700            --
      Deferred revenue..............        2,414,700              --            --     2,414,700       206,900    (1,357,100)
                                         ------------      ----------   -----------   -----------   -----------   -----------
      Net cash (used in) provided by
        operating activities........         (895,400)        322,100       457,400    (1,964,900)   (1,011,100)   (6,087,900)
                                         ------------      ----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchases of property and
    equipment.......................       (2,041,200)         (2,600)      (88,100)     (155,700)     (108,300)     (698,000)
  Contributions to joint venture....         (990,000)       (490,000)           --            --            --            --
  Purchase of joint venture.........       (5,668,100)             --    (5,668,100)           --            --            --
                                         ------------      ----------   -----------   -----------   -----------   -----------
      Net cash used for investing
        activities..................       (8,699,300)       (492,600)   (5,756,200)     (155,700)     (108,300)     (698,000)
                                         ------------      ----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Partners' contributions...........        4,921,400           9,800            --            --            --            --
  Distributions to partners.........       (4,836,700)             --    (1,750,000)           --            --            --
  Proceeds from issuance of
    short-term debt, net............                                                                         --     1,009,700
  Advances from R. W. Gunnerman,
    net.............................       10,293,800          89,400     7,838,600     2,108,900     1,058,000     6,735,900
                                         ------------      ----------   -----------   -----------   -----------   -----------
      Net cash provided by financing
        activities..................       10,378,500          99,200     6,088,600     2,108,900     1,058,000     7,745,600
                                         ------------      ----------   -----------   -----------   -----------   -----------
  Net change in cash................          783,800         (71,300)      789,800       (11,700)      (61,400)      959,700
  Cash, beginning of period.........               --          77,000         5,700       795,500       795,500       783,800
                                         ------------      ----------   -----------   -----------   -----------   -----------
  Cash, end of period...............     $    783,800      $    5,700   $   795,500   $   783,800   $   734,100   $ 1,743,500
                                         ============      ==========   ===========   ===========   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.....................     $    137,300      $   17,200   $    74,100   $     1,800   $     1,800   $        --
                                         ============      ==========   ===========   ===========   ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS


     A-55, L.P. was formed as a Delaware limited partnership in November 1992 for the purpose of developing, producing and marketing environmental technology related to cost-competitive clean fuels (the "A-55 Technology"). In January 1994, A-55, L.P. was reorganized as a Nevada limited partnership.



     A-55, L.P. is a development stage enterprise and, to date, has focused its efforts primarily on the development of the A-55 Technology. The A-55 Technology includes A-55, L.P.'s proprietary additive which allows for the stable blend of almost any petroleum product with water to create clean fuels that are both less expensive to use and environmentally cleaner than many fossil fuels used today. A-55, L.P.'s development activities have included internal research and development as well as research and development conducted through a since-dissolved joint venture with Caterpillar, Inc. (Note 4).


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PLANNED OFFERING AND RELATED COSTS


     In connection with the initial public offering, A-55, L.P. intends to complete a merger (the "Reorganization") with A-55, Inc., a Delaware corporation, with A-55, Inc. continuing as the surviving entity of such merger. As a result of the Reorganization, the partners of A-55, L.P. will become the sole stockholders of A-55, Inc. with the same proportionate ownership interests in A-55, Inc. as they owned in A-55, L.P. immediately prior to the Reorganization. In conjunction with the Reorganization, A-55, L.P. intends to make certain Partner distributions totaling $2,145,300.



     A-55, L.P. has incurred costs totaling $157,800 and $443,300 on behalf of A-55, Inc. at December 31, 1997 and September 30, 1998, respectively, in connection with capital raising efforts. These costs have been charged to A-55, Inc. and the corresponding receivable has been recorded by A-55, L.P.


FINANCIAL STATEMENT PRESENTATION

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue from territorial license agreements will be recognized when the licensee has completed all contractual requirements to be granted a license and collection of license fees is reasonably assured.

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

RESEARCH AND DEVELOPMENT


     Research and development costs are expensed as incurred and consist primarily of costs incurred in the development of A-55, L.P.'s aqueous fuel technology.


INCOME TAXES

     No provisions have been made for federal or state income taxes because such taxes, if any, are the responsibility of the individual partners.


     Differences between the tax and book bases of A-55, L.P.'s assets and liabilities exist due primarily to the amortization period of intellectual property, the timing of revenue recognition and the deductibility of certain accrued expenses. This difference results in net assets for tax purposes being $2,195,800 and $7,389,000 greater than the net assets for book purposes at December 31, 1996 and 1997.



     As noted in "Planned Offering and Related Costs" above, A-55, L.P. intends to transfer all of its assets and liabilities to A-55, Inc. in exchange for all the outstanding shares of common stock of A-55, Inc. Following the transfer, A-55, Inc. will be subject to income taxes as a C Corporation.



     A pro forma provision for income taxes, showing the tax effects as if A-55, L.P. had always been subject to income taxes as a C corporation, has not been included in the accompanying statement of operations. No income tax benefit would be recognized for the years ended December 31, 1995, 1996 and 1997 due to A-55, L.P. recognizing pre-tax losses and there is substantial doubt as to A-55, L.P.'s ability to utilize these losses in the future.


ADVERTISING


     A-55, L.P. expenses the costs of advertising the first time advertising takes place. Advertising expenses, for the years ended December 31, 1995, 1996, and 1997 as well as the nine months ended September 30, 1997 and 1998 were not significant.


ALLOCATION OF INCOME, LOSSES AND DISTRIBUTIONS


     A-55, L.P. has three classes of limited partnership interests: A, B and C.


     Losses are allocated to all partners, except Class C limited partners, based on participation percentages. No additional losses are allocated to Class B limited partners whose capital balances fall to zero. Any remaining losses are allocated to the general partner.

     After offsetting prior losses, 50% of all profits, and 50% of distributions of cash from operations as determined by the general partner, are allocated to Class B limited partners until they are allocated an amount equal to their original capital contributions. The remaining 50% is allocated to the other partners, including the general partner, based on their relative participation percentages. Thereafter, profits and distributions are allocated to all partners, including the general partner, based on participation percentages.

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Class C limited partners have no initial capital contribution requirements.

INVENTORIES

     Inventories consist primarily of fuel-blending units held for sale. Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost. The cost of maintenance and repairs is expensed as incurred; significant renewals and betterments are capitalized. Depreciation expense is recognized on the straight-line method over estimated useful lives as follows:

Buildings..................................     31 years
Machinery and equipment....................      5 years
Office furniture and equipment.............  5 - 7 years


     Depreciation expense for the years ended December 31, 1995, 1996, 1997 and the nine months ended September 30, 1997 and 1998 was $36,600, $63,200, $175,000, $144,600 and $108,600 respectively.


INTELLECTUAL PROPERTY


     Intellectual property represents the fair value of the rights to Advanced Fuels' aqueous fuel technology re-acquired by A-55, L.P. in October 1996 (Note
4). Intellectual property is amortized on a straight-line basis over three years. Amortization expense for the years ended December 31, 1996 and 1997 was $197,800 and $1,186,600, respectively, and was $889,900 for the nine months ended September 30, 1997 and 1998, respectively.


PARTNERSHIP CAPITAL-BASED COMPENSATION


     A-55, L.P. accounts for Partnership capital-based employee compensation arrangements in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of A-55, L.P.'s capital interests and the amount an employee must pay to acquire the partnership interest.


INTERIM FINANCIAL DATA (UNAUDITED)


     The unaudited financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations, in accordance with generally accepted accounting principles.

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. BALANCE SHEET COMPONENTS

     The components of certain balance sheet captions are as follows:


                                         DECEMBER 31,          SEPTEMBER 30,
                                   ------------------------    -------------
                                      1996          1997           1998
                                   ----------    ----------    -------------
                                                                (UNAUDITED)
Property and equipment, net:
  Land and improvements..........  $  377,900    $  513,800     $  513,800
  Buildings and improvements.....     763,300       628,800        628,800
  Machinery and equipment........     390,700       435,300        472,800
  Office furniture and
     equipment...................     115,800       194,200        225,200
  Construction-in-progress.......          --            --        629,500
                                   ----------    ----------     ----------
                                    1,647,700     1,772,100      2,470,100
  Less--accumulated
     depreciation................    (160,500)     (328,600)      (437,200)
                                   ----------    ----------     ----------
                                   $1,487,200    $1,443,500     $2,032,900
                                   ==========    ==========     ==========
Accrued expenses:
  Refundable marketing fees......  $1,500,000    $1,500,000     $       --
  Legal..........................     200,000     1,000,000      1,000,000
  Other..........................      94,800       237,200        380,100
                                   ----------    ----------     ----------
                                   $1,794,800    $2,737,200     $1,380,100
                                   ==========    ==========     ==========



     In 1996, A-55, L.P. received $1,500,000 from an individual who signed a one year agreement to represent A-55, L.P. in marketing its aqueous fuel technology. Under the agreement, A-55, L.P. would have been obligated to pay the individual an agreed-upon royalty from any sales resulting from the individual's efforts during the one year period. No such sales agreements were consummated during this period. In September 1998, R. W. Gunnerman assumed the liability to refund these marketing fees, and the Advances from R. W. Gunnerman were increased accordingly. See Note 6.


4. ADVANCED FUELS JOINT VENTURE


     In July 1994, A-55, L.P. formed a joint venture, Advanced Fuels, L.L.C., (Advanced Fuels), with Caterpillar, Inc. (Caterpillar), to commercialize the A-55 aqueous fuel technology for use in internal combustion engines, including spark-ignited (gasoline), compression-ignited (diesel) and turbine engines. Pursuant to the formation agreement, A-55, L.P. contributed, in exchange for a 49% interest in Advanced Fuels, $500,000 cash, $303,200 of equipment at its net book value, and an exclusive license to the A-55 aqueous fuel technology for the specified purposes of Advanced Fuels. In 1995, A-55, L.P. contributed an additional $490,000 cash to Advanced Fuels.



     Under the joint venture agreement, A-55, L.P. agreed to provide Advanced Fuels with consulting services regarding business and technology matters, potential sales licenses, patent issues and the supervision of fuel testing. For these consulting services, Advanced

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Fuels remitted cash to A-55, L.P. of $1,000,000 and $750,000 for the years ended December 31, 1995 and 1996, respectively.



     A-55, L.P. accounted for its investment in the Advanced Fuels joint venture under the equity method of accounting. A-55's share of the net losses of Advanced Fuels was $1,027,400 and $1,133,000 for the years ended December 31, 1995 and 1996, respectively. A significant portion of the expenses incurred by Advanced Fuels were paid by A-55, L.P. with subsequent reimbursement received from Advanced Fuels. These transactions are not included in A-55, L.P.'s statements of operations except to the extent losses were allocated by the joint venture. Total Advanced Fuels expenses funded by A-55, L.P. were $506,600 and $1,170,000 for the years ended December 31, 1995 and 1996, respectively.



     In October 1996, A-55, L.P., using funds borrowed from R. W. Gunnerman, acquired Caterpillar's 51% interest in Advanced Fuels for $6,000,000 and the joint venture was dissolved. Under the terms of the dissolution agreement, A-55, L.P. acquired all tangible assets of Advanced Fuels. Advanced Fuels' liabilities to A-55, L.P. and Caterpillar were forgiven. No third party liabilities of Advanced Fuels existed at the date of dissolution. Pursuant to the dissolution agreement, Caterpillar was granted (i) exclusive rights to the engine-related technology with respect to the conversion of Caterpillar engines, (ii) nonexclusive rights to the engine-related technology with respect to the conversion of non-Caterpillar engines to consume aqueous fuel produced by Caterpillar (until October 24, 1999, these nonexclusive rights become operative only under certain circumstances), (iii) nonexclusive rights to the fuel-related technology to make, have made, use or sell (but not license) gasoline- or naphtha-based aqueous fuels, but only for Caterpillar diesel and natural gas engines, (iv) nonexclusive rights to the fuel-related technology to sell diesel-based aqueous fuel in all applications for products of the kind sold by Caterpillar, and (v) beginning on October 24, 2001, nonexclusive rights to the fuel-related technology to license diesel-based aqueous fuel in all applications for products of the kind sold by Caterpillar. A-55, L.P. and Caterpillar also agreed to pay each other a royalty in the amount of $0.005 per gallon of aqueous fuel (or the equivalent in surfactant) sold by it directly, through license, by sale of technology or by other action. The first royalty payment is not payable until a party and its licensees have cumulatively sold 2.0 billion gallons of aqueous fuel (or the equivalent in surfactant). The royalty obligation is effective for ten years from the date the first royalty payment is due. The parties also agreed that, should A-55, L.P. or Caterpillar enter into an arrangement with an oil company for the manufacture or distribution or diesel-based aqueous fuel and receive a lump sum payment in connection therewith, the other party would be entitled to 20% of the lump sum payment. At December 31, 1996 and 1997, no amounts were payable or receivable under the royalty agreement or lump sum payment agreement.

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     A-55, L.P. accounted for the acquisition using the purchase method of accounting. The purchase price consisted of $5,668,100 in cash and the forgiveness by A-55, L.P. of $331,900 of receivables from Advanced Fuels, reduced by the reversal of A-55, L.P.'s liability to fund Advanced Fuels' deficit totaling $2,086,600. The net purchase price of $3,913,400 was allocated as follows:


Equipment..........................................  $  353,600
Intellectual property..............................   3,559,800
                                                     ----------
                                                     $3,913,400
                                                     ==========


     The acquired equipment was capitalized to property and equipment, as it will be utilized by A-55 in its ongoing research efforts. The liability for accumulated deficit consists of A-55's underfunded investment in Advanced Fuels at the date of the acquisition. Intellectual property was capitalized as an intangible asset as it represents the fair value of the rights to Advanced Fuels' aqueous fuel technology acquired by A-55, L.P.


     The above joint venture activity has been reflected as "joint venture activities" in the statements of operations as follows:

                                          FOR THE YEARS ENDED
                                              DECEMBER 31,
                                        ------------------------
                                           1995          1996
                                        ----------    ----------
Equity in net loss of joint venture...  $1,027,400    $1,133,000
Consulting revenues earned from joint
  venture.............................  (1,000,000)     (750,000)
                                        ----------    ----------
                                        $   27,400    $  383,000
                                        ==========    ==========

     In the opinion of management, the consulting revenues earned from the joint venture approximate those that would be earned in an arm's-length transaction with other third parties.


5. SHORT-TERM INDEBTEDNESS



     In September 1998, A-55, L.P. borrowed $1,009,700 from a third party under a note payable, partially secured by real property, due in March 1999. In October 1998, A-55, L.P. transferred the loan proceeds to R. W. Gunnerman as a reduction to the Advances from R. W. Gunnerman.

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


6. ADVANCES FROM R. W. GUNNERMAN AND RELATED ACCRUED INTEREST



     A-55, L.P. has borrowing arrangements with the developer of A-55's proprietary technology, who is a limited partner and the majority shareholder in a corporation, which is the general partner of A-55, L.P. (R. W. Gunnerman), to provide funding for the general operations of A-55, L.P. Advances from R. W. Gunnerman and the related accrued interest consist of the following:



                                       DECEMBER 31,           SEPTEMBER 30,
                                 -------------------------    -------------
                                    1996          1997            1998
                                 ----------    -----------    -------------
                                                               (UNAUDITED)
Unsecured advances, bearing
  interest at prime (8.5% at
  December 31, 1997) and due at
  dates ranging from on demand
  to February 1999.............  $8,184,900    $10,293,800     $17,029,700
Accrued interest on advances...     337,600      1,092,800       1,997,600
                                 ----------    -----------     -----------
                                 $8,522,500    $11,386,600     $19,027,300
                                 ==========    ===========     ===========



     Subsequent to September 30, 1998, A-55, L.P. has received $965,700 of additional advances from R. W. Gunnerman. See Note 3. These advances are due on demand and bear interest at prime.



     In September 1998, R. W. Gunnerman assumed A-55, L.P.'s $1,500,000 liability for the refundable marketing fees discussed in Note 3 in connection with a settlement in October 1998 of certain litigation against R. W. Gunnerman, A-55, L.P. and A-55, Inc. The litigation was brought by the individual who funded the marketing fees.


     Estimation of the fair value of advances from R. W. Gunnerman is not considered practicable due to the relationships involved.


7. TERRITORIAL LICENSE AGREEMENTS



     During the year ended December 31, 1997, A-55, L.P. entered into four territorial license agreements: (i) one covering Australia, New Zealand and Papau New Guinea (the "Australia License"), (ii) one covering the Republic of Korea and the Democratic People's Republic of Korea (the "Korean License"), and
(iii) two covering the Russian Federation (the "Russian Licenses"). Each of these licenses provides for payment to A-55, L.P. of certain initial territorial license fees and an on-going royalty which ranges from 0.5% to 1.0% of the sales in the applicable territory. Additionally, A-55, L.P. is granted a 30% ownership interest in the licensee corporation. The initial territorial license fees under the Australian, Korean, and Russian Licenses amount to $35.0 million in the aggregate. Of this amount, the Australian and Korean Licenses together account for $15.0 million, all of which has become due, but only $2,414,700 of which has been paid to date. A-55, L.P. has suspended the payment obligations of the licensee under the Australian License pending completion of certain field tests being performed by the licensee in Australia and is currently negotiating a revised payment schedule with the licensee under the Korean License. All cash collected from the Australian and Korean

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

licenses has been recorded as deferred revenue pending the completion of the field tests and negotiation of the revised payment schedule. Under the Russian License, territorial license payments are not due until the licensee completes certain field tests and other detail requirements, which have not been completed to date. No royalties have been paid under any of the licenses.


8. PARTNERSHIP OPTIONS



     In January 1996, R. W. Gunnerman granted a key employee the option to purchase a three-quarter percent limited partnership interest, owned by R. W. Gunnerman, for $750,000. Management believes that the fair market value of this three-quarter percent partnership interest on the date of grant was $750,000. The option vested 33.3 percent immediately as of the date of grant and the remaining portion vested 33.3 percent in January 1997 and 1998. At each vesting date, the employee exercised the option in exchange for a note payable to R. W. Gunnerman and acquired the vested partnership interest. In September 1997, R. W. Gunnerman granted another key employee the option to purchase a one percent limited partnership interest, owned by R. W. Gunnerman, for $5,000,000. In management's judgment, the fair market value of this partnership interest on the date of grant was $3,000,000. The option vested immediately as of the date of grant and was exercised in September 1998 in exchange for $225,000 in cash and a note payable to R. W. Gunnerman for the balance. In January 1998, R. W. Gunnerman granted an individual the option to purchase a one percent partnership interest, owned by R. W. Gunnerman, for $3,000,000. In management's judgment, the fair market value of this partnership interest on the date of grant was $3,000,000. The option vested immediately and expires ten years from the date of grant.



     In conjunction with the Offering described in Note 2, all unexercised options to purchase limited partnership interests convert, without change to the original exercise price and vesting period, into options to purchase common stock of A-55, Inc. from R. W. Gunnerman. Additionally, the percentage ownership interest the optionee is entitled to purchase does not change upon the conversion of the options. This ownership percentage is determined based upon the total number of common shares outstanding immediately following the completion of the Offering.



     A-55, L.P. has applied APB Opinion 25 and related Interpretations in accounting for the issuance of these options. No compensation cost was charged against operations for these options as the fair market value of the interest approximated the exercise price on the date of grant. Had compensation costs for the years ended December 31, 1996 and 1997 related to the options been determined based on the minimum value of the options at the grant date consistent with FASB Statement 123, A-55, L.P.'s net loss would have been increased to the pro forma amount indicated below:


                                        YEARS ENDED DECEMBER 31,
                                        ------------------------
                                           1996          1997
                                        ----------    ----------
Net loss:
As reported...........................  $2,704,800    $7,538,500
Pro forma.............................  $2,738,000    $7,655,100

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The fair value of the options are estimated on the date of the grant using a minimum value option-pricing model with the following weighted-average assumptions used for the grant: risk-free weighted average interest rate of 7%, distribution rate of 0% and weighted average expected option life of 1.5 years. Minimum value option-pricing models require the input of highly subjective assumptions, which are subject to change from time to time.


9. COMMITMENTS AND CONTINGENCIES


OPERATING LEASES


     During April 1997, A-55, L.P. entered into a three year operating lease to lease a facility from R. W. Gunnerman. Future minimum rental payments under the operating lease are as follows:


                YEAR ENDING
               DECEMBER 31,
   1998....................................  $  756,000
   1999....................................     756,000
   2000....................................     252,000
                                             ----------
                                             $1,764,000
                                             ==========


     Rent expense under the operating lease totaled $0, $0 and $441,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and totaled $252,000 and $594,000 for the nine month periods ended September 30, 1997 and 1998, respectively.


PROFESSIONAL SERVICES


     A-55, L.P. has entered into an agreement with an entity that will provide financial advisory services to A-55, L.P. for a period of up to 24 months, commencing October 1, 1998. The entity will receive up to $2,000,000 for such services, contingent upon the occurrence of one or more transactions as described in the agreement. In lieu of any cash payment, the entity may elect to receive options to purchase common stock of A-55, Inc. from R. W. Gunnerman.


EMPLOYMENT AGREEMENTS


     A-55, L.P. has entered into employment agreements with certain key employees which entitle the employees to severance benefits ranging from one to three years of base salary if termination of the employee occurs without cause. No amounts have been accrued for severance benefit expense at December 31, 1996, 1997 or September 30, 1998.


LEGAL PROCEEDINGS


     A-55, L.P. and R. W. Gunnerman are named defendants in a lawsuit instituted by a former limited partner of A-55, L.P. (the "Plaintiff") on March 29, 1995 in which the Plaintiff alleges that A-55, L.P. and R. W. Gunnerman granted him an exclusive license to develop, market and sublicense the A-55 Technology in aviation-related applications pursuant to a letter agreement dated September 20, 1993. In the lawsuit, the Plaintiff seeks, among other things, specific performance by A-55, L.P. and R. W. Gunnerman of their obligations under the letter agreement, including providing him with information

                                   A-55, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


concerning the formulation of A-55 Additive. After a court trial, judgment was entered on June 19, 1997, ordering that (i) A-55, L.P. and R. W. Gunnerman perform their obligations under the letter agreement and (ii) A-55, L.P. and R.
W. Gunnerman pay the court costs of the suit. On July 1, 1997, A-55, L.P. and R.
W. Gunnerman filed a Notice of Appeal. The Plaintiff then filed a Motion of Enforcement of the June 19, 1997 judgment with the trial court. After a hearing, on November 25, 1997, the Court granted the Plaintiff's motion, requiring the posting of a $1,000,000 bond for damages suffered by the Plaintiff pending the results of A-55, L.P.'s appeal and requiring A-55, L.P. and R. W. Gunnerman to disclose the formulation of the A-55 Additive to the Plaintiff. The bond has not yet been posted, and the Plaintiff has filed various motions to enforce the June 19, 1997 judgment in Nevada. A-55, L.P.'s legal expenses for the years ended December 31, 1995 and 1997 include accruals of $200,000 and $800,000, respectively, for payment commitments related to this lawsuit. A-55, L.P. and R.
W. Gunnerman appealed the November 25, 1997 judgment to the appellate court. On August 24, 1998, the appellate court affirmed the trial court's judgment. A-55, L.P. and R. W. Gunnerman intend to further appeal this matter. There can be no assurance that A-55, L.P. and R. W. Gunnerman will be successful in the appeal, or that, if A-55, L.P. and R. W. Gunnerman are successful in the appeal, that A-55, L.P. and R. W. Gunnerman would be successful in any subsequent trial.



     In early 1998, A-55, L.P. learned that Caterpillar had recently received title by assignment to four United States patents related to the use of aqueous fuel in internal combustion engines. A-55, L.P. believes that these patents cover inventions developed by R. W. Gunnerman and should have been assigned to A-55, L.P. under the terms of the Advanced Fuels dissolution agreement between A-55, L.P. and Caterpillar. In April 1998, Caterpillar filed suit in federal district court in Peoria, Illinois against A-55, L.P., requesting a declaration that Caterpillar owns all right, title, and interest in and to the disputed patents. Caterpillar is not seeking monetary damages against A-55, L.P. with respect to its suit. In July 1998, the district court ruled in favor of A-55, L.P.'s motion to compel arbitration of the dispute in Denver, Colorado, as provided in the joint venture agreement, and stayed the litigation pending the outcome of such arbitration. No amounts have been recorded in the Financial Statements related to the future outcome of this matter.



10. RELATED PARTY TRANSACTIONS



     In addition to the related party transactions addressed in Notes 4, 6 and 9, A-55, L.P., during the nine month period ended September 30, 1998, has paid approximately $258,000 in travel expenses to a corporation wholly owned by R.W. Gunnerman. No travel expenses to this entity were incurred prior to 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Advanced Fuels L.L.C.


     In our opinion, the accompanying statements of operations and of cash flows present fairly, in all material respects, the results of operations and cash flows of Advanced Fuels L.L.C. (a development stage enterprise) for the periods ended December 31, 1995 and October 24, 1996 and for the period from July 6, 1994 (inception) through October 24, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Advanced Fuels L.L.C.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



     As further described in Note 3 to the financial statements, on October 24, 1996, one of the members acquired the interest of the other member and Advanced Fuels L.L.C. was dissolved.


PricewaterhouseCoopers LLP

Sacramento, CA
September 15, 1997

                             ADVANCED FUELS L.L.C.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS


                                         PERIOD FROM
                                         JULY 6, 1994                      PERIOD ENDED
                                        (INCEPTION) TO      YEAR ENDED      OCTOBER 24,
                                       OCTOBER 24, 1996    DECEMBER 31,        1996
                                        (DISSOLUTION)          1995        (DISSOLUTION)
                                       ----------------    ------------    -------------
Revenue:
  Product sales......................    $    31,800       $     5,300      $    26,500
Cost of revenue:
  Product sales......................         54,700            24,500           30,200
                                         -----------       -----------      -----------
Gross profit.........................        (22,900)          (19,200)          (3,700)
                                         -----------       -----------      -----------
Expenses:
  General and administrative.........        337,400           121,700          178,200
  Research and development...........      2,448,700           848,200        1,190,300
  Consulting fees to A-55, L.P.......      3,750,000         1,000,000          750,000
                                         -----------       -----------      -----------
                                           6,536,100         1,969,900        2,118,500
                                         -----------       -----------      -----------
Operating loss.......................     (6,559,000)       (1,989,100)      (2,122,200)
Other income (expense):
  Interest income and other..........         12,300            12,200              100
  Interest expense to Caterpillar....       (350,800)         (119,800)        (190,200)
                                         -----------       -----------      -----------
Net loss.............................    $(6,897,500)      $(2,096,700)     $(2,312,300)
                                         ===========       ===========      ===========
Allocation of net loss:
  Caterpillar........................    $(3,517,700)      $(1,069,300)     $(1,179,300)
  A-55, L.P..........................     (3,379,800)       (1,027,400)      (1,133,000)
                                         -----------       -----------      -----------
                                         $(6,897,500)      $(2,096,700)     $(2,312,300)
                                         ===========       ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                             ADVANCED FUELS L.L.C.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS


                                         PERIOD FROM
                                         JULY 6, 1994                      PERIOD ENDED
                                        (INCEPTION) TO      YEAR ENDED      OCTOBER 24,
                                       OCTOBER 24, 1996    DECEMBER 31,        1996
                                        (DISSOLUTION)          1995        (DISSOLUTION)
                                       ----------------    ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................    $(6,897,500)      $(2,096,700)     $(2,312,300)
  Adjustments to reconcile net loss
     to net cash used for operating
     activities:
     Depreciation and amortization...        151,700            63,200           57,900
     Changes in operating assets and
       liabilities:
       Receivables from A-55, L.P....        (25,000)          (25,000)              --
       Prepaid expenses and other
          assets.....................             --           (13,000)          13,000
       Accounts payable to members...        428,900          (252,300)         222,900
       Accrued interest payable to
          Caterpillar................        190,200            (1,200)         150,600
                                         -----------       -----------      -----------
          Net cash used for operating
             activities..............     (6,151,700)       (2,325,000)      (1,867,900)
                                         -----------       -----------      -----------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchases of property and
     equipment.......................       (139,400)               --          (98,200)
  Cash received on disposal of
     property and equipment..........         15,100            15,100               --
                                         -----------       -----------      -----------
          Net cash (used for)
             provided by investing
             activities..............       (124,300)           15,100          (98,200)
                                         -----------       -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' contributions.............      2,336,000         1,000,000               --
  Proceeds from notes payable to
     Caterpillar.....................      3,940,000           990,000        1,700,000
                                         -----------       -----------      -----------
          Net cash provided by
             financing activities....      6,276,000         1,990,000        1,700,000
                                         -----------       -----------      -----------
Net change in cash...................             --          (319,900)        (266,100)
Cash, beginning of period............             --           586,000          266,100
                                         -----------       -----------      -----------
Cash, end of period..................    $        --       $   266,100      $        --
                                         ===========       ===========      ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during period for
     interest........................    $   160,600       $   121,000      $    39,600
                                         ===========       ===========      ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
  Member contributions of property
     and equipment...................    $   303,200
                                         ===========


   The accompanying notes are an integral part of these financial statements.

                             ADVANCED FUELS L.L.C.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS


     Advanced Fuels L.L.C. (Advanced Fuels) was formed on July 6, 1994 as a limited liability company pursuant to State of Delaware laws. Advanced Fuels was 51% owned by Caterpillar Inc. (Caterpillar), a Delaware corporation, and 49% owned by A-55 L.P. (A-55), a Nevada limited partnership, (collectively, the members). Advanced Fuels was a development stage company formed to commercialize the A-55 aqueous fuel technology for use in internal combustion engines, including spark ignited (gasoline), compression ignited (diesel) and turbine engines. Caterpillar's initial contribution to Advanced Fuels consisted primarily of $836,000 cash. A-55's initial contribution to Advanced Fuels consisted of $500,000 cash, $303,200 of equipment at its net book value and an exclusive license to the A-55 aqueous fuel technology for the specified purposes of Advanced Fuels. Additionally, Caterpillar agreed to make periodic loans to Advanced Fuels to fund its working capital requirements. Caterpillar and A-55 were also required to contribute an additional $510,000 and $490,000, respectively, to fund the 1995 operations of Advanced Fuels. These contributions were paid by the members in 1995.



     Income and loss for the operations of Advanced Fuels were allocated to the members in accordance with their respective ownership percentages.



     Under the joint venture agreement, A-55 agreed to provide Advanced Fuels with consulting services regarding business and technology matters, potential sales licenses, patent issues and the supervision of fuel testing. For these consulting services, Advanced Fuels remitted to A-55 $1,000,000 and $750,000 for the periods ended December 31, 1995 and October 24, 1996.



     Operations of Advanced Fuels were conducted primarily at the headquarters of A-55, utilizing employees of the members. The majority of expenses incurred by Advanced Fuels were paid by the members with subsequent reimbursement by Advanced Fuels. These transactions are recorded as expenses of Advanced Fuels when incurred by the members. Total Advanced Fuels expenses incurred by the members were $969,900 and $1,368,500 for the periods ended December 31, 1995 and October 24, 1996, respectively. As discussed in Note 3, on October 24, 1996, Advanced Fuels was dissolved.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL STATEMENT PRESENTATION

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue from product sales is recognized when the product is shipped.

                             ADVANCED FUELS L.L.C.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

RESEARCH AND DEVELOPMENT

     Research and development costs were expensed as incurred and consist primarily of costs incurred in the development of the aqueous fuel technology.

MACHINERY AND EQUIPMENT

     Machinery and equipment is carried at cost. Depreciation expense is recognized on the declining balance method over a five-year useful life. The cost of maintenance and repairs is expensed to operations are incurred; significant renewals and betterments are capitalized.

INCOME TAXES

     No provisions have been made for federal or state income taxes because such taxes, if any, are the responsibility of the members.

3. DISSOLUTION OF JOINT VENTURE


     In October 1996, A-55 acquired Caterpillar's 51% interest in Advanced Fuels for $6,000,000 and Advanced Fuels was dissolved. Under the terms of the dissolution agreement, A-55 acquired all tangible assets of Advanced Fuels. Accounts payable to the members and notes payable and related accrued interest to Caterpillar were forgiven. Pursuant to the dissolution agreement, Caterpillar was granted (i) exclusive rights to the engine-related technology with respect to the conversion of Caterpillar engines, (ii) nonexclusive rights to the engine-related technology with respect to the conversion of non-Caterpillar engines to consume aqueous fuel produced by Caterpillar (until October 24, 1999, these nonexclusive rights become operative only under certain circumstances),
(iii) nonexclusive rights to the fuel-related technology to make, have made, use or sell (but not license) gasoline- or naphtha-based aqueous fuels, but only for Caterpillar diesel and natural gas engines, (iv) nonexclusive rights to the fuel-related technology to sell diesel-based aqueous fuel in all applications for products of the kind sold by Caterpillar, and (v) beginning on October 24, 2001, nonexclusive rights to the fuel-related technology to license diesel-based aqueous fuel in all applications for products of the kind sold by Caterpillar. A-55 and Caterpillar also agreed to pay each other a royalty in the amount of $0.005 per gallon of aqueous fuel (or the equivalent in surfactant) sold by it directly, through license, by sale of technology or by other action. The first royalty payment is not payable until a party and its licensees have cumulatively sold 2.0 billion gallons of aqueous fuel (or the equivalent in surfactant). The royalty obligation is effective for ten years from the date the first royalty payment is due. The parties also agreed that, should A-55 or Caterpillar enter into an arrangement with an oil company for the manufacture or distribution or diesel-based aqueous fuel and receive a lump sum payment in connection therewith, the other party would be entitled to 20% of the lump sum payment.

                                   A-55, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1998



                                                                                            PRO FORMA
                                                                                           ADJUSTMENTS        PRO FORMA
                                                                            HISTORICAL       FOR THE           FOR THE
                                A-55, INC.    A-55, L.P.    ELIMINATIONS     COMBINED     REORGANIZATION    REORGANIZATION
                                ----------   ------------   ------------   ------------   --------------    --------------
ASSETS
Cash..........................   $     --    $  1,743,500    $      --     $  1,743,500    $         --      $  1,743,500
Inventories...................         --          75,000           --           75,000              --            75,000
Other current assets..........         --           5,000           --            5,000              --             5,000
Receivable from affiliate.....         --         443,300     (443,300)              --              --                --
                                 --------    ------------    ---------     ------------    ------------      ------------
    Total current assets......         --       2,266,800     (443,300)       1,823,500              --         1,823,500
Property and equipment, net...         --       2,032,900           --        2,032,900              --         2,032,900
Intellectual property, net....         --       1,285,500           --        1,285,500              --         1,285,500
Deferred offering costs.......    443,300              --           --          443,300              --           443,300
                                 --------    ------------    ---------     ------------    ------------      ------------
                                 $443,300    $  5,585,200    $(443,300)    $  5,585,200    $         --      $  5,585,200
                                 ========    ============    =========     ============    ============      ============
LIABILITIES AND EQUITY (DEFICIT)

Trade accounts payable........   $     --    $    830,800    $      --     $    830,800    $         --      $    830,800
Accrued expenses..............                  1,380,100           --        1,380,100              --         1,380,100
Short-term indebtedness.......         --       1,009,700           --        1,009,700              --         1,009,700
Advances from R.W. Gunnerman
  and related accrued
  interest....................         --      19,027,300           --       19,027,300       2,145,300(b)     21,172,600
Due to affiliate..............    443,300              --     (443,300)              --              --                --
                                 --------    ------------    ---------     ------------    ------------      ------------
    Total current
      liabilities.............    443,300      22,247,900     (443,300)      22,247,900       2,145,300        24,393,200
Deferred revenue..............         --       2,414,700           --        2,414,700                         2,414,700
                                 --------    ------------    ---------     ------------    ------------      ------------
    Total liabilities.........    443,300      24,662,600     (443,300)      24,662,600       2,145,300        26,807,900
                                 --------    ------------    ---------     ------------    ------------      ------------
Partners'
  (deficit)/stockholders'
  equity (deficit):
  Partners' deficit...........         --     (19,077,400)          --      (19,077,400)     21,222,700(a)      2,145,300
                                                                                             (2,145,300)(b)    (2,145,300)
  Preferred stock, $0.001 par
    value, 1,000 shares
    authorized, no shares
    issued or outstanding.....         --              --           --               --              --                --
  Common stock, $0.001 par
    value, 9,000 shares
    authorized,       and
          shares issued and
    outstanding, pro forma and
    pro forma as adjusted.....         --              --           --               --               [](a)             []
  Paid-in capital.............         --              --           --               --     (21,222,700)(a)   (21,222,700)
  Retained earnings...........         --              --           --               --              --
                                 --------    ------------    ---------     ------------    ------------      ------------
    Total partners' deficit/
      stockholders' equity
      (deficit)...............         --     (19,077,400)          --      (19,077,400)     (2,145,300)      (21,222,700)
                                 --------    ------------    ---------     ------------    ------------      ------------
                                 $443,300    $  5,585,200    $(443,300)    $  5,585,200    $         --      $  5,585,200
                                 ========    ============    =========     ============    ============      ============

                                                 PRO FORMA
                                                  FOR THE
                                 PRO FORMA      OFFERING AND
                                ADJUSTMENTS    REORGANIZATION
                                  FOR THE         RELATED
                                 OFFERING       TRANSACTIONS
                                -----------    --------------
ASSETS
Cash..........................           (c)
Inventories...................
Other current assets..........
Receivable from affiliate.....
                                 --------         --------
    Total current assets......
Property and equipment, net...
Intellectual property, net....
Deferred offering costs.......           (c)
                                 --------         --------
                                 ========         ========
LIABILITIES AND EQUITY (DEFICI
Trade accounts payable........
Accrued expenses..............           (c)
Short-term indebtedness.......
Advances from R.W. Gunnerman
  and related accrued
  interest....................           (d)
Due to affiliate..............
                                 --------         --------
    Total current
      liabilities.............
Deferred revenue..............
                                 --------         --------
    Total liabilities.........
                                 --------         --------
Partners'
  (deficit)/stockholders'
  equity (deficit):
  Partners' deficit...........
  Preferred stock, $0.001 par
    value, 1,000 shares
    authorized, no shares
    issued or outstanding.....
  Common stock, $0.001 par
    value, 9,000 shares
    authorized,       and
          shares issued and
    outstanding, pro forma and
    pro forma as adjusted.....           (c)
  Paid-in capital.............           (c)
  Retained earnings...........
                                 --------         --------
    Total partners' deficit/
      stockholders' equity
      (deficit)...............
                                 --------         --------
                                 ========         ========


                            See accompanying notes.

                                   A-55, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998



                                                              PRO FORMA           PRO FORMA
                                                           ADJUSTMENTS FOR         FOR THE
                                                           THE OFFERING AND      OFFERING AND
                                                           OFFERING RELATED    OFFERING RELATED
                              A-55, INC.    A-55, L.P.       TRANSACTIONS        TRANSACTIONS
                              ----------    -----------    ----------------    ----------------
Expenses:
  General and
     administrative.........   $     --     $ 2,991,600        $     --          $ 2,991,600
  Research and
     development............         --       1,075,000              --            1,075,000
  Sales and marketing.......         --         469,400              --              469,400
  Legal.....................         --         306,700              --              306,700
  Depreciation and
     amortization...........         --         998,500              --              998,500
                               --------     -----------        --------          -----------
                                     --       5,841,200              --            5,841,200
Other income (expense):
  Interest and other
     income.................         --          16,200              --               16,200
  Interest expense..........         --          (3,200)          3,200(e)                --
  Interest expense to
     related parties........         --        (904,800)        904,800(e)                --
                               --------     -----------        --------          -----------
Net loss....................   $     --     $(6,733,000)       $908,000          $(5,825,000)
                               --------     -----------        --------          -----------
Weighted average common
  shares outstanding........                                                     $        --
                                                                                 ===========
Net loss per share..........                                                     $        --
                                                                                 ===========


                            See accompanying notes.

                                   A-55, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997


                                                               PRO FORMA           PRO FORMA
                                                            ADJUSTMENTS FOR         FOR THE
                                                            THE OFFERING AND      OFFERING AND
                                                            OFFERING RELATED    OFFERING RELATED
                               A-55, INC.    A-55, L.P.       TRANSACTIONS        TRANSACTIONS
                               ----------    -----------    ----------------    ----------------
Expenses:
  General and
     administrative..........   $    --      $ 2,081,500        $     --          $ 2,081,500
  Research and development...        --        1,927,200              --            1,927,200
  Sales and marketing........        --          623,800              --              623,800
  Legal......................        --          852,400              --              852,400
  Depreciation and
     amortization............        --        1,361,600              --            1,361,600
                                -------      -----------        --------          -----------
                                     --        6,846,500              --            6,846,500
Other income (expense):
  Interest and other
     income..................        --           65,000              --               65,000
  Interest expense...........        --           (1,800)          1,800(e)                --
  Interest expense to related
     parties.................        --         (755,200)        755,200(e)                --
                                -------      -----------        --------          -----------
Net loss.....................   $    --      $(7,538,500)       $757,000          $(6,781,500)
                                =======      ===========        ========          ===========
Weighted average common
  shares outstanding.........                                                     $        --
                                                                                  ===========
Net loss per share...........                                                     $        --
                                                                                  ===========


                            See accompanying notes.

                                   A-55, INC.

    NOTES TO UNAUDITED PRO FORMA BALANCE SHEET AND STATEMENTS OF OPERATIONS

1. BASIS OF PRESENTATION


     In connection with the initial public offering (the "Offering"), A-55, L.P. intends to complete a merger (the "Reorganization") with A-55, Inc., a Delaware corporation, with A-55, Inc. continuing as the surviving entity of such Reorganization. As a result of the Reorganization, the partners of A-55, L.P. will become the sole stockholders of A-55, Inc. with the same proportionate ownership interests in A-55, Inc. as they owned in A-55, L.P. immediately prior to the merger. In addition, A-55, L.P. intends to make certain Partner distributions totaling $2,145,300.



     The unaudited pro forma financial data reflects the Reorganization related transactions described below and the Offering as if such transactions had been completed as of September 30, 1998 for pro forma balance sheet data purposes and as of January 1, 1997 for pro forma statements of operations data purposes. This data does not necessarily reflect the results of operations or financial position of A-55, Inc. that would have resulted had such transactions actually been consummated as of such dates. Also, this data is not necessarily indicative of the future results of operations or future financial position of A-55, Inc.



     There are no material nonrecurring charges or credits directly attributable to the Offering which would be included in income within the 12 months succeeding the Offering anticipated by A-55, Inc. The pro forma financial statements do not include amortization associated with compensation expense associated with stock options issued in conjunction with the Offering.


2. PRO FORMA ADJUSTMENTS

REORGANIZATION RELATED TRANSACTIONS


     a) Reflects the planned transfer of all assets and liabilities of A-55, L.P. in exchange for all of the outstanding common stock of A-55, Inc., and the reclassification of the partners' deficit to common stock and paid-in-capital.


     b) Represents additional advances from R. W. Gunnerman to fund partner distributions prior to the Offering.

OFFERING


     c) Represents the net proceeds to A-55, Inc. from the Offering [to be determined], after the repayment of advances from R. W. Gunnerman and related accrued interest and direct expenses related to the Offering.


     d) Reflects the repayment of advances to R. W. Gunnerman and related accrued interest with a portion of the proceeds from the Offering.


     e) Reflects the pro forma effect on interest expense as a result of retiring short-term indebtedness and advances from R. W. Gunnerman with proceeds from the Offering.

                                   A-55, INC.

    NOTES TO UNAUDITED PRO FORMA BALANCE SHEET AND STATEMENTS OF OPERATIONS
                                  (CONTINUED)

3. DEFERRED OFFERING COSTS


     A-55, Inc. has incurred costs totaling $443,300 in connection with the Offering. These costs have been reflected as deferred costs in the accompanying balance sheet. If the Offering is consummated, the cost will be deducted from the proceeds received from the Offering. If the Offering is not consummated, the costs will be charged to expense in the period in which a decision is made to terminate the Offering. In such event, the costs would be borne by A-55, L.P.


4. PRO FORMA NET LOSS PER SHARE

     Pro forma per share data is computed based on the net loss and shares of common stock outstanding after giving respect to the Offering Related Transactions and the Offering.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               , 1998

                                   A-55, INC.

                                     SHARES OF COMMON STOCK

                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

                          DONALDSON, LUFKIN & JENRETTE

--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Until            , 1999 (25 days after the date of this prospectus), all dealers that affect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the common stock being registered hereby, other than underwriting commissions and discounts.



                            ITEM                               AMOUNT
                            ----                              --------
SEC registration fee........................................  $ 33,925
NASD filing fee.............................................    12,000
Nasdaq National Market Listing Fee..........................         *
Blue Sky fees and expenses..................................         *
Printing and engraving expenses.............................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Transfer Agent and Registrar fees...........................         *
Miscellaneous expenses......................................         *
                                                              --------
          Total.............................................  $
                                                              ========



     * To be filed by amendment.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     A-55, Inc. has included in the Certificate and the bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") and (ii) indemnify its directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary.


     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by each in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses (including attorneys' fees) actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     A-55, Inc.'s directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.



     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of A-55, Inc., its directors and officers, and by A-55, Inc. of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), and affords certain rights of contribution with respect thereto.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since May 1, 1996, the Registrant (including its predecessor) has issued and sold the following unregistered securities:


          In the Reorganization, the partnership interests in A-55, L.P. will be converted into all of the shares of common stock of A-55, Inc. that are outstanding prior to the offering (the "Merger Shares"). The Merger Shares have not been, and will not be, registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof as an offer and sale of securities which does not involve any public offering.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits


    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------
     1.1*     Form of Underwriting Agreement.
     2.1+     Agreement of Merger between A-55, Inc. and A-55, L.P.
     3.1+     Amended and Restated Certificate of Incorporation of A-55,
              Inc.
     3.2+     Amended and Restated Bylaws of A-55, Inc.
     4.1+     Form of A-55, Inc.'s common stock certificate.
     5.1*     Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
              A Professional Corporation, as to the validity of the
              issuance of the securities registered hereby.
    10.1+     Exclusive License Agreement by and between A-55, L.P. and
              Rudolf W. Gunnerman, dated as of January 3, 1994.
    10.2+     First Amendment to Exclusive License Agreement by and
              between A-55, L.P. and Rudolf W. Gunnerman, dated as of
              January 1, 1995.
    10.3+     Second Amendment Exclusive License Agreement by and between
              A-55, L.P. and Rudolf W. Gunnerman, dated as of August 18,
              1998.
    10.4+     License Agreement by and between Advanced Fuels, L.L.C. and
              Caterpillar Inc., dated as of July 7, 1994.
    10.5+     Agreement of Dissolution of Advanced Fuels, L.L.C. by and
              between A-55, L.P. and Caterpillar Inc., dated as of October
              24, 1996.
    10.6+     Employment Agreement by and between A-55, L.P. and Thomas N.
              Harvey dated January 7, 1998.

    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------
    10.7+     Employment Agreement by and between A-55, L.P. and Dr.
              William Charles Tao dated June 30, 1998.
    10.8+     Employment Agreement by and between A-55, L.P. and Dr.
              Thomas M. Houlihan dated July 1, 1998.
    10.9*     Form of Indemnification Agreement entered into by and
              between A-55, Inc. and each of its directors and executive officers.
    10.10+    License (Republic of Korean & Democratic People's Republic
              of Korea) by and between A-55, L.P. and Stanton Energy Fund
              Pty. Limited dated June 9, 1997.
    10.11+    License (Exclusive--Australia, New Zealand & New Guinea) by
              and between A-55, L.P. and A-55 (Australia) Ltd. dated March
              4, 1997.
    10.12+    License Agreement by and between A-55, L.P. and Vanetik and
              Associates, Inc. dated December 2, 1997.
    10.13+    License Agreement by and between A-55, L.P. and Vanetik and
              Associates, Inc. dated June 22, 1998.
    10.14+    Promissory Note dated September 30, 1997 issued by A-55,
              L.P. for the benefit of R. W. Gunnerman.
    10.15+    Form of Promissory Note in the aggregate amount of
              $4,350,000 issued by A-55, L.P. for the benefit of R. W.
              Gunnerman.
    10.16+    Lease Agreement by and between A-55, L.P. and Rudolf W.
              Gunnerman dated April 16, 1997.
    10.17+    Amendment Number One to Lease Agreement by and between A-55,
              L.P. and Rudolf W. Gunnerman dated June 2, 1997.
    10.18*    1998 Stock Option Plan.
    10.19     Letter regarding the fuel purchase order between
              Commonwealth Edison and A-55, L.P. dated July 20, 1998.
    23.1*     Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
              A Professional Corporation (included in Exhibit 5.1).
    23.2      Consent of PricewaterhouseCoopers LLP.
    24.1+     Powers of Attorney (included on page II-5).


------------------------------
 *  To be filed by amendment

 +  Previously filed

     All other schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or related notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (5) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therewith, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement No. 333-65429 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 4th day of December, 1998.


                                       A-55, Inc.

                                       By:      /s/ RUDOLF W. GUNNERMAN
                                          --------------------------------------
                                                   Rudolf W. Gunnerman
                                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                              TITLE               DATE
               /s/ RUDOLF W. GUNNERMAN                 Chief Executive     December 4, 1998
-----------------------------------------------------  Officer and
                 Rudolf W. Gunnerman                   Chairman of the
                                                       Board (principal
                                                       executive officer)

                /s/ PATRICK M. GRIMES                  Chief Financial     December 4, 1998
-----------------------------------------------------  Officer and
                  Patrick M. Grimes                    Treasurer
                                                       (principal
                                                       financial and
                                                       accounting
                                                       officer)

                /s/ DANIEL J. KLAICH                   Director            December 4, 1998
-----------------------------------------------------
                  Daniel J. Klaich

               /s/ PETER W. GUNNERMAN                  Director            December 4, 1998
-----------------------------------------------------
                 Peter W. Gunnerman

                                 EXHIBIT INDEX





    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------
     1.1*     Form of Underwriting Agreement.
     2.1+     Agreement of Merger between A-55, Inc. and A-55, L.P.
     3.1+     Amended and Restated Certificate of Incorporation of A-55,
              Inc.
     3.2+     Amended and Restated Bylaws of A-55, Inc.
     4.1+     Form of A-55, Inc.'s common stock certificate.
     5.1*     Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
              A Professional Corporation, as to the validity of the
              issuance of the securities registered hereby.
    10.1+     Exclusive License Agreement by and between A-55, L.P. and
              Rudolf W. Gunnerman, dated as of January 3, 1994.
    10.2+     First Amendment to Exclusive License Agreement by and
              between A-55, L.P. and Rudolf W. Gunnerman, dated as of
              January 1, 1995.
    10.3+     Second Amendment Exclusive License Agreement by and between
              A-55, L.P. and Rudolf W. Gunnerman, dated as of August 18,
              1998.
    10.4+     License Agreement by and between Advanced Fuels, L.L.C. and
              Caterpillar Inc., dated as of July 7, 1994.
    10.5+     Agreement of Dissolution of Advanced Fuels, L.L.C. by and
              between A-55, L.P. and Caterpillar Inc., dated as of October
              24, 1996.
    10.6+     Employment Agreement by and between A-55, L.P. and Thomas N.
              Harvey dated January 7, 1998.
    10.7+     Employment Agreement by and between A-55, L.P. and Dr.
              William Charles Tao dated June 30, 1998.
    10.8+     Employment Agreement by and between A-55, L.P. and Dr.
              Thomas M. Houlihan dated July 1, 1998.
    10.9*     Form of Indemnification Agreement entered into by and
              between A-55, Inc. and each of its directors and executive officers.
    10.10+    License (Republic of Korean & Democratic People's Republic
              of Korea) by and between A-55, L.P. and Stanton Energy Fund
              Pty. Limited dated June 9, 1997.
    10.11+    License (Exclusive--Australia, New Zealand & New Guinea) by
              and between A-55, L.P. and A-55 (Australia) Ltd. dated March
              4, 1997.
    10.12+    License Agreement by and between A-55, L.P. and Vanetik and
              Associates, Inc. dated December 2, 1997.
    10.13+    License Agreement by and between A-55, L.P. and Vanetik and
              Associates, Inc. dated June 22, 1998.
    10.14+    Promissory Note dated September 30, 1997 issued by A-55,
              L.P. for the benefit of R. W. Gunnerman.
    10.15+    Form of Promissory Note in the aggregate amount of
              $4,350,000 issued by A-55, L.P. for the benefit of R. W.
              Gunnerman.

    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------
    10.16+    Lease Agreement by and between A-55, L.P. and Rudolf W.
              Gunnerman dated April 16, 1997.
    10.17+    Amendment Number One to Lease Agreement by and between A-55,
              L.P. and Rudolf W. Gunnerman dated June 2, 1997.
    10.18*    1998 Stock Option Plan.
    10.19     Letter regarding the fuel purchase order between
              Commonwealth Edison and A-55, L.P. dated July 20, 1998.
    23.1*     Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
              A Professional Corporation (included in Exhibit 5.1).
    23.2      Consent of PricewaterhouseCoopers LLP.
    24.1+     Powers of Attorney (included on page II-5).


------------------------------

 *  To be filed by amendment



 +  Previously filed